As filed with the Securities and Exchange Commission on January 4, 2001
                                             Registration No. 333-47524
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BUCS Financial Corp
        -----------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

         Maryland                        6035                     52-2269586
-------------------------------     -----------------        -------------------
(State or other jurisdiction        (Primary SIC No.)          (I.R.S. Employer
of incorporation or organization)                            Identification No.)


               10455 Mill Run Circle, Owings Mills, Maryland 21117
                                 (410) 998-5304
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

          Mr. Herbert J. Moltzan, President and Chief Executive Officer
                              10455 Mill Run Circle
                          Owings Mills, Maryland 21117
                                 (410) 998-5304
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                            Tiffany A. Henricks, Esq.
                            MALIZIA SPIDI & FISCH, PC
                   1100 New York Avenue, N.W., Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

                                  Interests in
                                  BUCS Federal
                          401(k) & Profit Sharing Plan
                                       and
                         Offering of  28,729 Shares of
                     Common Stock, $.10 par value per share,
                                $10.00 per share
                                       of
                               BUCS FINANCIAL CORP


         This   prospectus   supplement   relates  to  the  offer  and  sale  to
participants in the BUCS Federal 401(k) & Profit Sharing Plan of participation interests and shares of BUCS Financial Corp.

         In connection with the conversion of BUCS Federal from a federally chartered mutual savings bank to a federally chartered stock savings bank, the plan has been amended to permit the investment of plan assets in various participant directed investment alternatives, including investment in the stock of BUCS Financial Corp. You may direct the trustee of the plan to purchase the stock with plan assets which are attributable to you as a participant. This prospectus supplement relates to your decision to invest all or a portion of your plan funds in BUCS Financial Corp common stock.

         The prospectus of BUCS Financial Corp dated ____________, 2000 which is attached to this prospectus supplement, includes detailed information regarding the conversion, BUCS Financial Corp common stock, and the financial condition, results of operation, and business of BUCS Federal. This prospectus supplement provides information regarding the plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

         Please refer to Risk Factors beginning on page __ of the prospectus.

         These securities have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any other federal agency or any state securities commission, nor has such commission, office, or other agency or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                          The   date   of   this   prospectus    supplement   is
_____________, 2000.

                                                         TABLE OF CONTENTS

The Offering......................................................................................................1

         Securities Offered.......................................................................................1
         Election to Purchase Stock in the Initial Offering.......................................................1
         Value of Participation Interests.........................................................................1
         Method of Directing Investments..........................................................................1
         Time for Directing Investment............................................................................1
         Irrevocability of Investment Direction...................................................................2
         Direction to Purchase the Stock After the Conversion.....................................................2
         Purchase Price of BUCS Financial Corp Common Stock.......................................................2
         Nature of Each Participant's Interest in BUCS Financial Corp Common Stock................................2
         Voting and Tender Rights of the Stock....................................................................3
         Minimum Investment.......................................................................................3

Description of the Plan...........................................................................................3

         General..................................................................................................3
         Eligibility and Participation............................................................................4
         Contributions and Benefits Under the Plan................................................................4
         Limitations on Contributions.............................................................................4
         Investment of Plan Assets................................................................................5
         Performance of Previous Funds............................................................................6
         Performance of Employer Stock Fund.......................................................................6
         Benefits Under the Plan................................................................................. 7
         Withdrawals and Distributions From the Plan............................................................. 7
         Administration of the Plan.............................................................................. 9
         Reports to Plan Participants............................................................................ 9
         Amendment and Termination............................................................................... 9
         Merger, Consolidation, or Transfer..................................................................... 10
         Federal Income Tax Consequences........................................................................ 10
         Restrictions on Resale..................................................................................11
         SEC Reporting and Short-Swing Profit Liability..........................................................11
         Additional Information..................................................................................11

Legal Opinions...................................................................................................11

Investment Election Form.................................................................................Appendix A

Investment Allocation Form...............................................................................Appendix B

Special Tax Notice Regarding Plan Payments...............................................................Appendix C

                                  THE OFFERING

Securities Offered

         The securities offered in connection with this prospectus supplement are participation interests in the plan and shares of BUCS Financial Corp common stock. Only employees of BUCS Federal who meet the eligibility requirements under the plan may participate. Information with regard to the plan is contained in this prospectus supplement and information with regard to the conversion and the financial condition, results of operation, and business of BUCS Federal is contained in the attached prospectus.

Election to Purchase Stock in the Initial Offering

         You may direct the trustee of the plan to invest all or part of the funds in your account in the Employer Stock Fund. Based upon your election, the trustees of the plan will subscribe for BUCS Financial Corp shares in the initial offering. You also will be permitted to direct ongoing purchases of the stock under the plan after the initial offering. See "Direction to Purchase Stock After the Initial Offering." The plan's trustee will follow your investment directions. Amounts not transferred to the Employer Stock Fund will remain invested in the other investment funds of the plan as directed by you. See "Investment of Plan Assets."

Value of Participation Interests

         As of October 2, 2000, the market value of the assets of the plan equaled $287,288. The plan administrator has informed each participant of the value of his or her account in the plan as of October 1, 2000. The value of the plan assets represents your past contributions to the plan, plus or minus earnings or losses on contributions, less withdrawals and loans. You may direct up to 100% of the value of your account assets to invest in the Employer Stock Fund. However, in connection with the initial offering of the stock, if you elect to purchase the stock, you will be required to invest a minimum amount of your account assets in the Employer Stock Fund.

Purchase Price of BUCS Financial Corp Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of the stock issued in with the initial offering will be used by the trustee to purchase shares of BUCS Financial Corp common stock. The price paid for such shares of the stock will be $10.00. This price is the price that will be paid by all other persons who purchase shares of the stock in the initial offering.

         Your account assets directed for investment in the Employer Stock Fund after the initial offering shall be invested by the trustee to purchase shares of BUCS Financial Corp common stock in open market transactions. The price paid by the trustee for shares of the BUCS Financial Corp common stock in the initial offering, or otherwise, will not exceed "adequate consideration" as defined in
Section 3(18) of the Employee Retirement Income Security Act.

Method of Directing Investments
         Appendix A of this prospectus supplement includes an investment election form for you to direct a transfer to the Employer Stock Fund in the initial offering of all or a portion of your account under the plan. Appendix B of this prospectus supplement includes the investment allocation form which is used to direct future contributions to the Employer Stock Fund after the initial offering. If you wish to invest all or part of your account in the Employer Stock Fund, you need to complete the form at Appendix A. Additionally, you may indicate the directed investment of future contributions under the plan for investment in the Employer Stock Fund. If you do not wish to make an investment election, you do not need to take any action.

Time for Directing Investment

         The deadline for submitting your direction to invest funds in the Employer Stock Fund in order to purchase the stock issued in the initial offering is noon on ____________, 2000. If you want to invest in the Employer Stock Fund, you must return the attached form to Mr. Herbert J. Moltzan of BUCS Federal by noon on ________________, 2000.

         After the initial offering, you will still be able to direct the investment of your account under the plan in the Employer Stock Fund and in other investment alternatives.

Irrevocability of Investment Direction

         The direction to invest your plan funds in the Employer Stock Fund in the initial offering cannot be changed after you have turned in your forms. However, you will be able to direct your account to purchase the stock after the initial offering by directing amounts in your account into the Employer Stock Fund.

Direction to Purchase the Stock After the Conversion

         Following completion of the conversion, you will be permitted to direct that a certain percentage of your interest in the Trust Fund be transferred to the Employer Stock Fund and invested in BUCS Financial Corp common stock, or to the other investment funds available under the plan. Alternatively, you may direct that a certain percentage of your interest in the Employer Stock Fund be transferred to the Trust Fund to be invested in the other investment funds available in accordance with the terms of the plan. You can direct future contributions made to the plan by you or on your behalf to be invested in the Employer Stock Fund. Following your initial election, the allocation of your interest in the Employer Stock Fund may be changed annually by filing a change of investment allocation form with the plan administrator.

Nature of Each Participant's Interest in BUCS Financial Corp Common Stock

         The trustee will hold BUCS Financial Corp common stock in the name of the plan. Each participant has an allocable interest in the investment funds of the plan but not in any particular assets of the plan. Accordingly, a specific number of shares of the stock will not be directly attributable to the account of any individual participant. Dividend rights associated with the stock held by the Employer Stock Fund will be allocated to the Employer Stock Fund. Any increase (or decrease) in the value of the fund as a result of dividend rights will be reflected in each participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of the Stock

         You will direct the trustee of the plan about how to vote your BUCS Financial Corp shares. If you do not give voting instruction or tender instruction to the trustee, the trustee will vote or tender those shares within its discretion as a fiduciary under the plan or as directed by the plan administrator.

Minimum Investment

         The minimum investment of assets directed by a participant for the purchase of the stock in the initial offering is $250.00, and investments must be in increments of $10.00. Funds may be directed for the purchase of the stock attributable to your account regardless of whether your account assets are 100% vested at the time of your investment election. There is no minimum level of investment after the initial offering for investment in the Employer Stock Fund.

DESCRIPTION OF THE PLAN

General

         BUCS Federal adopted a 401(k) plan effective January 1, 1997. Effective January 1, 2000, BUCS Federal amended its plan in order to permit the investment of plan assets in BUCS Financial Corp common stock. The plan is a deferred compensation arrangement established in accordance with the requirements under
Section 401(a) and Section 401(k) of the Internal Revenue Code. The plan will be submitted to the IRS for a determination by the IRS that the plan is qualified under Section 401(a) of the Internal Revenue Code and that its trust is qualified under Section 501(a) of the code. BUCS Federal intends for the plan, in operation, to comply with the requirements under Section 401(a) and Section 401(k) of the code. BUCS Federal will adopt any amendments to the plan that may be necessary to ensure the continued qualified status of the plan under the Internal Revenue Code and other federal regulations.

         Employee Retirement Income Security Act. The plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of the Employee Retirement Income Security Act. As such, the plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of the act, except the funding requirements contained in Part 3 of Title I of the act, which do not apply to an individual account plan (other than a money purchase plan). The plan is not subject to Title IV (Plan Termination Insurance) of the act. Neither the funding requirements contained in Part 3 of Title I of the act nor the plan termination insurance provisions contained in Title IV of the act will be extended to participants or beneficiaries under the plan.

         Federal tax law imposes substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with BUCS Federal. Federal law may also impose a 10% excise tax on withdrawals you make for the plan before you reach the age of 59 1/2, regardless of whether the withdrawal occurs during or after your employment with BUCS Federal.

         Full Text of Plan. The following portions of this prospectus supplement are summaries of provisions in the plan. They are not complete and are qualified in their entirety by the full text of the plan. You may obtain copies of the full plan by sending a request to Mr. Herbert J. Moltzan at BUCS Federal. You should carefully read the full text of the plan document to understand your rights and obligations under the plan.

Eligibility and Participation

         If you are age 21 or older, you may participate in the plan on the January 1 or July 1 after you work for us after completing 1,000 hours of service during a 12-month period with BUCS Federal. As of October 1, 2000, there were 21 employees eligible to participate in the plan and 21 employees had elected to participate. The plan year is January 1 to December 31.

Contributions and Benefits Under the Plan

         Plan Participant Contributions. You are permitted amounts of not less than 1% and not more than 15% of your annual pay, including salary, 401(k) deferrals, cafeteria plan deferrals, or commissions to the plan. You may change the amount of your contributions at any time and your changes will be effective on the first day of the following pay period.

         BUCS Federal Matching Contributions. BUCS Federal may match your contribution to the plan, but we are not obligated to match your contributions. BUCS Federal contributions are subject to revision by us and are subject to a vesting schedule. BUCS Federal currently does not match your contributions.

         BUCS Federal Profit Sharing Contributions. BUCS Federal may make a profit sharing contribution on your behalf. Currently, BUCS Federal makes a 7.5% contribution of your compensation. This contribution may be increased, decreased or discontinued by BUCS Federal at any time. The profit sharing contributions are subject to a vesting schedule.

         Employer's Non-Elective Contributions. In addition to any other contributions, BUCS Federal may, in its discretion, make non-elective contributions for a plan year, to the account of any employee of BUCS Federal who is eligible to participate in the plan. Such non-elective contributions may be limited to the amount necessary to insure that the plan complies with the requirements of the Section 401(k) of the Internal Revenue Code.

Limitation on Contributions

         Limitation on Employee Salary Deferral. Although you may contribute up to 15% of your pay to the plan, federal tax law limits the dollar amount of your annual contribution to $10,500 in 2000. The Internal Revenue Service periodically adjusts this limit for inflation. Contributions in excess of this limit and earnings on those contributions generally will be returned to you by April 15 of the year following your contribution, and they will be subject to regular federal income taxes.

         Limitation on Annual Additions and Benefits. Under federal tax law, your contributions and our contributions to the plan may not be greater than 25% of your annual pay or, if less, $30,000. Contributions that we make to any other retirement program that we sponsor may also count against these limits. For example, shares awarded under our employee stock ownership plan will be included in these limits.

         Special Rules About Highly-Paid Employees. Special provisions of the Internal Revenue Code limit contributions by employees who receive annual pay greater than $85,000. If you are in this category, some of your contribution may be returned if your contribution, when measured as a percentage of your pay, is substantially higher than the contributions made by other employees.

         If your annual pay is less than $67,500, we may be required to make a minimum contribution to the plan of 3% of your annual pay if the plan is considered to be a "top heavy" plan under federal tax law. The plan is considered "top heavy" if, in any year, the value of the plan accounts of employees making more than $67,500 represent more than 60 percent of the value of all accounts.

Investment of Plan Assets

         All amounts credited to your plan account is held in trust. A trustee appointed by BUCS Federal's Board of Directors administers the trust and invests the plan assets. The plan offers the following investment choices:

         Alliance Money Market Fund: The Fund's objective is to obtain a high level of current income, preserve its assets and maintain liquidity.

         Alliance Equity Index Fund: The Fund's objective is to seek a total return before expenses that approximates the total return performance of the S&P 500 Index including reinvestment of dividends, at a risk level consistent with that of the Index.

         EQ INVESCO Telecommunications Fund: The Fund seeks to achieve a high total return on investment through capital appreciation and current income.

         EQ Janus Worldwide Fund: The Fund is a diversified Fund that seeks long-term growth of capital.

         EQ Alliance Technology Fund: The Fund's objective is to emphasize growth of capital and invests for capital appreciation, and only incidentally for current income.

         EQ Janus Mercury Fund: The Fund is a diversified Fund that seeks long-term growth of capital.

         EQ Warburg Pincus Emerging Growth Fund: The Fund seeks maximum capital appreciation.

         EQ  Federated  Managed  Moderate  Growth   Portfolio:   The  investment
objective of the Fund is to seek capital appreciation.

         EQ Franklin Custodian Funds - Income Series: The investment objective of this Fund is to maximize income while maintaining prospects for capital appreciation.

         Employer Stock Fund. The plan now offers you the Employer Stock Fund as an additional investment choice. The Employer Stock Fund invests primarily in the common stock of BUCS Financial Corp.

Performance of Previous Funds

         Before we added the Employer Stock Fund as an investment choice, your contributions under the plan were invested in the funds identified below. The annual percentage return on these funds for periods indicated were approximately:

                                                             1/1 - 8/31          1/1 - 12/31         1/1 - 12/31
Fund                                                              2000                1999                1998
----                                                         --------------      --------------      -------------
Alliance Money Market Fund                                         3.29 %             3.81 %              4.16 %
Alliance Equity Index Fund                                         2.65 %            19.04 %             26.64 %
EQ Alliance Technology Fund                                       19.89 %            69.89 %             60.20 %
EQ Federated Managed Moderate Growth                               1.08 %            11.59 %             12.50 %
Portfolio
EQ Franklin Custodian Funds - Income Series                       13.23 %           (1.83) %             (0.16)%
EQ INVESCO Telecommunications Fund                                17.47 %           141.59 %             39.44 %
EQ Janus Mercury Fund                                              1.40 %            94.07 %             56.67 %
EQ Janus Worldwide Fund                                            4.01 %            62.56 %             24.49 %
EQ Warburg Pincus Emerging Growth Fund                            11.46 %            40.25 %              4.66 %
Employer Stock Fund                                                 N/A                N/A                 N/A

Performance of the Employer Stock Fund

         The Employer Stock Fund is invested in the common stock of BUCS Financial Corp. As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the BUCS Financial Corp common stock. Accordingly, there is no record of the investment performance of the Employer Stock Fund. Performance of the Employer Stock Fund depends on a number of factors, including the financial condition and profitability of BUCS Financial Corp and BUCS Federal and market conditions for BUCS Financial Corp common stock generally.

         Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in BUCS Financial Corp common stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which the stock may be sold in the future.

         Investments in the Employer Stock Fund may involve certain special risks in investments in the common stock of BUCS Financial Corp. For a discussion of these risk factors, see "Risk Factors" beginning on page ___ of the prospectus.


Benefits Under the Plan

         Vesting. The contributions that you make in the plan are fully vested and cannot be forfeited. You vest in our matching contributions and profit sharing contributions according to the following schedule.

         Number of Full Years of Service                     Vested Percentage
         -------------------------------                     -----------------
                    1                                               20%
                    2                                               40%
                    3                                               60%
                    4                                               80%
                    5                                              100%

         You will become fully vested in matching contributions and profit sharing contributions, regardless of your years of employment, upon attainment of age 65, death, or approved disability.

Withdrawals and Distributions From the Plan

         Withdrawals Before Termination of Employment. Your plan account provides you with a source of retirement income. But, while you are employed by BUCS Federal, if you need funds from your account before retirement, you may be eligible to receive either an in-service withdrawal if you are age 59 1/2 or (from your pre-tax contributions) a hardship distribution or a loan. You can apply for a hardship distribution or a loan from the plan by contacting Mr.
Herbert J. Moltzan at BUCS Federal. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses, like a mortgage payment or medical bill, and have no other reasonably available resources to meet your financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balance. Hardship withdrawals (except for medical expenses exceeding 7.5% of your adjusted gross income) are subject to the 10% early distribution penalty. Loans are not subject to the 10% early distribution penalty.

         Distributions Upon Termination for Any Other Reason. If you terminate employment with BUCS Federal for any reason other than retirement, disability or death and your account balance exceeds $5,000, the trustee will distribute your benefits to you the later of the April 1 of the calendar year after you turn age 70 1/2 or when you retire, unless you request otherwise. You may elect to maintain your account balance in the plan for as long as BUCS Federal maintains the plan or you may elect one or more of the forms of distribution available under the plan. If your account balance does not exceed $5,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

         Distributions Upon Disability. If you can no longer work because of a disability, as defined in the plan, you may withdraw your total account balance under the plan and have that amount paid to you in accordance with the terms of the plan. If you later become reemployed after you have withdrawn some or all of your account balance, you may not repay to the plan any withdrawn amounts.

         Distributions Upon Death. If you die prior before your benefits are paid from the plan, your benefits will be paid to your surviving spouse or designated beneficiary.

         Distributions of the Stock of BUCS Financial Corp. If you receive a distribution from the plan and assets under the plan have been directed by you to be invested in the Employer Stock Fund, you may have those assets distributed in kind in the form of stock of BUCS Financial Corp.

         Form of Benefits. Payment of your benefits upon your retirement, disability, or other termination of employment will be made in a lump sum payment, in monthly, quarterly, semi-annual or annual installments up to 10 years, or in various forms of life annuities. This period for life annuities cannot exceed your life expectancy.

         If you die before receiving benefits pursuant to your retirement, disability, or termination of employment, your beneficiary will receive a lump sum payment, unless the payment would exceed $500 and an election is made for annual installments up to 5 years. Your spouse can receive payments for up to 10 years. If you die after receiving benefits, your beneficiary will have benefits distributed in the same manner as you had before you died.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, as defined in the Internal Revenue Code, benefits payable under the plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the plan shall be void.

         Plan Loans. You may borrow money from the vested portion of your account. The minimum amount you may borrow is $1,000. The maximum amount is 50% of your vested account balance. You may never borrow more than $50,000 minus the highest outstanding balance on any individual loan during the last 12 months.

         You may take up to five years to repay a general purpose loan. If you are using the loan to purchase your primary residence, a repayment period of 15 years is permissible. You must repay the loan through payroll deductions.

         If you fail to make any loan repayment when due, your loan will be in default. If such default occurs after the first 12 monthly payments of the loan have been satisfied, the full amount of the loan will be due and payable within 60 days of the due date of the last monthly installment payment. If the outstanding balance of the loan is in default and is not repaid in the aforementioned time period, you will be considered to have received a distribution of said amount.

Administration of the Plan

         BUCS Federal, effective November 15, 2000, will administer the plan.

         The following  individuals  serve as trustees with respect to the plan:
Herbert J. Moltzan (collectively referred to herein as "trustee"). The current address of the trustee is 10455 Mill Run Circle, Owings Mills, Maryland 21117. The plan administrator is responsible for the administration of the plan, interpretation of the provisions of the plan, prescribing procedure for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act.

         The trustee receives and holds the contributions to the plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Plan Participants

         The plan administrator will furnish to each participant a statement at least quarterly showing:

o    the balance in your account as of the end of that period;

o    the amount of contributions allocated to your account for that period; and

o    the adjustments to your account to reflect earnings or losses (if any).

         If you invest in the Employer Stock Fund, you will also receive a copy of BUCS Financial Corp's Annual Report to Stockholders and a proxy statement related to stockholder meetings.

Amendment and Termination

         It is the intention of BUCS Federal to continue the plan indefinitely. Nevertheless, BUCS Federal, within its sole discretion may terminate the plan at any time. If the plan is terminated in whole or in part, then regardless of other provisions in the plan, you will have a fully vested interest in your accounts. BUCS Federal reserves the right to make, from time to time, any amendment or amendments to the plan that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that BUCS Federal may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with Employee Retirement Income Security Act.

Merger, Consolidation, or Transfer

         In the event of the merger or consolidation of the plan with another plan, or the transfer of the trust assets to another plan, the plan requires that each participant would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the plan. At the time you receive a distribution from the plan, you will receive a tax notice which conforms to the IRS safe harbor explanation of the distribution in accordance with IRS Notice 2000-11. The tax rules that affect your benefits under the plan change frequently and may vary based on your individual situation. This summary also does not discuss how state or local tax laws affect your plan benefits. We urge you to consult your tax advisor with respect to any distribution from the plan and transactions involving the plan.

         Federal tax law provides the participants under the plan with a number of special benefits:

          (1) you pay no current income tax on your contributions or BUCS Federal contributions; and

          (2) the earnings on your plan accounts are not taxable until you receive a distribution.

         These benefits are conditioned on the plan's compliance with special requirements of federal tax law. We intend to satisfy all of the rules that apply to the plan. However, if the rules are not satisfied, the special tax benefits available to the plan may be lost.

         Special Distribution Rules. If you turned 50 before 1986, you may be eligible to spread the taxes on the distribution over as much as 10 years. You should consult with your tax advisor to determine if you are eligible for this special tax benefit and whether it is appropriate to your financial needs.

         BUCS Financial Corp Common Stock Included in Lump Sum Distribution. If a distribution of all of your benefits includes shares of BUCS Financial Corp common stock, you will generally not be taxed on the increase in the value of the stock since its purchase until you sell the stock. You will be taxed on the amount of the distribution equal to your original cost for the stock when you receive your distribution.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the plan to retirement programs sponsored by other employers or to an individual retirement account. We will provide you with detailed information on how to roll over a distribution when you are eligible to receive benefits under the plan.

Restrictions on Resale

         If you are an "affiliate" of BUCS Financial Corp or BUCS Federal, you may be subject to special rules under federal securities laws that affect your ability to sell shares you hold in the Employer Stock Fund. Directors, officers and substantial shareholders of BUCS Financial Corp are generally considered "affiliates." Any person who may be an "affiliate" of BUCS Federal may wish to consult with counsel before transferring any common stock they own. If you are not considered an "affiliate" of BUCS Federal you may freely sell any shares of BUCS Financial Corp common stock distributed to you under the plan, either publicly or privately.

SEC Reporting and Short-Swing Profit Liability

         If you are an officer, director or more than 10% owner of BUCS Financial Corp, you may be required to report purchases and sales of BUCS Financial Corp common stock through the plan to the Securities and Exchange Commission. In addition, you may be subject to special rules that provide for the recovery by BUCS Financial Corp of profits realized by an officer, director or a more than 10% owner from the purchase and sale or sale and purchase of the common stock within any six-month period. However, the rules except many transactions involving the plan from the reporting and profit recovery rules. You should consult with us regarding the impact of these rules on your transactions involving BUCS Financial Corp common stock.

Additional Information

         This prospectus supplement dated _________________, 2000, is part of the prospectus of BUCS Financial Corp, dated _________________, 2000. This prospectus supplement shall be delivered to plan participants together with the prospectus and is not complete unless it is accompanied by the prospectus.

                                 LEGAL OPINIONS

         The validity of the issuance of the common stock will be passed upon by Malizia Spidi & Fisch, PC, Washington, D.C., which acted as special counsel for BUCS Financial Corp and BUCS Federal in connection with the conversion of BUCS Federal and the offering by BUCS Financial Corp.

                      Appendix-A: Investment Election Form

                                                                      Appendix-A
                                                                      ----------

                                  BUCS FEDERAL
                          401(K) & PROFIT SHARING PLAN

                          ----------------------------

                 Participant Voluntary Investment Election Form

                          ----------------------------


Name of Plan Participant:
                           ------------------------------------------


Social Security Number:
                           ------------------------------------------

1.       Instructions.

         In connection with the proposed conversion of the BUCS Federal from a federally chartered mutual savings bank to a federally chartered stock savings bank, BUCS Federal has amended the BUCS Federal 401(k) & Profit Sharing Plan to permit plan participants to direct all, or a portion, of the assets attributable to their participant accounts into a new fund: the Employer Stock Fund. The assets attributable to a participant's account that are transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of BUCS Financial Corp to be issued in the initial stock offering of BUCS Financial Corp.

         To direct a transfer of all or a part of the funds credited to your account to the Employer Stock Fund, you should complete this form and return it to Herbert J. Moltzan, at 10455 Mill Run Circle, Owings Mills, Maryland, 21117, who will retain this form and return a copy to you. If you need any assistance in completing this form, please contact Herbert J. Moltzan at (410) 998-5304. If you do not complete and return this form by ______________, 2000, at noon, the funds credited to your account under the plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the plan if no investment direction has been provided.

2.       Investment Directions.

         As a participant in the plan, I hereby voluntarily elect to direct the trustee of the plan to invest the below indicated dollar sum of my participant account balance under the plan as indicated below.

         I hereby voluntarily elect and request to direct investment of the below indicated dollar amount of my participant account funds for the purchase of the common stock to be issued in BUCS Financial Corp's initial offering (minimum investment of $250.00; rounded to the nearest $10.00 increment; maximum investment permissible is 12,500 shares of common stock being offered or $125,000): $___________.

         Please indicate the Investment Fund(s) that money will be transferred from in order to purchase the BUCS Financial Corp common stock in the conversion:


From                                                               Amount
----                                                               ------
Alliance Money Market Fund........................................ $___________
Alliance Equity Index Fund........................................ $___________
EQ Alliance Technology Fund....................................... $___________
EQ Federated Managed Moderate Growth Portfolio.................... $___________
EQ Franklin Custodian Funds - Income Series....................... $___________
EQ INVESCO Telecommunications Fund................................ $___________
EQ Janus Mercury Fund............................................. $___________
EQ Warburg Pincus Emerging Growth Fund............................ $___________
EQ Janus Worldwide Fund........................................... $___________
Total............................................................. $
                                                                   ============

  Enter your $ level of requested purchase through the plan. Such amount may not exceed the vested portion of assets held under the plan for you. Please note that the actual number of shares of common stock purchased on your behalf under the plan may be limited or reduced in accordance with the plan of conversion of BUCS Federal based upon the total number of shares of common stock subscribed for by other parties.

         All other funds in my participant account will remain invested as previously requested. All future contributions under the plan will continue to be invested as previously requested.

         In the future I may complete a new enrollment form to include BUCS Financial Corp common stock as an Investment Fund for future plan contributions.

3.       Acknowledgment.

         I fully understand that this self-directed portion of my participant account does not share in the overall net earnings, gains, losses, and appreciation or depreciation in the value of assets held by the plan's other investment funds, but only in my account's allocable portion of such items from the directed investment account invested in the common stock. I understand that the plan's trustee, in complying with this election and in following my directions for the investment of my account, is not responsible or liable in any way for the expenses or losses that may be incurred by my account assets invested in common stock under the Employer Stock Fund.

         I further understand that this one time election shall become irrevocable by me upon execution and submission of this Investment Form. Only properly signed forms delivered to the plan trustee on or before , 2000, at noon, will be honored.

         The undersigned participant acknowledges that he or she has received ^ the prospectus of BUCS Financial Corp, dated _______________, 2000, the prospectus supplement dated ___________, 2000, regarding the BUCS Federal 401(k) & Profit Sharing Plan as adopted by BUCS Federal and this Investment Form. The undersigned hereby acknowledges that the shares of common stock to be purchased with the funds noted above are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, the Savings Association Insurance Fund, or any other governmental agency. Investment in the common stock will expose the undersigned to the investment risks and potential fluctuations in the market price of the common stock. Investment in the common stock does not offer any guarantees regarding maintenance of the principal value of such investment or any projections or guarantees associated with future value or dividend payments with respect to the common stock. The undersigned ^ hereby voluntarily makes and consents to this investment election and voluntarily signed his (her) name as of the date listed below. If you so elect, you may choose not to make any investment decision at this time.

         I UNDERSTAND THAT BY EXECUTING THIS ORDER I DO NOT WAIVE ANY RIGHTS AFFORDED TO ME BY THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE
ACT OF 1934.



-------------------   -------------   --------------------------  -------------
Witness               Date            Participant                 Date

-------------------   -------------   --------------------------  -------------
Witness               Date            Participant's Spouse        Date


For the Trustee                       For the Plan Administrator

-------------------   -------------   --------------------------  -------------
                      Date                                        Date

                     Appendix-B: Investment Allocation Form


         EQUITABLE                                                                                        Momentum Series
ENROLLMENT FORM
Full Service Level
------------------------------------------------------------------------------------------------------------------------------------
PART I
------------------------------------------------------------------------------------------------------------------------------------

-- -- -- -- -- -- -- -- -- -- -- --               -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
PARTICIPANT'S FIRST NAME & MIDDLE INITIAL         LAST NAME

STREET ADDRESS
                                                                                                         -
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --                         -- --          -- -- -- -- --   -- -- -- --
CITY                                                                       STATE          ZIP CODE
         -       -                                                                              -       -
-- -- --   -- --   -- -- -- --               --                --                         -- --   -- --   -- -- -- --
PARTICIPANT'S SOCIAL SECURITY NUMBER         MALE            FEMALE                       DATE OF BIRTH


EMPLOYER'S NAME
BUCS FEDERAL

EMPLOYER'S TAX IDENTIFICATION NUMBER                       CONTRACT ID NUMBER (if known)              PLAN NUMBER (001,002, etc.)
5 2 - 2 0 7 5 0 0 0                                        9 1 6 6 4 3 1 0                            0 0 2
---------------------------------------------------------  ------------------------------------------ ------------------------------
PART II                             TO BE COMPLETED BY EMPLOYER
---------------------------------------------------------  ------------------------------------------ ------------------------------

Under the terms of the Plan, there are two Eligibility  Dates or Entry Dates per year, unless otherwise specified on the Participation  Agreement.  They occur on the first day of the Plan  Year and the  first day of the  seventh  month of the
Plan Year. For example,  in calendar year plans,  the Eligibility  (Entry) Dates are January 1 and July 1. The correct  Eligibility  Date is the first Entry Date after the Participant satisfies the age and service eligibility requirements for participation  under the Plan. These requirements are indicated in Section II of the Participation Agreement.
                                      -        -                              -       -
                               -- --    -- --    -- -- -- --            -- --   -- --   -- -- -- --
                               PARTICIPANT'S DATE OF HIRE               PARTICIPANT'S ELIGIBILITY DATE

If this Participant had a prior period of employment, please list the dates here: FROM _______________ TO _________________


------------------------------------------------------------------------------------------------------------------------------------
PART III                            TO BE COMPLETED BY PARTICIPANT
------------------------------------------------------------------------------------------------------------------------------------

o All future contributions, including rollover amounts, will be invested according to the investment percentages you choose on the reverse side of this form. These elections may be changed by using our Telephone Operated
     Program Support (T.O.P.S.) At 1-800-821-777.

o The allocations that you choose for Employer Sources (column A) will apply to all Employer Contributions, including Employer 401(k) and Matching contributions. You may choose to allocate your Employee Contributions differently by entering investment allocations under Employee Sources
     (column B). The allocations in column B will apply to Salary Deferral, Prior Plan and Post Tax contributions.

o If you only enter percentages in one of the columns, all contributions received (both Employer and Employee) will be invested according to these elections.

o If your percentages for either column total to more than 100%, any contributions received for that source will be invested 100% to the "default" option under your Employer's plan. If your percentages for either column total to less than 100%, then the contributions received for that source will be invested according to your instructions, with the remaining amount invested in the "default" option. Use whole percentages only.

o    If your Employer's plan permits investments in both the Guaranteed Interest
     Account and the Money Market Fund, certain  limitations will apply to funds
     transferred  out  of  the  Guaranteed   Interest  Account  into  any  other
     investment option.  Refer to your prospectus or disclosure  document before allocating any amounts to the Guaranteed Interest Account if your plan also permits use of the Money Market Fund.

BENEFICIARY STATEMENT - check the appropriate box below. If you check B but have not filed a Beneficiary  Form, or if the Beneficiary Form is not valid, the Plan
Beneficiary Statement below will apply in the event of death.
         A.  |_|  I hereby agree to the Plan Beneficiary Statement              B.  |_| I have attached a Designation or Change of
                  below.  (Numbers A1 through A5 below are not options.)                Beneficiary Form.

                                                         PLAN BENEFICIARY STATEMENT
                                                         --------------------------
         Unless a  beneficiary  designation  by me is in  effect  at the time an amount  becomes  payable,  any  amount  which  becomes  payable  to  my
         Beneficiary  under the Plan  shall be  payable  to the first  surviving class of the following:
         (A1) Widow or Widower (A2) Surviving  Children (A3)  Surviving  Parents (A4)  Surviving  Brothers and Sisters
         (A5) The Executors or Administrators of the person upon whose death the payment becomes due

FOR 401(K) PLANS ONLY:
          |_|  I do wish to  participate  in the  Plan.  I hereby  authorize  my
               Employer  to  withhold  from each pay period (i)  _______%  of my gross pay for that period or (ii)  $________________ of each pay.
               [Complete either (i) or (ii).]
          |_|  I    do    not    wish    to    participate    in    the    Plan.

                                                   EQNJ0823.PO2.1.P.1.10.0000019


INVESTMENT ALLOCATIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   SOURCES
                                                                     ------------------------------------
                                                                             A                   B
                                                                          EMPLOYER            EMPLOYEE
Fixed Income
     Alliance Money Market Fund....................................    _____________       _____________
Equity
     Alliance Equity Index Fund....................................    _____________       _____________
     EQ INVESCO Telecommunications Fund ...........................    _____________       _____________
International / Global Equity
     EQ Janus Worldwide Fund.......................................    _____________       _____________
Aggressive Equity
     EQ Alliance Technology Fund...................................    _____________       _____________
     EQ Janus Mercury Fund.........................................    _____________       _____________
     EQ Warburg Pincus Emerging Growth Fund........................    _____________       _____________
Asset Allocation
     EQ Federated Managed Moderate Growth Portfolio................    _____________       _____________
     EQ Franklin Custodian Funds - Income Series...................    _____________       _____________

BUCS Financial Corp Common Stock...................................    _____________       _____________

                                                        TOTAL               100%                100%










Note:  If you only enter percentages in one column above, these allocations will be used for all contributions received for your
       account.                                                                              ---

IV. SIGNATURES  (Please sign and date this form)
------------------------------------------------------------------------------------------------------------------------------------
This Form must be signed by the  Participant and forwarded to the address on the
Form.  Elections on this Form become effective  immediately upon receipt of this
Notice,  provided all information is completed  correctly.  This Form may not be accepted upon failure to complete the Form correctly.

I, the Participant, have received and reviewed the prospectus dated ___/___/___ and any supplement dated ___/___/___ or disclosure document that describes the appropriate Momentum Series Program, and the Stable Value Fund Disclosure
Brochure if applicable.

Signature of Participant ______________________________ SSN# ___ ___ ___ - ___ ___ - ___ ___ ___ ___ Date __________________________


Signature of Authorized Individual ________________________________________________ Date ___________________________________________


------------------------------------------------------------------------------------------------------------------------------------
FOR AGENT USE ONLY                                                              |             RECEIPT DATE ONLY
------------------------------------------------------------------------------------------------------------------------------------
|_| Use standard agent(s) for this plan     |_| Agent Information Form attached |
                           |_| Campaign credit                                  |
                                                                                | --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                            Momentum Administrative Services

             Appendix-C: Special Tax Notice Regarding Plan Payments

                                                                    Appendix - C
                                                                    ------------


                   SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS

         This notice contains important information you will need before you decide how to receive your benefits from the BUCS Federal 401(k) & Profit Sharing Plan (the "Plan").

         This notice is provided to you by BUCS Federal (your "Plan Administrator") because all or part of the payment that you will soon receive from the Plan may be eligible for rollover by you or your Plan Administrator to a traditional IRA or another qualified employer plan. A "traditional IRA" does not include a Roth IRA, SIMPLE IRA, or education IRA.

         If you have additional questions after reading this notice, you can contact your Plan Administrator at (410) 998-5304.


                                     SUMMARY

         There are two ways you may be able to receive a Plan payment that is eligible for rollover:

         (1) certain payments can be made directly to a traditional IRA or, if you choose, another qualified employer plan that will accept it ("DIRECT ROLLOVER"), or

         (2)      the payment can be PAID TO YOU.

         If you choose a DIRECT ROLLOVER

         * Your payment will not be taxed in the current year and no income tax will be withheld.

         * Your payment will be made directly to your traditional IRA or, if you choose, to another qualified employer plan that accepts your rollover. Your Plan payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or an education IRA because these are not traditional IRAs.

         * Your payment will be taxed later when you take it out of the traditional IRA or the qualified employer plan.

         If you choose to have a Plan payment that is eligible for rollover PAID TO YOU

         * You will receive only 80% of the payment, because the Plan Administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.
         * Your payment will be taxed in the current year unless you roll it over. Under limited circumstances, you may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% tax.

         * You can roll over the payment by paying it to your traditional IRA or to another qualified employer plan that accepts your rollover within 60 days after you receive the payment. The amount rolled over will not be taxed until you take it out of the traditional IRA, or the qualified employer plan.

         * If you want to roll over 100% of the payment to a traditional IRA or another qualified employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

MORE INFORMATION

I.       PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

II.      DIRECT ROLLOVER

III.     PAYMENT PAID TO YOU

IV.      SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

V.       PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

         Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Payments from a plan cannot be rolled over to a Roth IRA, a SIMPLE IRA, or an education IRA. Your Plan administrator should be able to tell you what portion of your payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

         Non-taxable Payments. In general, only the "taxable portion" of your payment can be rolled over. If you have made "after-tax" employee contributions to the Plan, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over. (After-tax employee contributions generally are contributions you made from your own pay that were already taxed.) Your Plan Administrator should be able to tell you how much of your payment is the taxable portion and how much is the after-tax employee contribution portion.

         Payments Spread Over Long Periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

          *    your lifetime (or your life expectancy), or

          *    your   lifetime   and  your   beneficiary's   lifetime  (or  life
               expectancies), or

          *    a period of ten years or more.

         Required Minimum Payments. Beginning when you reach age 70 1/2 or retire, whichever is later, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you. Special rules apply if you own 5% or more of your employer.

         Hardship Distributions. A hardship distribution from the Plan may not be eligible for rollover. Your Plan Administrator should be able to tell you if your payment includes amounts which cannot be rolled over.


II.       DIRECT ROLLOVER

         A DIRECT ROLLOVER is a direct payment of the amount of your Plan benefits to a traditional IRA or another qualified employer plan that will accept it. You can choose a DIRECT ROLLOVER of all or any portion of your payment that is an eligible rollover distribution, as described in Part I above. You are not taxed on any portion of your payment for which you choose a DIRECT ROLLOVER until you later take it out of the traditional IRA or qualified employer plan. In addition, no income tax withholding is required for any portion of your Plan benefits for which you choose a DIRECT ROLLOVER.

         DIRECT ROLLOVER to a Traditional IRA. You can open a traditional IRA to receive the direct rollover. If you choose to have your payment made directly to a traditional IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to a traditional IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish a traditional IRA to receive the payment. However, in choosing a traditional IRA, you may wish to consider whether the traditional IRA you choose will allow you to move all or a part of your payment to another traditional IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on traditional IRAs (including limits on how often you can roll over between IRAs).

         DIRECT ROLLOVER to a Plan. If you are employed by a new employer that has a qualified employer plan, and you want a direct rollover to that plan, ask the Plan Administrator of that plan whether it will accept your rollover. A qualified employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a DIRECT ROLLOVER to a traditional IRA.

         DIRECT ROLLOVER of a Series of Payments. If you receive a payment that can be rolled over to a traditional IRA or another qualified employer plan that will accept it, and it is paid in a series for less than ten years, your choice to make or not make a DIRECT ROLLOVER for a payment will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.


III.      PAYMENT PAID TO YOU

         If your payment can be rolled over under Part I above and the payment is made to you in cash, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to a traditional IRA or another qualified employer plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

Income Tax Withholding:

         Mandatory Withholding. If any portion of your payment can be rolled over under Part I above and you do not elect to make a DIRECT ROLLOVER, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example you can roll over a payment of $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you must report the full $10,000 as a payment from the Plan. You must report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

         Voluntary Withholding. If any portion of your payment is taxable but cannot be rolled over under Part I above, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. To elect out of withholding, ask the Plan Administrator for the election form and related information.

         Sixty-day Rollover Option. If you receive a payment that can be rolled over under Part I above, you can still decide to roll over all or part of it to a traditional IRA or another qualified employer plan that accepts rollovers. If you decide to roll over, you must contribute the amount of the payment you received to a traditional IRA or another qualified plan within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the traditional IRA or the qualified employer plan.

         You can roll over up to 100% of your payment that can be rolled over under Part I above, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the traditional IRA or the qualified employer plan, to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

         Example: The portion of your payment that can be rolled over under Part I above is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to a traditional IRA or a qualified employer plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the traditional IRA or the qualified employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of part or all of the $2,000 withheld.

         If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

         Additional 10% Tax If You Are under Age 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax generally does not apply to (1) payments that are paid after you separate from service with your employer during or after the year you reach age 55, (2) payments that are paid because you retire due to disability, (3) payments that are paid as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary's lives or life expectancies), (4) dividends paid with respect to stock by an employee stock ownership plan (ESOP) as described in Code section 404(k), (5) payments that are paid directly to the government to satisfy a federal tax levy, (6) payments that are paid to an alternate payee under a qualified domestic relations order, or (7) payments that do not exceed the amount of your deductible medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

         Special Tax Treatment If You Were Born Before January 1, 1936. If you receive a payment that can be rolled over under Part I and you do not roll it over to a traditional IRA or other qualified employer plan that will accept it, the payment will be taxed in the year you receive it. However, if the payment qualifies as a "lump sum distribution," it may be eligible for special tax treatment. (See also "Employer Stock or Securities," below.) A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you after you have reached age 59 1/2 or because you have separated from service with your employer (or, in the case of a self-employed individual, after you have reached age 59 1/2 or have become disabled). For a payment to be treated as a lump sum distribution, you must have been a participant in the Plan for at least five years before the year in which you received the distribution. The special tax treatment for lump sum distributions that may be available to you is described below.

         Ten-year Averaging. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

         There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. If you have previously rolled over a distribution from the Plan (or certain other similar plans of the employer), you cannot use this special averaging treatment for later payments from the Plan. If you roll over your payment to a traditional IRA, you will not be able to use special tax treatment for later payments from the traditional IRA. Also, if you roll over only a portion of your payment to a traditional IRA, this special tax treatment is not available for the rest of the payment. See IRS Form 4972 for additional information on lump sum distributions and how you elect the special tax treatment.

         Employer Stock or Securities. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above, except that you do not need five years of plan participation, or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

         You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock (including any net unrealized appreciation) can be rolled over to a traditional IRA or another qualified employer plan, either in a direct rollover or a rollover that you make yourself.

         If you receive only employer stock in a payment that can be rolled over, no amount will be withheld from the payment. If you receive cash or property other than employer stock, as well as employer stock, in a payment that can be rolled over, the 20% withholding amount will be based on the entire amount paid to you (including the employer stock but excluding the net unrealized appreciation). However, the amount withheld will be limited to the cash or property (excluding employer stock) paid to you.

         If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 10-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

         Repayment of Plan Loans. If you end your employment and have an outstanding loan from your Plan, your employer may reduce (or "offset") your balance in the Plan by the amount of the loan you have not repaid. The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset. If the amount of your loan offset is the only amount you receive or are treated as having received, no amount will be withheld from it. If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan repayment. The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities).


IV.      SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

         In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the Plan results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

         If you are a surviving spouse, you may choose to have a payment that can be rolled over, as described in Part I above, paid in a DIRECT ROLLOVER to a traditional IRA or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to a traditional IRA but you cannot roll it over to a qualified employer plan. If you are an alternate payee, you have the same choices as the employee. Thus, you can have the payment paid as a direct rollover or paid to you. If you have it paid to you, you can keep it or roll it over yourself to a traditional IRA or to another qualified employer plan that accepts rollovers.

         If you are a beneficiary other than the surviving spouse, you cannot choose a direct rollover, and you cannot roll over the payment yourself.

         If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is generally not subject to the additional 10% tax described in section III above, even if you are younger than age 59 1/2.

         If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in section III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.

How to Obtain Additional Information

         This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with the Plan Administrator or a professional tax advisor before you take a payment of your benefits from your Plan. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office, on the IRS's Internet Web Site at www.irs.gov, or by calling 1-800-TAX-FORMS.

PROSPECTUS

                              Up to 500,250 Shares
                                       of
                                  Common Stock
                                       of
                               BUC$ Financial Corp

                      Holding Company for BUC$ Federal Bank


                              10455 Mill Run Circle
                          Owings Mills, Maryland, 21117
                                 (410) 998-5304

--------------------------------------------------------------------------------

         BUCS Financial Corp is offering for sale up to 500,250 shares of common stock at $10.00 per share in accordance with the conversion of BUCS Federal from a federal mutual savings bank to a federal stock savings bank, to be called "BUCS Federal Bank". As part of the conversion, BUCS Federal will become a wholly owned subsidiary of BUCS Financial Corp. The deadline for ordering stock is 12:00 noon on ___________, 2001, and may be extended to _________, 2001. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a deposit account at BUCS Federal until the shares are issued or the funds are returned. No stock will be sold if BUCS Financial Corp does not receive orders for at least 369,750 shares.


     There is currently no public market for the stock. The stock is expected to be quoted on the OTC Bulletin Board ^.
                                    ==


         Trident Securities, Inc. is not required to sell any specific number or dollar amount of stock but will use their best efforts to sell the stock offered.

----------------------------------------------------------------------------------------------------
                                                                     MINIMUM           MAXIMUM
--------------------------------------------------------------  ---------------- -------------------
Number of Shares                                                369,750          500,250
--------------------------------------------------------------  ---------------- -------------------
Total Underwriting Commissions and Expenses                     $400,000         $400,000
--------------------------------------------------------------  ---------------- -------------------
Net Proceeds                                                    $3,297,500       $4,602,500
--------------------------------------------------------------  ---------------- -------------------
Net Proceeds Per Share                                          $8.92            $9.20
--------------------------------------------------------------  ---------------- -------------------

         Based upon market conditions and the approval of the Office of Thrift Supervision, BUCS Financial Corp may increase the offering by up to 15% of the 500,250 shares to be sold, which would bring the number of shares to be sold to 575,288 shares.

Please refer to Risk Factors beginning on page __ of this document.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            Trident Securities, Inc.


                The Date of this Prospectus is ^ January __, 2001

--------------------------------------------------------------------------------

                                     SUMMARY

         To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

BUCS Financial Corp

         BUCS Financial Corp is not an operating company and has not engaged in any significant business to date. Its primary activity will be owning all the stock of BUCS Federal. See page __.

BUCS Federal

         BUCS Federal is a federally chartered mutual savings institution. It is converting from the mutual to the stock form of ownership as part of the conversion. The converted federal stock savings bank will be called "BUCS Federal Bank."


         BUCS Federal was originally founded in 1970 as "Maryland Blue Cross and Blue Shield Employees Federal Credit Union." In the early 1980s, it changed its name to BUCS Federal Credit Union. As a credit union, it initially served the employees of Blue Cross and Blue Shield of Maryland, Inc., which now does business under the name CareFirst BlueCross BlueShield, and its subsidiaries. Over time, membership grew to include other employee groups. However, as a credit union, it was legally restricted to serving only customers who shared a "common bond" such as a common employer. On March 1, 1998, the Bank ^ was formed as a de novo federal mutual savings ^ association and at the same time assumed the existing assets and liabilities of BUCS Federal Credit Union. See page __.


How the conversion will occur.

         We will effect the conversion by exchanging our federal mutual savings institution charter for a federal stock savings bank charter and becoming a wholly owned subsidiary of BUCS Financial Corp. Our depositors will receive liquidation interests in the newly formed stock savings bank as they have in us before the conversion. On the effective date, BUCS Financial Corp will commence business as a savings and loan holding company, and BUCS Federal Bank will continue its business but as a federally chartered stock savings bank. See pages ___ to ___.

Purposes of the conversion.

         Our Board of Directors has determined that the conversion is in the best interest of BUCS Federal. The business purposes for the conversion include the following:

o The proceeds from the sale of common stock of BUCS Financial Corp will provide us with new equity capital, which will support future deposit growth and expanded operations. While we currently meet or exceed our regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base, and allows us flexibility to respond to sudden and unanticipated capital needs.

o Although we do not have any current arrangements, understandings or agreements regarding any opportunities, we will be in a position after the conversion and offering, subject to regulatory limitations and our financial position, to take advantage of any acquisition, merger or

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         diversification opportunities that may arise. The holding company form of organization is expected to provide us with additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. See pages ___ to
         ___.

Our use of the proceeds raised from the sale of stock.

         BUCS Financial Corp will use at least 50% of the cash received in the offering to purchase all of BUCS Federal's stock. BUCS Financial Corp will also lend the BUCS Federal's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as BUCS Financial Corp's initial capitalization.

         The proceeds from the offering will help BUCS Federal fund its transition from a credit union to a full service community bank, possibly including the expansion of its presence in its existing market area through the addition of new branch locations. The funds received by BUCS Federal will increase its total capital to expand investment and lending, enhance its technological capabilities and develop its commercial lending program. BUCS Federal may also use part of the proceeds to repay borrowings from the Federal Home Loan Bank. See page __ .

How we determined the price per share and the number of shares we are offering.


         The $10.00 per share was determined by the Board of Directors in consultation with Trident Securities. The number of shares offered is based on an independent appraisal by FinPro, Inc. of the pro forma estimated market value of the stock based on information as of November ^ 29, 2000, divided by the purchase price of $10.00. See page ___.

         FinPro has determined that as of November ^ 29, 2000, our estimated aggregate pro forma market value was $4,350,000. Based on that estimate, we are required by OTS regulations to sell between a minimum of $3,697,500 in stock and a maximum of $5,002,500 in stock, subject to adjustment.


o    our financial condition and results of operations as of September 30, 2000;
o    our operating trends;
o    the competitive environment in which we operate;
o operating trends of certain savings institutions and savings and loan holding companies;
o relevant economic conditions both nationally and in Maryland which affect the operations of savings institutions;
o    stock market values of certain institutions; and
o stock market conditions for publicly traded savings institutions and savings and loan holding companies.

         In addition, FinPro's appraisal takes into account the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The number of shares is subject to change if the appraisal changes at the conclusion of the offering, and any adjustments in our estimated pro forma market value as a result of market and financial conditions would have to be approved by the OTS. See pages ___ to ___.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The amount of stock you may purchase.

         Minimum purchase           = 25 shares
         Maximum purchase           = 12,500 shares for any person^

         ^Persons acting together in their purchase, however, may not purchase more than 15,000 shares in the aggregate, and thus will not be permitted to purchase 12,500 shares each.

How we will prioritize orders if we receive orders for more shares than are available.

         You might not receive any or all of the stock you request. BUCS Federal has granted subscription rights in the following order of priority:

         o Priority 1 - Depositors of BUCS Federal at the close of business on February 28, 1998 with deposits of at least $50.00.

         o Priority 2 - The tax qualified employee stock benefit plans of BUCS Federal.

         o Priority 3 - Depositors of BUCS Federal at the close of business on ^ December 31, 2000 with deposits of at least $50.00.

         o Priority 4 - Other depositors as of ^ January __, 2001 who are entitled to vote on the conversion.


         If shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering. In a community offering, preference will be given to persons who reside in Baltimore and Howard Counties, Maryland. BUCS Financial Corp and BUCS Federal have the right to reject any stock order received in the community offering.

Our corporate documents may make it difficult for anyone to acquire BUCS Financial Corp.

         Our articles of incorporation and bylaws contain provisions that make it difficult for someone to acquire control of BUCS Financial Corp. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See "Risk Factors" on page ___ and "Restrictions on Acquisitions of BUCS Financial Corp" on page ___.

Our officers, directors and employees may receive benefits from the offering or within one year of the offering.

         In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for ESOP or restricted shares but will be required to pay the exercise price to exercise options.

         The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our employee stock ownership plan and stock-based incentive plans. The stock-based incentive plans may not be adopted for at least six months after the offering and must be approved by a majority vote of the public stockholders. The table below assumes the sale of 435,000 shares in the offering. It is assumed that the value of the stock in the table is $10 per share. Options are given no value because their exercise price will be equal to the fair

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price. See pages ___ to ___ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.

                                                  Estimated                     Percentage of
                                                    Value          Number     Total Shares Sold
                                  Participants    of Shares       of Shares    in the Offering
                                  ------------    ---------       ---------    ---------------
Employee Stock Ownership Plan.... Employees        $348,000        34,800            8.0%
Stock-Based Incentive Plans:
         Stock Awards............ Officers and
                                  Directors         174,000        17,400            4.0
         Stock Options........... Officers,
                                  Directors and
                                  Employees             --             --           10.0
                                                   --------        ------           ----
              Total..............                  $522,000        52,200           22.0%
                                                    =======        ======           ====

As a public company, it is important for us to reassure our management of our commitment to their employment with BUCS Federal. With this in mind, some of our employees will receive employment or severance/change-in-control agreements. The agreements provide that if BUCS Financial Corp or BUCS Federal is acquired and the employee is terminated, the employee will receive a cash payment. If a payment had been made under these agreements as of December 31, 1999, the aggregate payment would have equaled approximately $500,000. Participants in our stock-based benefit plans may also receive benefits if BUCS Financial Corp or BUCS Federal is acquired.

         We also expect to implement a Director Retirement Program to provide retirement benefits to our directors based upon the number of years of service to our board. If a director agrees to become a consulting director to our board upon retirement, he would receive a monthly payment beginning upon retirement for a period of time or until death. In the event there is a change in control, all directors would be entitled to receive a lump sum payment based upon future benefits. We have not determined the specific benefit amount that would be paid. See page ___.

         In addition, we expect to implement a supplemental executive retirement plan for the benefit of our President, Herbert J. Moltzan. The SERP would provide Mr. Moltzan with a supplemental retirement benefit in addition to benefits under the 401(k) Plan and the proposed ESOP. See page ___.

Dividends

         We anticipate paying cash dividends after the conversion, although the timing, amount and frequency have not been determined. There are restrictions on our ability to pay dividends. See page ___ and __.


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                                        5

--------------------------------------------------------------------------------

Deadlines for purchasing stock.

         The subscription offering will terminate at 12:00 noon, Eastern time, on ___________, 2001. The community offering, if one is conducted, may terminate at any time without notice but no later than ___________, 2001.

Subscription rights are not transferrable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must state that you are purchasing stock for your own account. If we believe your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the Office of Thrift Supervision (the "OTS").

There are conditions that must be satisfied before we can complete the offering and issue the stock.



         The following must occur before we can complete the offering and issue our stock:

o We must receive all the required approvals from the government agencies that regulate us;
o    BUCS Federal's members must approve the conversion; and
o    We must sell at least the minimum number of shares offered.

Proposed stock purchases by management.

         Our  directors   and  executive   officers  are  expected  to  purchase
approximately 60,000 shares of stock in the offering, 13.8% if a total of 435,000 shares are sold in the offering. See page ___.

Market for the stock.

         We expect the stock to be traded on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. The stock is not expected to meet the listing requirements for the NASDAQ system and it is not expected that an application to the NASDAQ system will be made. Prior to this offering, there has not been a public market for the stock, and it is unlikely that an active and liquid trading market for the stock will develop. The lack of an active and liquid trading market may adversely affect the liquidity and price of the stock. See "Market for the Stock."

--------------------------------------------------------------------------------

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk."

         In addition, changes in interest rates can also affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

We engage in a greater percentage of consumer lending than a typical thrift, and we intend to originate commercial loans after the offering. The risk related to these types of loans is greater than the risk related to residential loans.

         Because of our credit union history, consumer loans comprise a greater percentage of our lending than a typical thrift institution. At September 30, 2000, consumer loans totaled approximately $34.0 million, or 71.5% of our total loan portfolio. In addition, we intend to begin offering commercial business loans after the offering. However, there can be no assurance that we will be successful in establishing a material commercial business loan portfolio. The risk that consumer loans and commercial loans will not be repaid or will be late in paying is generally greater than the same risks associated with residential loans. Any failure to pay or late payments would hurt our earnings. See "Business of BUCS Federal - Lending Activities - Consumer Loans" and " - Commercial Real Estate and Other Loans."

If our return on equity after the offering is low, this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take some time to prudently invest this capital in assets that produce higher rates of return. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may decrease as compared to previous years and may be lower than that of similar companies. Because the stock market values a company based in part on its return on equity, a decline in our return on equity could cause the trading price of our stock to decline.

         We intend to adopt an employee stock ownership plan as part of the conversion. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the SEC will also cause our expenses to be higher than they would be if we remained in mutual form and did not expand our lending products. See "Pro Forma Data" and "Management - Executive Compensation - Employee Stock Ownership Plan."

We intend to remain independent and the steps we have taken to discourage takeover attempts may prevent you from receiving a premium over market price for your shares as part of a takeover and may make it difficult to remove our current management.

         BUCS Federal has operated as an independent financial organization since its establishment as a credit union in 1970. It is our intent to continue that tradition, and you are urged not to invest in our stock if you are anticipating a quick sale of BUCS Financial Corp. Provisions in our articles of incorporation and bylaws may make it difficult for another company to acquire us if such acquisition is opposed by our Board of Directors. These provisions include:

          o    restrictions on the acquisition of our stock;

          o    limitations on voting rights;

          o    the election of only 1/3 of our Board of Directors each year;

          o restrictions on the ability of stockholders to call meetings, make stockholder proposals or nominate persons as directors;

          o the denial of cumulative voting in the election of directors, which ensures that the holders of a majority of shares will be able to elect all of the directors;

          o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and

          o the requirement of an 80% vote for the approval of business combinations not approved by 2/3 of the Board of Directors.

         The overall effect of these provisions could:

          o    limit the trading price potential of our stock;

          o result in BUCS Financial Corp being less attractive to a potential acquiror;

          o    prevent  an  acquisition  of  BUCS  Financial  Corp  even  if the
               acquisition   would  result  in  our  stockholders   receiving  a
               substantial premium over the market price of our stock; and/or

          o make it difficult to remove our current Board of Directors or management.

See "Restrictions on Acquisition of BUCS Financial Corp"

The amount of stock held by our executive officers and directors and stock benefit plans could make it difficult for stockholders to adopt proposals or approve takeover attempts not supported by management.


         The amount of ownership and control of our stock by directors and executive officers could make it difficult for stockholders to make successful stockholder proposals if they are opposed by management and the Board of Directors. In addition, directors and executive officers could use their voting power to block the approval of transactions, such as business combinations and amendments to BUCS Financial Corp's articles of incorporation or bylaws, which are required by the articles of incorporation to be approved by at least 80% of the stockholders. Our directors and executive officers are expected to purchase approximately 60,000 shares of stock in the offering, ^ 13.8% if 435,000 shares are sold. In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by our employee stock ownership plan. Shares owned by the BUCS Federal's employee stock ownership plan but not yet allocated to the accounts of employees will be voted by a committee of non-employee directors. If we implement stock benefit plans, the ownership and control by executive officers and directors would increase, ^causing voting dilution to the other stockholders. See "Management - Executive Compensation - Employee Stock Ownership Plan" and "- Potential Stock Benefit Plans."

^The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future.

         ^Due to the relatively small size of the offering to the public, you have no assurance that an active market for the stock will exist after the offering. This might make it difficult to buy or sell the stock. See "Market for the Stock."


                                  THE OFFERING

General

         Concurrently with the conversion, we, BUCS Financial Corp, are offering between a minimum of 369,750 shares and an anticipated maximum of 500,250 shares of common stock in the offering (subject to adjustment to up to 575,288 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, Eastern time, on ___________, 2001 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.

         Subscription funds may be held by BUCS Federal for up to 45 days after the last day of the subscription offering in order to consummate the conversion and offering and thus, unless waived by BUCS Federal, all orders will be irrevocable until ___________, 2001. In addition, the conversion and offering may not be consummated until BUCS Federal receives approval from the OTS.
Approval by the OTS is not a recommendation of the conversion or offering. Consummation of the conversion and offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the conversion and offering are not completed by ___________, 2001, 12:00 noon, Eastern time, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at BUCS Federal's regular savings account rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and orders for common stock already submitted would be canceled if the offering were canceled.

Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (Depositors at the close of business on February 28, 1998 with deposits of at least $50.00);
o    the employee stock ownership plan;

o Supplemental Eligible Account Holders (Depositors at the close of business on ^ December 31, 2000 with deposits of at least $50.00); and

o Other Members (Depositors at the close of business on ^ January __, 2001 with deposits of at least $50.00).

         ^To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering. ^The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering; subject to the overall limitations described under " - Limitations on Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on February 28, 1998, whose subscriptions remain unfilled. Subscription rights received by executive officers and directors, based on their increased deposits in BUCS Federal in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, ^subject to any required regulatory approval. See also "Risk Factors - The expenses related to our stock-based benefit plans and other business expenses will reduce our earnings."

         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on ^ December 31, 2000, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.


         Priority 4: Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each Other Member who is not an Eligible or Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "-Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         State Securities Laws. We, in our sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which BUCS Federal members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares under the plan reside in that state or foreign country; or

o the offer or sale of shares of common stock to these persons would require us or BUCS Federal or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in that state or foreign country; or

o registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions  on Transfer of Subscription  Rights and Shares.  The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

         BUCS Financial Corp and BUCS Federal will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

         Expiration Date. The subscription offering will expire at 12:00 noon, Eastern time, on ___________, 2001, unless it is extended, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 12,500 shares, or $125,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Baltimore and Howard Counties in Maryland. We will attempt to issue common stock in a manner that would promote a wide distribution of common stock.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering.^ The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

Limitations on Purchases of Stock

         The following additional limitations have been imposed on purchases of shares of common stock:

          1. The maximum number of shares of common stock which may be purchased in the subscription offering by any person in the first priority, third priority and fourth priority shall not exceed 12,500 shares, or $125,000.

          2. The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person together with any associate or group of persons acting in concert shall not exceed 15,000 shares, or $150,000, except for our employee plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

          3. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of BUCS Federal and their associates in the aggregate shall not exceed 34% of the total number of shares of common stock issued in the offering.

          4.   The minimum order is 25 shares of common stock.

          5. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending on market or financial conditions, the Board of Directors of BUCS Federal, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If BUCS Financial Corp increases the maximum purchase limitations, BUCS Financial Corp is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of BUCS Financial Corp, resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the Employee Plan's subscription up to 10% of the adjusted maximum;
               (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the other member level, to fill unfilled subscriptions of other members exclusive of the adjusted maximum; and (e) to fill unfilled subscriptions in the community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. BUCS Financial Corp or BUCS Federal and/or its agents may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. The Board of Directors has the right to reject any order submitted by a person whose representations it believes are untrue or who it believes is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, directors of BUCS Federal are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

         The term "associate" of a person is defined in the plan to mean (1) any corporation or organization other than BUCS Federal or a majority-owned subsidiary of BUCS Federal of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan, and (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person or who is a trustee or officer of BUCS Federal, or any of its parents or subsidiaries. For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of BUCS Federal. For certain restrictions on the common stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to BUCS Federal a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares after the conversion. Except for institutional investors, all subscription rights under the plan will expire on the expiration date, whether or not BUCS Federal has been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without the consent of BUCS Federal unless the conversion is not completed within 45 days of the expiration date.

         If a stock order form:

o is not delivered and is returned to BUCS Federal by the United States Postal Service or BUCS Federal is unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the required payment, but excluding subscriptions by the Employee Plans; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee Plans subscribing for shares during the subscription offering may pay for those shares after the offering. Payment for shares of common stock may be made

o    in cash, if delivered in person,
o    by check or money order, or
o for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with BUCS Federal.

Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order.

         Appropriate means by which account withdrawals may be authorized are provided in the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by BUCS Federal at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at BUCS Federal. Persons with IRAs maintained at BUCS Federal must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at BUCS Federal can be obtained from the stock information center. Depositors interested in using funds in a BUCS Federal IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit BUCS Federal from lending funds or extending credit to any person to purchase the common stock in the conversion.

         Stock Center. The stock center is located at 10455 Mill Run Circle, Owings Mills, Maryland 21117. Its phone number is (410) ___-____.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where their participation is not prohibited. Other employees of BUCS Federal may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of BUCS Federal or registered representatives of Trident Securities. No officer, director or employee of BUCS Federal will be compensated in connection with his or her solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, BUCS Financial Corp may not repurchase its shares unless it can show extraordinary circumstances. If extraordinary circumstances exist and if BUCS Financial Corp can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after conversion. After the first year following the conversion, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized.

         In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by BUCS Financial Corp and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, BUCS Financial Corp may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $39,500 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $3,000 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. BUCS Federal has agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by BUCS Federal to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.


         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of November ^ 29, 2000, our estimated aggregate pro forma market value was $4,350,000. Pursuant to regulations, this estimate must be included within a range with a minimum of $3,697,500 and a maximum of $5,002,500. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of 500,250 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro's appraisal. The appraisal contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of September 30, 2000, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in the State of Maryland which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.


         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.

         Depending on market and financial conditions at the time of the completion of the offering, BUCS Federal may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 369,750 shares or more than 575,288 shares being sold in the offering at the purchase price of $10.00, in which event BUCS Federal may also elect to terminate the offering. If BUCS Federal terminates the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 369,750 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or the estimated pro forma market value of BUCS Federal. If the updated estimate of the pro forma market value of BUCS Federal immediately after the offering changes, there will be a corresponding change to the shares sold to subscribers in the offering. For example, if the independent valuation at the conclusion of the offering increases to $5,002,500 or decreases to $3,697,500, then the total number of shares outstanding after the conversion and offering will be 500,250 or 369,750, respectively. If the updated independent valuation increases, BUCS Financial Corp may increase the number of shares sold in the offering to up to 575,288 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 575,288 shares or fewer than 369,750 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of BUCS Federal. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, BUCS Financial Corp may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see "Pro Forma Data."

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by BUCS Federal. FinPro did not independently verify the consolidated financial statements and other information provided by BUCS Federal, nor did FinPro value independently the assets and liabilities of BUCS Federal. The independent valuation considers BUCS Federal only as a going concern and should not be considered as a indication of the liquidation value of BUCS Federal. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.

         A copy of the appraisal report is available for your review at our main office. In addition, the Board of Directors of BUCS Financial Corp does not make any recommendation as to whether or not the stock will be a good investment for you.

         No sale of shares of common stock may be consummated unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $3,697,500 or above $5,002,500 would be subject to OTS approval. If confirmation from FinPro is not received, BUCS Federal may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take other action as permitted by the OTS in order to complete the offering.

Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Trident Securities will be working at, and supervising the operation of, the stock center. Trident Securities will be responsible for overseeing the mailing of material relating to the offering, responding to questions regarding the conversion and the offering and processing order forms.

         BUCS Federal and BUCS Financial Corp have entered into an agency agreement with Trident Securities under which Trident Securities will provide advisory assistance and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering.

Trident Securities is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Trident Securities will assist in the offering in the following manner:

o assisting in the collection of proxies from depositors for use at the Special Meeting;

o    keeping records of subscriptions and orders for common stock;

o training and educating BUCS Federal's employees regarding the mechanics and regulatory requirements of the stock conversion process;

o assisting in the design and implementation of a marketing strategy for the offering;

o assisting BUCS Federal's management in scheduling and preparing for meetings, if any, with potential investors and broker-dealers; and

o providing other general advice and assistance as may be requested to promote the successful completion of the offering.

         Trident Securities will receive, as compensation, a management fee of $20,000, which was paid when Trident Securities was retained. Trident Securities will also receive a commission equal to $100,000 for stock sold in the subscription and any community offering, payable at closing. Trident Securities will also be reimbursed up to $35,000 for its out-of-pocket expenses, including the fees and expenses of its legal counsel. An advance payment of $10,000 toward the out-or-pocket expenses was paid when Trident Securities was retained and will be credited toward the final payment to Trident Securities. BUCS Federal has agreed to indemnify Trident Securities, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Pro Forma Data" for further information regarding expenses of the offering.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by directors or officers of BUCS Federal cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder. To ensure this restriction is upheld, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the conversion, no director or officer of BUCS Federal or their associates may, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Conditions to the Offering

         Completion of the offering is subject to:

1. completion of the conversion, which requires approvals from certain government agencies, the ratification of BUCS Federal's voting depositor members, and the receipt of rulings and/or opinions of counsel as to the tax consequences of the conversion;

2. the receipt of all the required approvals for the issuance of common stock in the offering, including the approval of the OTS; and

3.   the sale of a minimum of 369,750 shares of common stock.

         If conditions 1 and 2 are not met before we complete the offering, all funds received will be promptly returned with interest at BUCS Federal's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of the officers and directors of BUCS Financial Corp and BUCS Federal will be counted for purposes of meeting the minimum number of shares required by condition 3.

                                  BUCS FEDERAL


         BUCS Federal was originally founded in 1970 as "Maryland Blue Cross and Blue Shield Employees Federal Credit Union." In the early 1980s, it changed its name to BUCS Federal Credit Union. The Bank, as a credit union, initially served the employees of CareFirst BlueCross BlueShield and its subsidiaries. Over time, membership grew to include other employee groups. However, as a credit union, it was legally restricted to serving only customers who shared a "common bond" such as a common employer. On March 1, 1998, the Bank ^ was formed as a de novo federal mutual savings ^ association and at the same time assumed the existing assets and liabilities of BUCS Federal Credit Union. As a result, the Bank was able to begin serving the general public in addition to continuing to serve employee groups. See page __.


         The Bank's deposits were federally insured from 1970 to 1998 by the National Credit Union Share Insurance Fund. Since 1998, the Bank's deposits have been insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation (the "FDIC'). The Bank is regulated by the OTS and the FDIC.


         The Bank is a community-oriented savings organization, providing traditional retail banking services, one- to four-family residential mortgage loans, and consumer loan products, including home equity, auto, and personal loans. Originally, the Bank operated as a typical credit union, with an emphasis on consumer lending. Since 1986, however, the Bank has also originated a substantial amount of one- to four-family residential mortgage loans. The Bank began in June 2000 to seek to originate small business loans to complement the array of commercial checking and deposit services offered by the Bank. The Bank may in the future seek certification to make Small Business Administration guaranteed loans. The current activities of the Bank's two subsidiary service corporations are presently immaterial. However, the Bank is considering the expansion of the insurance products offered through its service corporation, Armor Insurance Group, LLC, through the possible purchase of one or more small local insurance agencies. The Bank conducts its operations through its main office located in Owings Mills, Maryland and a full service branch office in Columbia, Maryland. The Bank also maintains five remote ATM locations.


         At September 30, 2000, the Bank had total assets, deposits, and equity of $70.4 million, $47.8 million, and $5.8 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits and FHLB advances.


         At September 30, 2000, net loans receivable amounted to approximately ^ $46.5 million or ^ 66.1% of total assets, consisting principally of $34.0 million in consumer loans, including home equity loans and auto loans, and $13.5 million in first mortgage loans. The Bank invests excess liquidity in mortgage-backed and investment securities, primarily in U.S. government agency securities. The Bank has recently sought to leverage its balance sheet, utilizing its first FHLB advance in December 1998 to purchase GNMA adjustable rate mortgage-backed securities. Additional FHLB borrowings since then have been used to partially replace approximately $13.1 million that had been deposited in a money market account at the Bank by the administrator of the internal 401(k) plan of CareFirst BlueCross BlueShield. The Bank chose to eliminate this account and seek a less volatile source of funding. FHLB advances and other borrowings totaled $15.5 million at September 30, 2000. Investment and mortgage-backed securities amounted to $15.8 million or 22.5% of total assets at September 30, 2000. See "Business of BUCS Federal."


                               BUCS FINANCIAL CORP

         BUCS Financial Corp is a Maryland chartered corporation that was organized in October 2000 for the purpose of acquiring all of the capital stock that BUCS Federal will issue upon its conversion from the mutual to stock form of ownership. BUCS Financial Corp has not engaged in any significant business to date but will serve as a holding company of the Bank following the conversion. BUCS Financial Corp has applied for approval to acquire control of the Bank. The proceeds from the offering will help the Bank fund its transition from a credit union to a full service thrift institution, including funding the development of new products and potentially the expansion of the Bank's presence in the community through the addition of new branch locations. BUCS Financial Corp will use approximately 50% of the net proceeds of the offering to purchase all of the stock to be issued by BUCS Federal Bank. BUCS Financial Corp will also lend the BUCS Federal's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as BUCS Financial Corp's initial capitalization. Upon consummation of the conversion, BUCS Financial Corp will have no significant assets other than that portion of the net proceeds of the offering, the promissory note representing the amount of its loan to the employee stock ownership plan, and the shares of the Bank's capital stock acquired in the conversion, and it will have no significant liabilities. BUCS Financial Corp's cash flow will be dependent upon earnings from the investment of the portion of net proceeds it retains in the conversion and any dividends received from the Bank. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any acquisition, merger or expansion opportunities, BUCS Financial Corp will be in a position after the conversion, subject to regulatory limitations and its financial condition, to take advantage of any acquisition, merger and expansion opportunities that may arise. However, some of these activities could be considered to entail a greater risk than the activities permissible for federally chartered savings institutions such as the Bank. The initial activities of BUCS Financial Corp are anticipated to be funded by the portion of the net proceeds retained by it and earnings thereon.

                     PROPOSED STOCK PURCHASES BY MANAGEMENT

         The following table sets forth for each of the directors of the Bank and for all of the directors and officers of the Bank as a group (including in each case all "associates" of the directors and officers) the number of shares of common stock which each director and officer intends to purchase, assuming the sale of 435,000 shares of common stock at $10.00 per share. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering), and does not take into account any stock benefit plans to be adopted within one year following the conversion. See "Management - Potential Stock Benefit Plans."

                                                                Percentage of
                              Total Number    Total Dollar      435,000 Total
                                of Shares    Amount of Shares   Shares Sold in
             Name           to be Purchased  to be Purchased   the Offering(1)
--------------------------- ---------------  ---------------   ------------
Allen Maier                        2,500          $25,000            -*
Joseph Prescrille                  6,000           60,000          1.4%
Brian Bowers                      11,000          110,000          2.5%
M. Robin Copeland                    500            5,000            -*
Herbert J. Moltzan                10,000          100,000          2.3%
Thomas Markel                     10,000          100,000          2.3%
A. Virginia Wampler                3,000           30,000            -*
Harry Fox                          3,000           30,000            -*
Peg Ohrt                           1,000           10,000            -*
Dale Summers                       3,000           30,000            -*
Non-director officers of
    the Bank                      10,000          100,000          2.3%
                                  ------         --------         ----
         Total                    60,000         $600,000         13.8%
                                  ======          =======         ====

-----------------
*        Less than 1%.

(1) In the event the stockholders of BUCS Financial Corp approve the stock benefit plans as discussed in this prospectus (stock programs (4% of the common stock sold in the offering) and the stock option plans (10% of the common stock sold in the offering)), and all of the common stock is awarded pursuant to the stock benefit plans and all options are exercised (increasing the number of outstanding shares), directors and executive officers would own ^ 120,900 or ^ 25.3% of the shares of common stock outstanding. If fewer than 435,000 shares were publicly sold, these percentage ownership estimates would increase. See "- Potential Stock Benefit Plans."

                                 USE OF PROCEEDS

         The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $3,297,500 at the minimum and $4,602,500 at the maximum of the offering range.

         Assuming net proceeds of $3,950,000 at the midpoint of the offering range and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

            Loan to employee stock ownership plan         $   348,000
            Investment in BUCS Federal                      1,975,000
            Working capital                                 1,627,000
                                                          -----------
                                                          $ 3,950,000
                                                          ===========

         These funds initially may be invested in U.S. government agency obligations and/or marketable securities. We may also use the net proceeds to repurchase our stock.

         The funds received by the Bank from us in return for the purchase of all its stock to be issued will be used for general corporate purposes, including to repay FHLB borrowings, and will help the Bank fund its transition from a credit union to a full service community bank, possibly including the expansion of the Bank's presence in its existing market area through the addition of new branch locations. However, there are no current agreements or arrangements regarding expansion of the Bank's branch network.

         The funds will increase the Bank's total capital to expand investment and lending, enhance its technological capabilities and develop its commercial lending program. Net proceeds may also be used by the Bank to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from us.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the reorganization. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of BUCS Financial Corp and BUCS Federal. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         BUCS Financial Corp anticipates the establishment of a policy to pay cash dividends. The timing, frequency and initial annual amount of the dividends have not yet been determined. Dividends will be subject to determination and declaration by the Board of Directors of BUCS Financial Corp. In making its decision, the Board of Directors will consider several factors, including:

o        financial condition;
o        results of operations;
o        tax considerations;
o        industry standards; and
o        general economic conditions;

         There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         BUCS Financial Corp's ability to pay dividends also depends on the receipt of dividends from BUCS Federal which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations." Furthermore, as a condition to OTS approval of the conversion, BUCS Financial Corp has agreed that it will not initiate any action within one year of completion of the conversion in the furtherance of payment of a special distribution or return of capital to stockholders of the Company. Because BUCS Federal was previously a credit union, it does not have an accumulated bad debt reserve like most thrift institutions. As such, stock repurchases would not result in a tax liability from the recapture of an accumulated tax bad debt reserve.

                              MARKET FOR THE STOCK


         BUCS Financial Corp has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, BUCS Financial Corp anticipates that its stock will be traded on the over-the-counter market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board. BUCS Financial Corp expects that Trident Securities will make a market in the stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be obligated with respect to these efforts.


         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained after the offering. The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Bank as of September 30, 2000, and the pro forma capitalization of BUCS Financial Corp after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the pro forma capitalization.

                                                             Pro Forma Capitalization at September 30, 2000
                                                             ----------------------------------------------
                                                                                                  Maximum,
                                                              Minimum     Midpoint   Maximum     as adjusted
                                                              369,750      435,000   500,250       575,288
                                               Actual, at    Shares at    Shares at  Shares at    Shares at
                                             September 30,   $10.00 per   $10.00 per $10.00 per   $10.00 per
                                                  2000         share        share      share      share(1)
                                            -------------    ----------   ---------- ----------  ---------
                                                                     (In thousands)
Deposits(2) ..................................   $ 47,817    $ 47,817    $ 47,817    $ 47,817    $ 47,817
Borrowed funds ...............................     15,500      15,500      15,500      15,500      15,500
                                                 --------    --------    --------    --------    --------
Total deposits and borrowed funds ............   $ 63,317    $ 63,317    $ 63,317    $ 63,317    $ 63,317
                                                 ========    ========    ========    ========    ========
Stockholders' equity:
Preferred stock, $0.10 par value, 2,000,000
  shares authorized; none to be issued .......   $     --    $     --    $     --    $     --    $     --
 Common stock, $0.10 par value, 5,000,000
    shares authorized, assuming shares
    outstanding as shown(3) ..................         --          37          44          50          58
Additional paid-in capital(3) ................         --       3,261       3,906       4,553       5,295
Retained earnings ............................      5,956       5,956       5,956       5,956       5,956
Unrealized gain (loss) on securities available
  for sale, net ..............................       (178)       (178)       (178)       (178)       (178)
Less:
  Common stock acquired by ESOP(4) ...........         --        (296)       (348)       (400)       (460)
  Common stock acquired by
    stock programs(5) ........................         --        (148)       (174)       (200)       (230)
                                                 --------    --------    --------    --------    --------
Total equity/stockholders' equity ............   $  5,778    $  8,632    $  9,206    $  9,781    $ 10,441
                                                 ========    ========    ========    ========    ========

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(3) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by BUCS Financial Corp and the Bank and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See "Risk Factors - The expenses related to our stock-based benefit plans and other business expenses will reduce our earnings" and "Management - Potential Stock Benefit Plans - Stock Options Plans."
(4) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the ESOP shares will be borrowed from BUCS Financial Corp. For an estimate of the impact of the loan on earnings, see "Pro Forma Data." The Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management - Executive Compensation - Employee Stock Ownership Plan." If the employee stock ownership plan is unable to purchase stock in the conversion due to an oversubscription in the offering by Eligible Account Holders, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity.
(5) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion. The stock purchased by the stock programs is reflected as a reduction of stockholders' equity. See footnote (2) to the table under "Pro Forma Data." See "Risk Factors - The expenses related to our stock-based benefit plans and other business expenses will reduce our earnings" and "Management - Potential Stock Benefit Plans - Stock Programs."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, net proceeds to BUCS Financial Corp are currently estimated to be between $3.3 million and $4.6 million (or $5.4 million if the independent valuation is increased by 15%) based on the following assumptions:

o an amount equal to 8% of the shares issued will be loaned to the ESOP to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the stock programs adopted no sooner than six months following the offering, funded through open market purchases; and

o    expenses of the offering are estimated to be $400,000.

         We have prepared the following table, which sets forth our historical net earnings and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 6.08% for the nine months ended September 30, 2000, which approximates the yield on a one-year U.S. Treasury bill on September 30, 2000. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 3.83% for the nine months ended September 30, 2000, based on an effective tax rate of 37%.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on September 30, 2000, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated BUCS Financial Corp. The pro forma data does not predict how much we will earn in the future.

         The following tables summarize historical data of BUCS Federal and pro forma data of BUCS Financial Corp at or for the nine months ended September 30, 2000 and at or for the year ended December 31, 1999, respectively, based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of BUCS Financial Corp within one year following the conversion, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental
Eligible Account Holders or the bad debt reserve in liquidation. See "The Conversion - Effects of Conversion - Liquidation Rights" and "Management - Potential Stock Benefit Plans -Stock Option Plans."

                                                         At or For the Nine Months ended September 30, 2000
                                                      --------------------------------------------------------
                                                      $3,697,500      $4,350,000     $5,002,500    $5,752,880
                                                      Independent     Independent    Independent   Independent
                                                       Valuation       Valuation      Valuation     Valuation
                                                      -----------     -----------    -----------   ----------
                                                        369,750         435,000        500,250       575,288
                                                        Shares          Shares         Shares        Shares
                                                      -----------     -----------    -----------   -----------
                                                          (Dollars in thousands, except per share amounts)
Gross proceeds .......................................  $   3,698     $   4,350     $   5,003     $   5,753
Less expenses ........................................       (400)         (400)         (400)         (400)
                                                        ---------     ---------     ---------     ---------
   Estimated net proceeds ............................      3,298         3,950         4,603         5,353
Less ESOP funded by BUCS Financial Corp. .............       (296)         (348)         (400)         (460)
Less stock programs adjustment .......................       (148)         (174)         (200)         (230)
                                                        ---------     ---------     ---------     ---------
   Estimated investable net proceeds .................  $   2,854     $   3,428     $   4,003     $   4,663
                                                        =========     =========     =========     =========
Net Income:
   Historical ........................................  $     163     $     163     $     163     $     163
   Pro forma income on net proceeds ..................         82            98           115           134
   Pro forma ESOP adjustments(1) .....................        (14)          (16)          (19)          (22)
   Pro forma stock programs adjustment(2) ............        (14)          (16)          (19)          (22)
                                                        ---------     ---------     ---------     ---------
   Pro forma net income(1)(3)(4) .....................  $     217     $     229     $     240     $     253
                                                        =========     =========     =========     =========
Per share net income
   Historical ........................................  $    0.48     $    0.40     $    0.35     $    0.31
   Pro forma income on net proceeds ..................       0.24          0.24          0.25          0.25
   Pro forma ESOP adjustments(1) .....................      (0.04)        (0.04)        (0.04)        (0.04)
   Pro forma stock programs adjustment(2) ............      (0.04)        (0.04)        (0.04)        (0.04)
                                                        ---------     ---------     ---------     ---------
   Pro forma net income per share(1)(3)(4) ...........  $    0.64     $    0.56     $    0.52     $    0.48
                                                        =========     =========     =========     =========
Shares used in calculation of income per share(1) ....    342,389       402,810       463,232       532,717
Stockholders' equity:
   Historical ........................................  $   5,778     $   5,778     $   5,778     $   5,778
   Estimated net proceeds ............................      3,298         3,950         4,603         5,353
   Less: Common Stock acquired ESOP(1) ...............       (296)         (348)         (400)         (460)
   Less: Common Stock acquired by stock
         programs(2) .................................       (148)         (174)         (200)         (230)
                                                        ---------     ---------     ---------     ---------
   Pro forma stockholders' equity(1)(3)(4) ...........  $   8,632     $   9,206     $   9,781     $  10,441
                                                        =========     =========     =========     =========
Stockholders' equity per share:
   Historical ........................................  $   15.63     $   13.28     $   11.55     $   10.04
   Estimated net proceeds ............................       8.92          9.08          9.20          9.30
   Less: Common Stock acquired by the ESOP(1) ........      (0.80)        (0.80)        (0.80)        (0.80)
   Less: Common stock acquired by stock
         programs(2) .................................      (0.40)        (0.40)        (0.40)        (0.40)
                                                        ---------     ---------     ---------     ---------
   Pro forma stockholders' equity per share(4) .......  $   23.35     $   21.16     $   19.55     $   18.14
                                                        =========     =========     =========     =========
Offering price as a percentage of pro forma
  stockholders' equity per share .....................      42.83%        47.26%        51.15%        55.13%
                                                        =========     =========     =========     =========
Offering price to pro forma
  net income per share ...............................     11.72X        13.39X        14.42X        15.63X
                                                        =========     =========     =========     =========


Shares used in calculation of book value per share ...    369,750       435,000       500,250       575,288

                                                                               (Footnotes on following page)

                                                            At or For the Year ended December 31, 1999
                                                      -----------------------------------------------------
                                                      $3,697,500    $4,350,000    $5,002,500    $5,752,880
                                                      Independent   Independent   Independent   Independent
                                                       Valuation     Valuation     Valuation     Valuation
                                                      -----------   -----------   -----------   ----------
                                                        369,750       435,000       500,250       575,288
                                                        Shares        Shares        Shares        Shares
                                                      -----------   -----------   -----------   ----------
                                                         (Dollars in thousands, except per share amounts)
Gross proceeds ....................................   $   3,698     $   4,350     $   5,003     $   5,753
Less expenses .....................................        (400)         (400)         (400)         (400)
                                                      ---------     ---------     ---------     ---------
   Estimated net proceeds .........................       3,298         3,950         4,603         5,353
Less ESOP funded by BUCS Financial Corp. ..........        (296)         (348)         (400)         (460)
Less stock programs adjustment ....................        (148)         (174)         (200)         (230)
                                                      ---------     ---------     ---------     ---------
   Estimated investable net proceeds ..............   $   2,854     $   3,428     $   4,003     $   4,663
                                                      =========     =========     =========     =========
Net Income:
   Historical .....................................   $     433     $     433     $     433     $     433
   Pro forma income on net proceeds ...............         109           131           153           179
   Pro forma ESOP adjustments(1) ..................         (19)          (22)          (25)          (29)
   Pro forma stock programs adjustment(2) .........         (19)          (22)          (25)          (29)
                                                      ---------     ---------     ---------     ---------
   Pro forma net income(1)(3)(4) ..................   $     504     $     520     $     536     $     554
                                                      =========     =========     =========     =========
Per share net income
   Historical .....................................   $    1.26     $    1.07     $    0.93     $    0.81
   Pro forma income on net proceeds ...............        0.32          0.33          0.33          0.34
   Pro forma ESOP adjustments(1) ..................       (0.06)        (0.05)        (0.05)        (0.05)
   Pro forma stock programs adjustment(2) .........       (0.06)        (0.05)        (0.05)        (0.05)
                                                      ---------     ---------     ---------     ---------
   Pro forma net income per share(1)(3)(4) ........   $    1.46     $    1.30     $    1.16     $    1.05
                                                      =========     =========     =========     =========
Shares used in calculation of income per share(1) .     343,128       403,680       464,232       533,867
Stockholders' equity:
   Historical .....................................   $   5,481     $   5,481     $   5,481     $   5,481
   Estimated net proceeds .........................       3,298         3,950         4,603         5,353
   Less: Common Stock acquired ESOP(1) ............        (296)         (348)         (400)         (460)
   Less: Common Stock acquired by stock
         programs(2) ..............................        (148)         (174)         (200)         (230)
                                                      ---------     ---------     ---------     ---------
   Pro forma stockholders' equity(1)(3)(4) ........   $   8,335     $   8,909     $   9,484     $  10,144
                                                      =========     =========     =========     =========
Stockholders' equity per share:
   Historical .....................................   $   14.82     $   12.60     $   10.96     $    9.53
   Estimated net proceeds .........................        8.92          9.08          9.20          9.30
   Less: Common Stock acquired by the ESOP(1) .....       (0.80)        (0.80)        (0.80)        (0.80)
   Less: Common stock acquired by stock
         programs(2) ..............................       (0.40)        (0.40)        (0.40)        (0.40)
                                                      ---------     ---------     ---------     ---------
   Pro forma stockholders' equity per share(4) ....   $   22.54     $   20.48     $   18.96     $   17.63
                                                      =========     =========     =========     =========
Offering price as a percentage of pro forma
  stockholders' equity per share ..................       44.37%        48.83%        52.74%        56.72%
                                                      =========     =========     =========     =========
Offering price to pro forma
  net income per share ............................       6.85X         7.69X         8.62X         9.52X
                                                      =========     =========     =========     =========

Shares used in calculation of book value per share      369,750       435,000       500,250       575,288

                                                                             (Footnotes on following page)

---------------
(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from BUCS Financial Corp. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management - Executive Compensation - Employee Stock Ownership Plan." The pro forma net earnings assumes: (i) that the Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for nine months ended September 30, 2000 and for the year ended December 31, 1999 were made at the end of the period; (ii) that 2,219, 2,610, 3,002, and 3,452 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended September 30, 2000 and that 2,958, 3,480, 4,002, and 4,602 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1999, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors - The expenses related to our stock-based benefit plans and other business expenses will reduce our earnings" for a discussion of possible added costs for the employee stock ownership plan.


(2) Gives effect to the stock programs that may be adopted by the Bank following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 14,790, 17,400, 20,010, and 23,011 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Bank. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the nine months ended September 30, 2000 and at the beginning of the year ended December 31, 1999 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the nine months ended September 30, 2000 and during the year ended December 31, 1999. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.85% and pro forma net income per share for the nine months ended September 30, 2000 would be $.62, ^ $.54, $.50, and ^ $.46, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2000 would be $22.45, $20.35, $18.80, and $17.45 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. Pro forma net income per share for the year ended December 31, 1999 would be ^ $1.40, $1.25, $1.12, and $1.01, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $21.68, $19.69, $18.23, and $16.95 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management
         - Potential Stock Benefit Plans - Stock Programs."


(3) The retained earnings of BUCS Financial Corp and the Bank will continue to be substantially restricted after the conversion. See "Dividend Policy," "The Conversion - Effects of Conversion - Liquidation Rights" and "Regulation - Regulation of the Bank - Dividends and Other Capital Distribution Limitations."

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plans that may be adopted by the Bank following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 36,975, 43,500, 50,025, and 57,528 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of ^authorized but unissued shares of stock ^to the stock plan instead of open market purchases would dilute the voting interests of ^existing stockholders ^by approximately 9.1%. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $.57, $.51, $.47, and $.43, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the nine months ended September 30, 2000; pro forma stockholders' equity per share would be $22.13, $20.15, $18.68, and $17.41, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 2000. The pro forma net earnings per share would be $1.42, $1.25, $1.12, and $1.01, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 1999; pro forma stockholders' equity per share would be $21.68, $19.69, 18.23, and $16.95, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at December 31, 1999. See "Management - Potential Stock Benefit Plans - Stock Option Plans."

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the BUCS Federal's historical and pro forma capital position relative to its capital requirements as of September 30, 2000. Pro forma capital levels assume receipt by BUCS Federal of the net proceeds of the offering and retention by BUCS Financial Corp of 50% of the net proceeds, and that the ESOP purchases 8% of the stock sold in the offering, and that 4% of the shares of stock sold in the offering is purchased by the stock programs at the purchase price subsequent to the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see "Regulation -Regulation of the Bank - Regulatory Capital Requirements."

                                                                       Pro Forma at September 30, 2000
                                            ---------------------------------------------------------------------------------------
                          Actual, at            $3,697,500             $4,350,000             $5,002,500             $5,752,880
                      September 30, 2000         Offering               Offering               Offering              Offering(1)
                      ------------------    --------------------  ---------------------  --------------------   -------------------

                              Percentage            Percentage              Percentage            Percentage            Percentage
                      Amount  of Assets(2)  Amount  of Assets(2)  Amount   of Assets(2)  Amount  of Assets(2)   Amount of Assets(2)
                      ------  ------------  ------  ------------  ------   ------------  ------  ------------   ------ ------------
                                                                   (Dollars in thousands)
GAAP Capital(3)...... $5,778     8.21%      $6,983      9.76%     $7,231      10.07%     $7,480     10.38%      $7,765     10.73%

Core Capital:
  Actual or
    Pro Forma........ $5,956     8.45%      $7,161      9.98%     $7,409      10.29%     $7,658     10.60%      $7,943     10.95%
  Required...........  1,058     1.50        1,076      1.50       1,080       1.50       1,083      1.50        1,088      1.50
                       -----     ----        -----      ----       -----       ----       -----      ----        -----      ----
  Excess............. $4,898     6.95%      $6,085      8.48%     $6,329       8.79%     $6,575      9.10%      $6,855      9.45%
                       =====     ====        =====      ====       =====       ====       =====      ====        =====      ====

Tier 1 Capital:
  Actual or
    Pro Forma........ $5,956     8.45%      $7,161      9.98%     $7,409      10.29%     $7,658     10.60%      $7,943     10.95%
  Required(4)........  2,821     4.00        2,869      4.00       2,879       4.00       2,889      4.00        2,900      4.00
                       -----     ----        -----      ----       -----       ----       -----      ----        -----      ----
  Excess............. $3,135     4.45%      $4,292      5.98%     $4,530       6.29%     $4,769      6.60%      $5,043      6.95%
                       =====     ====        =====      ====       =====       ====       =====      ====        =====      ====

Risk-Based Capital:
  Actual or
    Pro Forma(5)(6).. $6,478    13.56%      $7,683     15.88%     $7,931      16.35%     $8,180     16.82%      $8,465     17.36%
  Required...........  3,822     8.00        3,870      8.00       3,880       8.00       3,890      8.00        3,902      8.00
                       -----     ----        -----      ----       -----       ----       -----      ----        -----      ----
  Excess............. $2,656     5.56%      $3,813      7.88%     $4,051       8.35%     $4,290      8.82%      $4,563      9.36%
                       =====     ====        =====      ====       =====       ====       =====      ====        =====      ====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2)  Core capital  levels are shown as a percentage  of total  adjusted  assets.
     Tier 1 and Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized gain on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Regulation of the Bank-Regulatory Capital Requirements.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.

(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of ^ $522,000 at September 30, 2000 and the subtraction of the unrealized loss of $178,000 on available-for-sale securities, net.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following financial information and other data in this section should be read together with the Bank's consolidated financial statements and the notes thereto beginning at page F-2 of this prospectus. The consolidated historical financial and other data at or for the nine months ended September 30, 2000 and 1999 is unaudited and may not be indicative of results for the year ended December 31, 2000 or for any other period. The Bank converted from the credit union form of organization in March of 1998. In the opinion of management, all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of such periods or for such dates have been made.

                          Selected Financial Highlights
                             (Dollars in thousands)

                                           At or for the                   At or for the
                                         Nine Months Ended                  Year Ended
                                           September 30,                  At December 31,
                                      -------------------------       -------------------------
                                         2000           1999            1999             1998            1997
                                      ---------      ----------       ---------      ----------       ---------
                                                                      (restated)     ^(restated)

Assets........................         $70,370        $67,218          $68,155         $66,196         $57,272
Loans receivable, net.........          46,963         43,440           43,935          45,636          41,311
Investment securities.........          15,817         18,187           16,043          15,169           7,428
Cash and cash equivalents.....           4,453          2,574            4,870           3,592           3,839
Deposits......................          47,817         43,977           43,333          55,416          52,037
FHLB advances.................          15,500         16,615           18,615           5,000              --
Total equity..................           5,778          5,505            5,481           5,383           4,995

Summary of Operations:
Interest income...............           3,853          3,622            4,851           4,629           4,463
Interest expense..............           2,072          1,829            2,470           2,234           2,160
                                     ---------      ---------         --------     -----------        --------
Net interest income...........           1,781          1,793            2,381           2,395           2,303
Provision for loan losses.....             140            180              220             300             700
                                     ---------    -----------        ---------        --------        --------
Net interest income after

  provision for loan losses...           1,641          1,613            2,161           2,095           1,603
Other income..................           ^ 841          ^ 732            ^ 985           ^ 643            (28)
Other expenses................         ^ 2,231       ^  1,793         ^  2,481        ^  2,256           1,450
                                     ---------    -----------        ---------        --------        --------
Income before income taxes....             251            552              665           ^ 482             125
                                                                                         =
Income taxes..................              88            190              232              --              --
                                     ---------    -----------        ---------        --------        --------
Net income....................       $     163     $      362       $      433     $     ^ 482        $    125
                                     =========     ==========       ==========     ======  ===        ========

Actual number (not in thousands):

Loans outstanding.............           5,817          5,712            5,767           5,625           7,315
Deposit accounts..............          26,222       ^ 24,305           24,110        ^ 23,103          22,653
Full service offices..........               2              1                2               1               1

Selected Financial Ratios


                                                        At or For
                                                         the Nine                         At or For
                                                       Months Ended                     the Year Ended
                                                       September 30,                      December 31,
                                                   ---------------------       ------------------------------------
                                                     2000         1999           1999          1998         1997
                                                   --------     --------       --------      --------     ---------
Performance Ratios(1):
  Return on average assets (net income
    divided by average total  assets)........        0.31%         0.71%         0.63%         0.57%        0.22%

  Return on average equity (net
     income divided by average equity).......        3.92%         8.77%         7.86%         6.79%        2.48%

  Net interest rate spread...................        3.52%         3.47%         3.52%         3.95%        4.24%

  Net interest margin on average
    interest-earnings assets.................        3.67%         3.66%         3.68%         4.20%        4.36%

  Average interest-earning assets to
     average interest-bearing liabilities....      103.46%       105.00%       104.03%       106.40%      103.01%

  Efficiency ratio (noninterest expense
      divided by the sum of net interest
      income and noninterest income).........       84.56%        69.96%        72.59%        78.20%       63.74%

Asset Quality Ratios:

  Non-performing loans to
      total loans, net.......................        0.31%         0.23%         0.27%         0.51%        1.38%

  Non-performing assets to total assets......        0.21%         0.15%         0.20%         0.40%        0.99%

  Net charge-offs (recoveries) to average
      loans outstanding......................        0.18%         0.47%         0.57%         1.57%      (0.16%)

  Allowance for loan losses to total loans...        1.31%         1.28%         1.26%         1.26%        2.26%

Capital Ratios:
  Average equity to average assets
     ratios (average equity divided by
     average total assets)...................        8.03%         8.06%         8.06%         8.35%        8.99%

  Equity to assets at period end.............        8.21%         8.26%         8.04%         8.13%        8.72%


---------------
(1) Ratios are annualized for the nine months ended September 30, 2000 and 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         Management's discussion and analysis of the Bank's financial condition and results of operations is intended to provide assistance and understanding of the Bank's financial condition and results of operations. The information in this section should be read with the consolidated financial statements and the notes to consolidated financial statements beginning at page F-2.

         The Bank's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Bank's noninterest income consists primarily of fees and service charges. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees and federal deposit insurance premiums. The Bank's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Forward - Looking Statements

         This document contains statements that project the future operations of BUCS Financial Corp which involve risks and uncertainties. BUCS Financial Corp's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning on page ___ of this document.

         Statements concerning future performance, developments, or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

Business Strategy

         The Bank's business strategy has been to operate as a well-capitalized independent community savings institution dedicated to providing quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in consumer loans, including home equity, auto, credit card, and personal loans, loans secured by one- to four- family residential real estate located in the Bank's market area, mortgage-backed securities, and U.S. government agency obligations.

         Management believes that the Bank benefits from its ability to quickly and effectively provide personal service tailored to customer needs and inquiries, in comparison to many of its local competitors. In December 1999, the Bank enhanced its capabilities as a full service community bank with the opening of its first full service branch in Columbia, Maryland. The facility was a branch of another bank and has been completely renovated. The facility offers the benefits of walk-in and drive-up ATMs, multiple drive-through service lanes, and evening and weekend hours.

         To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in mortgage-backed securities, particularly adjustable rate mortgage-backed securities.

         While management intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages, the additional capital provided by the offering will allow the Bank to take the following steps to achieve greater growth and profitability. Specifically, the Bank intends to:

o invest in appropriate technology that will enhance the Bank's existing telephone, PC and internet banking services and enable the Bank to serve its customers more effectively;

o seek originations of commercial real estate and business loans, while continuing to expand its consumer lending and residential mortgage lending; and

o    expand the Bank's branch network and community presence.

Analysis of Net Interest Income

         The Bank's earnings have historically depended primarily upon the Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the relative amounts of its interest-earnings assets and interest-bearing liabilities.

Average Balance Sheet. The following tables set forth certain information relating to the Bank at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Similar information is provided as of September 30, 2000. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                                    Nine Months Ended September 30,
                                              At September 30,     -----------------------------------------------------------------
                                                    2000                          2000                           1999
                                             ---------------------  ---------------------------------  -----------------------------
                                                                     Average                 Average   Average              Average
                                              Balance   Yield/Cost   Balance    Interest   Yield/Cost  Balance  Interest  Yield/Cost
                                             --------  -----------  --------    --------   ---------- --------  --------  ----------
                                                                                  (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................  $46,963       8.68%    $45,064     $2,901       8.58%   $42,726   $2,681      8.37%
  Investment securities (2).................   19,331       6.54%     19,645        952       6.46%    22,505      941      5.58%
                                              -------                -------     ------               -------   ------
    Total interest-earning assets...........   66,294       8.06%     64,709      3,853       7.94%    65,231    3,622      7.40%
                                                                                 ------                         ------
Non-interest-earning assets.................    4,076                  4,227                            3,017
                                              -------                -------                          -------
    Total assets............................  $70,370                $68,936                          $68,248
                                              =======                =======                          =======

Interest-bearing liabilities:
  Savings accounts..........................  $19,636       3.01%    $20,725        487       3.13%   $21,481      499      3.10%
  Money market accounts.....................    8,219       5.67%      7,879        325       5.50%    14,862      465      4.17%
  Certificates of deposit...................   12,985       6.35%     11,973        533       5.94%    12,060      530      5.86%
  Checking accounts.........................    6,977         --       6,164         --         --      5,483       --        --
                                              -------                -------     ------               -------   ------
    Total deposits.........................    47,817       3.94%     46,741      1,345       3.84%    53,886    1,494      3.70%
  Borrowed funds............................   15,500       6.55%     15,805        727       6.13%     8,236      335      5.42%
                                              -------                -------     ------               -------   ------
    Total interest-bearing liabilities.....    63,317       4.58%     62,546      2,072       4.42%    62,122    1,829      3.93%
                                                                                 ------                         ------
 Non-interest-bearing liabilities...........    1,275                    855                              622
                                              -------               --------                          -------
    Total liabilities.......................   64,592                 63,401                           62,744
Retained earnings...........................    5,778                  5,535                            5,504
                                              -------               --------                          -------
    Total liabilities and retained earnings.  $70,370                $68,936                          $68,248
                                              =======                =======                          =======
Net interest income.........................                                     $1,781                         $1,793
                                                                                  =====                          =====
Interest rate spread (3)....................                3.48%                             3.52%                         3.47%
                                                            ====                              ====                          ====
Net yield on interest-earning assets (4)....                                                  3.67%                         3.66%
                                                                                              ====                          ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities....              104.70%                           103.46%                       105.00%
                                                          ======                            ======                        ======

--------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, mortgage-backed securities, overnight deposits and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                                                 Year Ended December 31,
                                             ---------------------------------------------------------------
                                                          1999                          1998
                                             -----------------------------   -------------------------------
                                              Average              Average   Average               Average
                                              Balance  Interest Yield/Cost   Balance  Interest    Yield/Cost
                                              -------  -------- ----------   -------  --------    ----------
                                                                 (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................  $42,985   $3,621       8.42%   $42,822    $3,853       9.00%
  Investment securities (2).................   21,741    1,230       5.66%    14,171       776       5.48%
                                              -------   ------               -------    ------
   Total interest-earning assets............   64,726    4,851       7.49%    56,993     4,629       8.12%
                                                        ------                          ------
Non-interest-earning assets.................    3,669                          2,309
                                              -------                        -------
   Total assets.............................  $68,395                        $59,302
                                              =======                        =======

Interest-bearing liabilities:
  Savings accounts..........................  $21,299      664       3.12%   $19,819       688       3.47%
  Money market accounts.....................   12,867      538       4.18%    17,371       853       4.91%
  Certificates of deposit...................   11,915      691       5.80%    11,287       687       6.10%
  Checking accounts.........................    5,506       --         --      4,968        --         --
                                              -------   ------               -------    ------
   Total deposits..........................    51,587    1,893       3.67%    53,445     2,228       4.17%
  Borrowed funds............................   10,631      577       5.43%       120         6       5.00%
                                              -------   ------               -------    ------
   Total interest-bearing liabilities......    62,218    2,470       3.97%    53,565     2,234       4.17%
                                                        ------                           -----
 Non-interest-bearing liabilities...........      665                            788
                                              -------                        -------
   Total liabilities........................   62,883                         54,353
Retained Earnings...........................    5,512                          4,949
                                              -------                        -------
   Total liabilities and retained earnings..  $68,395                        $59,302
                                              =======                        =======

Net interest income.........................            $2,381                          $2,395
                                                         =====                           =====
Interest rate spread (3)....................                         3.52%                           3.95%
                                                                     ====                            ====
Net yield on interest-earning assets (4)....                         3.68%                           4.20%
                                                                     ====                            ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities....                       104.03%                         106.40%
                                                                  =======                         =======

--------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, mortgage-backed securities, overnight deposits and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the Bank's interest-bearing assets and interest-bearing liabilities influence the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                       Nine Months Ended September 30,           Year Ended December 31,
                                      ----------------------------------    ---------------------------------
                                                 2000 vs. 1999                         1999 vs. 1998
                                      -----------------------------------------------------------------------
                                              Increase (Decrease)                   Increase (Decrease)
                                                     Due to                                Due to
                                      ----------------------------------    ---------------------------------
                                                          Rate/                               Rate/
                                         Volume    Rate   Volume    Net     Volume   Rate     Volume    Net
                                         ------   ------  -------  -----    ------   -----    ------   ----
                                                               (Dollars in thousands)
Interest income:
 Loans receivable ....................   $ 147    $  67   $   6    $ 220    $  15    $(248)   $   1    $(232)
 Investment securities and other .....    (120)     149     (18)      11      415       26       13      454
                                         -----    -----   -----    -----    -----    -----    -----    -----
  Total interest-earning assets ......   $  27    $ 216   $ (12)   $ 231    $ 430    $(222)   $  14    $ 222
                                         =====    =====   =====    =====    =====    =====    =====    =====
Interest expense:
Savings accounts .....................     (18)       5       1      (12)      51      (69)      (6)     (24)
Money market accounts ................    (218)     148     (70)    (140)    (221)    (127)      33     (315)
Certificates of deposit ..............      (4)       7       0        3       38      (34)       0        4
Checking accounts ....................       0        0       0        0        0        0        0        0
Borrowed Funds .......................     308       44      40      392      526        1       44      571
                                         -----    -----   -----    -----    -----    -----    -----    -----
   Total interest-bearing liabilities    $ (68)   $ 204   $ (29)   $ 243    $ 394    $(229)   $  71    $ 236
                                         =====    =====   =====    =====    =====    =====    =====    =====

Change in net interest income ........   $ (41)   $  12   $  17    $ (12)   $  36    $   7    $ (57)   $ (14)
                                         =====    =====   =====    =====    =====    =====    =====    =====

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of the Bank's assets and liabilities are sensitive to changes in interest rates, the Bank's most significant form of market risk is interest rate risk, or changes in interest rates. The Bank may be vulnerable to an increase or decrease in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly or more slowly than interest-earning assets.

         The Board of Directors has established an asset liability management committee which consists of the Bank's president and chief executive officer, its senior officers, including two vice presidents, and a member of the Board of Directors, who also holds the office of treasurer. The committee meets at least quarterly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

         To reduce the effect of interest rate changes on net interest income the Bank has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

o originate loans with adjustable rate features or fixed rate loans with short maturities;

o    lengthen the maturities of its liabilities  when it would be cost effective
     through  the  pricing  and  promotion  of   certificates   of  deposit  and
     utilization of FHLB advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

o when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have quarterly or annual interest rate adjustments; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2000, the Bank had approximately 50% of its deposits in relatively low cost savings and non-interest checking accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Bank to offset the impact of rising rates in other deposit accounts.

Comparison of Financial Condition at September 30, 2000 and December 31, 1999


         Assets. Total assets increased $2.2 million, or 3.2%, to $70.4 million at September 30, 2000 from $68.2 million at December 31, 1999. The increase in total assets resulted primarily from: a $3.0 million increase in net loans outstanding, partially offset by a reduction of $417,000 in cash and cash equivalents and a $226,000 decrease in investment securities. The increase in net loans outstanding is attributable to the opening of the Bank's new Columbia branch office in December 1999 and a related increase in marketing efforts.

         Included in the category of prepaid expenses and other assets at September 30, 2000 is $289,000 of prepaid rent for the branch office's ground lease, covering the period from July 1, 1999 to June 30, 2009. In exchange for a 7% discount, and in order to obtain the lease, the Bank agreed to prepay such amount, which is being amortized on a straight-line basis over the remaining term of the lease.


         Liabilities. Total liabilities increased $1.9 million, or 3.0%, to $64.6 million at September 30, 2000 from $62.7 million at December 31, 1999. The increase in total liabilities resulted primarily from a $4.5 million increase in deposits, partially offset by a decrease in FHLB advances of $3.1 million. The increase in deposits is primarily attributable to the opening of the Columbia branch office in December 1999.

         Equity. Total equity increased $297,000 from $5.5 million at December 31, 1999 to $5.8 million at September 30, 2000. The increase in the Bank's equity reflects net income of $163,000 for the nine months ended September 30, 2000 and a decrease of $135,000 in unrealized losses on investments available for sale, net of tax.

Comparison of Financial Condition at December 31, 1999 and 1998

         Assets. Total assets increased $2.0 million or 3.0%, to $68.2 million at December 31, 1999 from $66.2 million at December 31, 1998. The increase in total assets resulted primarily from: an $874,000 increase in investment securities, a $1.3 million increase in cash and cash equivalents, partially offset by a reduction of $1.7 million in net loans outstanding. The reduction in net loans outstanding between 1998 and 1999 is attributable to the sale of the Bank's Visa loan portfolio during the year ended December 31, 1999. Without the sale of the Visa loan portfolio, net loans outstanding would have increased by $1.4 million from 1998 to 1999.


         Included in the category of prepaid expenses and other assets at December 31, 1999 is $313,000 of prepaid rent for the branch office's ground lease, covering the period from July 1, 1999 to June 30, 2009. In exchange for a 7% discount, and in order to obtain the lease, the Bank agreed to prepay such amount, which is being amortized on a straight-line basis over the remaining term of the lease.


         Liabilities. Total liabilities increased $1.9 million, or 3.1%, to $62.7 million at December 31, 1999 from $60.8 million at December 31, 1998. The increase in total liabilities resulted primarily from a $13.6 million increase in FHLB advances, partially offset by a decrease in deposits of $12.1 million, primarily money market deposits. This substantial change in deposits and borrowings was the result of the Bank's action to eliminate a money market account that had been established at the Bank by the administrator of the CareFirst BlueCross BlueShield internal 401(k) Plan. The Bank chose to eliminate this account and seek a less volatile source of funding.

         Equity. The $98,000 increase in the Bank's equity reflects the $433,000 in net income for the year ended December 31, 1999. Net income for the year was offset significantly by an increase of $335,000 in unrealized losses on investments available for sale, net of tax.

Liquidity and Capital Resources

         The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         Asset liquidity is provided through loan repayments and the management of maturity distributions for loans and securities. An important aspect of liquidity lies in maintaining sufficient levels of loans and mortgage-backed securities that generate monthly cash flows.

         Significant cash flows were as follows for the nine months ended September 30, 2000:

                                                             (In thousands)
                                                              ------------
Cash provided by operations...............................       $ 1,083
Loan principal repayments.................................        13,894
Sales and redemptions of investment securities............         2,050
Purchases of investment securities........................        (1,698)
Loan disbursements........................................       (17,062)
Net decrease in FHLB advances and other borrowings........        (3,115)
Net increase in deposits..................................         4,484
Other - net...............................................         (  53)
                                                                 -------
Net (decrease) in cash and cash equivalents                      $  (417)
                                                                 =======

         The Bank is subject to federal regulations that impose minimum capital requirements. For a discussion on these capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation -Regulation of the Bank - Regulatory Capital Requirements."

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Bank's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Comparison of Operating Results for the Nine Months Ended September 30, 2000 and 1999


         Net Income. Net income for the nine months ended September 30, 2000 decreased $199,000 from $362,000 for the nine months ended September 30, 1999 to $163,000 for the same period in 2000. ^ Net interest income decreased slightly as interest income increased by 6.4% while interest expense increased by 13.3%, primarily as the result of an almost 92% increase in the average balance of borrowed funds and a 71 basis point increase in the average cost of borrowed funds. In addition, noninterest income increased by $109,000, or 17%, for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase in noninterest income was primarily the result ^ of a $259,000, or 55%, increase in income from fees and service charges, partially offset by the inclusion in noninterest income for the 1999 period of $160,500 for the one-time gain on the sale of the Bank's Visa loan portfolio. See the section titled "Other Income" below. The increase in noninterest income, however, was more than offset by a $437,000, or 25.7%, increase in noninterest expense, primarily the result of expenses from the opening of the new Columbia branch office in December 1999. See the section titled "Other Expenses" below.

         Net Interest Income. Net interest income decreased by $12,000 for the nine months ended September 30, 2000 compared to the same period in 1999, primarily due to increased interest expense resulting from an increase in the average ^ balance of borrowed funds. See the section titled "Interest Expense" below.


         Interest Income. Total interest income increased $231,000 or 6.4%, for the nine months ended September 30, 2000 compared to the same period in 1999, as a result of a 54 basis point increase in the average interest rate earned, partially offset by a decrease of $522,000 in the average balance of interest-earning assets.


         Interest income on loans increased by $220,000 for the nine months ended September 30, 2000 compared to the same period in 1999 due primarily to a $2.3 million increase in the average balance of loans and an increase in the average yield on loans of 21 basis points. Interest income on investment securities increased by $11,000 primarily due to a 88 basis point increase in the average yield on investment securities, offset by a $2.9 million decrease in the average balance of investment securities. The increase in the average yields on interest-earning assets reflects an increase in market interest rates.

         Interest Expense. Total interest expense increased by $243,000 for the nine months ended September 30, 2000, primarily as ^ the result of ^ an almost 92% increase in the average balance of borrowed funds and a 71 basis point increase in the average cost of ^ borrowed funds. Interest expense on deposits was slightly lower, as the result of a 13% decrease in the average balance of deposits with that decrease partially offset by 14 basis point increase in the average cost of deposits.

         Overall, there was a 49 basis point increase in the average cost of total interest-bearing liabilities and an increase of $424,000 in the average balance of total interest-bearing liabilities. The increase in rates paid on interest-bearing liabilities reflects ^ an increase in market interest rates.

         The substantial increase in the average balance of FHLB advances, and the decrease in the average balance of deposits, primarily money market deposits, was the result of the Bank's action in July of 1999 to eliminate a money market account that had been established at the Bank by the administrator of the CareFirst BlueCross BlueShield internal 401(k) Plan. The Bank chose to eliminate this account and seek a less volatile source of funding. Deposits at September 30, 2000 totaled $47.8 million, an increase of $4.5 million from total deposits at December 31, 1999, while FHLB advances decreased from $18.6 million at December 31, 1999 to $15.5 million at September 30, 2000. The Bank attributes the growth in deposits to its marketing efforts, aggressive pricing and the opening of its new Columbia branch office.

         Provision for Loan Losses. The Bank maintains an allowance for loan losses through a provision for loan losses charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses in the ^ loan portfolio at the balance sheet date that are both probable and reasonably estimable. Management's estimate is based on the periodic evaluation of the general level of loan delinquency, the loss factor for each loan type, and general economic conditions. The provision for loan losses was $140,000 for the nine months ended September 30, 2000 compared to $180,000 for the same period in 1999. The Bank monitors its loan portfolio on a continuing basis and intends to continue to provide for loan losses based on its ongoing review of the loan portfolio and general market conditions. The decrease in the provision for loan losses ^ reflects management's assessment of the mix of ^ the loan portfolio, historical performance and ^ a continued improvement in the quality of the loan portfolio.

The Bank had net charge-offs of ^ $79,000 for the nine months ended September 30, 2000 compared to net charge-offs of $203,000 for the same period in 1999. ^ The Bank's allowance for loan losses stood at $621,000 at September 30, 2000 compared to $561,000 at September 30, 1999. See the section titled "Business of the BUCS Federal - Non-Performing Loans and Problem Assets^" beginning on page 51 and the subsection thereunder titled "Allowance for Loan Losses."

         Other Income. Other income, primarily fees and service charges increased $109,000 from ^ $732,000 for the nine months ended September 30, 1999 to ^ $841,000 for the same period in 2000. Other income increased for the nine months ended September 30, 2000 even though the same period in 1999 included a one-time gain of ^ $160,500 from the sale of the Bank's Visa loan portfolio. Management of the Bank determined to sell the Visa portfolio in order to eliminate the loss potential of the portfolio and due to the difficulty of growing this portfolio given the relatively small asset size of the Bank.

         The increase in other income reflects the Bank's emphasis on charging appropriate fees for its services, such as ATM fees, insufficient funds fees, and interchange income generated by customers' use of check cards. During August and September 1999, the Bank issued check cards to all of its checking account customers, resulting in a dramatic increase in interchange income since then. In addition, just prior to the opening of the Bank's full service Columbia branch office in December 1999, the Bank, which had previously permitted unlimited use of third party ATM machines to all customers utilizing the Bank's direct deposit service, changed its ATM policy to permit eight free uses per month, resulting in an increase in fee income. At the same time, the Bank instituted a surcharge on use of its own ATM machines by noncustomers of the Bank. Management attributes the increase in insufficient funds fees to the increase in the number of checking accounts. The Bank continues to review its products with a goal to increase sources of non-interest income, including fees and service charges.

         Other Expense. Other expense increased by $437,000 to ^ $2.2 million for the nine months ended September 30, 2000 from ^ $1.8 million for the same period in 1999. This increase was due primarily ^ to an increase in compensation and employee benefits, ^ including both an increase in health insurance premiums and the cost of five additional employees to staff the Bank's new Columbia branch office, which opened in December 1999, and to an increase in occupancy expenses associated with the Columbia branch office. The Bank expects increased expenses associated with the new Columbia branch office to be felt in future periods as well.


         The Board of Directors and management analyzed the potential effect of each of these expenditures prior to approval and believe that these expenditures will have an overall positive effect on BUCS Financial Corp's franchise and shareholder value, but also realize that the expenditures will depress profitability ratios in the short term. The Board of Directors and management also expect that both interest income and fee income will increase as a result of the new branch office and new employees. However, it is not possible to precisely estimate revenue increases, if any, at this time.

         BUCS Financial Corp expects increased expenses ^ after the ^ conversion as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and the adoption of the directors and executive retirement plans, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, transfer agent, and professional fees.


         Provision for Income Taxes. Provision for income taxes decreased by $102,000 for the nine months ended September 30, 2000 as compared to the same period in 1999. The decrease reflects lower net income for the period.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

         Net Income. Net income increased $97,000 from $336,000 for the year ended December 31, 1998 to $433,000 for 1999.

         Net Interest Income. Net interest income decreased slightly from $2,395,000 for the year ended December 31, 1998 compared to $2,381,000 for 1999.

         Interest Income. Total interest income increased $222,000 or 4.8%, for the year ended December 31, 1999 compared to 1998, as a result of a $7.7 million increase in the average balance of interest-earning assets, partially offset by a 63 basis point decrease in the average interest rate earned.

         Interest income on loans decreased by $232,000 for the year ended December 31, 1999 compared to 1998 due primarily to a decrease in the average yield on loans of 58 basis points. Interest income on investment securities increased by $454,000 due to an 18 basis point increase in the average yield on investment securities and a $7.6 million increase in the average balance of investment securities.

         Interest Expense. Total interest expense increased by $236,000 for the year ended December 31, 1999, as a result of an increase of $8.7 million in the average balance of interest-bearing liabilities, offset by a 20 basis point decrease in the average cost of interest-bearing liabilities. The increase in the average amount of interest-bearing liabilities reflects a $10.5 million increase in the average balance of borrowed funds, partially offset by a $1.9 million decrease in the average balance of deposits.


         Provision for Loan Losses. The Bank maintains an allowance for loan losses through a provision for loan losses charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses in the ^ loan portfolio at the balance sheet date that are both probable and reasonably estimable. Management's estimate is based on the periodic evaluation of the general level of loan delinquency, the loss factor for each loan type, and general economic conditions. The provision for loan losses was $220,000 for the year ended December 31, 1999 compared to $300,000 for 1998. The decrease in the provision for loan losses reflects management's assessment of the mix of the loan portfolio, historical performance and an improvement in the quality of the loan portfolio.

         The Bank had net  charge-offs  of $244,000 for the year ended  December
31, 1999 compared to net charge-offs of $673,000 for 1998. See the section titled "Business of the BUCS Federal - Non-Performing Loans and Problem Assets^" beginning on page 51 and the subsection thereunder titled "Allowance for Loan Losses." The Bank monitors its loan portfolio on a continuing basis and intends to continue to provide for loan losses based on its ongoing review of the loan portfolio and general market conditions.

         Other Income. Other income, primarily loan fees and service charges increased ^ $342,000 from ^ $643,000 for the year ended December 31, 1998 to ^ $985,000 for 1999. Other income for 1999 included a one-time gain of ^ $160,500 from the sale of the Bank's Visa loan portfolio, which was sold without recourse and with no contingencies. Management of the Bank determined to sell the Visa portfolio in order to eliminate the loss potential of the portfolio and due to the difficulty of growing this portfolio given the relatively small asset size of the Bank.

         The increase ^ in other income reflects the Bank's emphasis on charging appropriate fees for its services, such as ATM fees, insufficient funds fees, and interchange income generated by customers' use of check cards. During August and September 1999, the Bank issued check cards to all of its checking account customers. ^ In addition, just prior to the opening of the Bank's full service ^ Columbia branch office in December 1999, the Bank, which had previously permitted unlimited use of third party ATM machines to all customers utilizing the Bank's direct deposit service, changed its ATM policy to permit eight free uses per month, resulting in an increase in fee income. At the same time, the Bank instituted a surcharge on use of its own ATM machines by noncustomers of the Bank. Management attributes the increase in insufficient funds fees to the increase in the number of checking accounts.

         Other Expense. Other expense increased to ^ $2,482,000 for the year ended December 31, 1999 from ^ $2,256,000 for 1998 due in part to an increase in compensation and employee benefits, and expenses associated with the opening of Bank's new Columbia branch office, which opened in December 1999.

         ^ Other expense for the year ended December 31, 1998 included the expenses incurred by the Bank in its conversion from a credit union to a federally-chartered mutual savings institution. In accordance with Statement of Position 98-5, these thrift organization costs were charged to operations in December 1998. See "Comparison of Operating Results for the Nine Months Ended September 30, 2000 and 1999."

         BUCS Financial Corp expects increased expenses after the conversion as a result of the potential implementation of stock benefit plans and the expenses associated with being a public company.


         Provision for Income Taxes. Provision for income taxes increased by $232,000 for the year ended December 31, 1999 as compared to $0 for 1998. The increase reflects higher net income for 1999 and the Bank's tax exempt status as a credit union through February 1998.

Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement No. 133 (FAS 133), "Accounting and Derivative Instruments and Hedging Activities." In July 1999, the FASB issued Statement No. 137, "Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of FAS 133 to no later than January 1, 2001 for the Bank's financial statements. FAS 133 requires derivatives to be recorded on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets of liabilities or cash flows from forecasted transactions. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of FAS 133. The Bank does not expect to implement FAS 133 before January 1, 2001 and has not completed the complex analysis required to determine the impact on the financial statements. However, the Bank believes the implementation of the statement will not have a material impact on the consolidated financial position or consolidated results of operations.

                         BUSINESS OF BUCS FINANCIAL CORP

         Upon consummation of the conversion we will own all of the stock of the Bank. We have not engaged in any significant business to date. Prior to the Conversion, we will not transact any material business. We will invest our initial capitalization as discussed in the "Use of Proceeds" section. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for these activities. Initially, we will not maintain offices separate from those of the Bank or employ any persons other than the Bank's officers. Officers of BUCS Financial Corp will not be separately compensated for their service.

                            BUSINESS OF BUCS FEDERAL

General


         BUCS Federal was originally founded in 1970 as "Maryland Blue Cross and Blue Shield Employees Federal Credit Union." In the early 1980s, it changed its name to BUCS Federal Credit Union. As a credit union, it initially served the employees of CareFirst BlueCross BlueShield and its subsidiaries. Over time, membership grew to include other employee groups. However, as a credit union, it was legally restricted to serving only customers who shared a "common bond" such as a common employer. On March 1, 1998, the Bank ^ was formed as a de novo federal mutual savings ^ association and at the same time assumed the existing assets and liabilities of BUCS Federal Credit Union. As a result, the Bank was able to begin serving the general public in addition to continuing to serve employee groups.


         The Bank is a community-oriented savings organization, providing traditional retail banking services, one- to four-family residential mortgage loans, and consumer loan products, including home equity, auto, and personal loans. Originally, the Bank operated as a typical credit union, with an emphasis on consumer lending. Since 1986, however, the Bank has also originated a substantial amount of one- to four-family residential mortgage loans. The Bank began in June 2000 to seek to originate small business loans to complement the array of commercial checking and deposit services offered by the Bank. The Bank may in the future seek certification to make Small Business Administration guaranteed loans.

         At September 30, 2000, the Bank had total assets, deposits, and equity of $70.4 million, $47.8 million, and $5.8 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits and FHLB advances.

Market Area and Competition

         The Bank operates from its main office in Owings Mills, Maryland and a full-service branch office in Columbia, Maryland. Drive-up facilities are available at the Columbia branch office. The Bank also maintains five remote ATM locations, four of which offer 24-hour access. The Bank's primary market area is Baltimore and Howard Counties, Maryland. The Bank's market area can be characterized as a market with moderate incomes and increasing wealth, representing an attractive market that can be served by a community financial institution such as the Bank.

         The Bank's business of attracting deposits and making loans is primarily conducted within its market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, the Bank's profitability could be hurt.

         The Bank faces substantial competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of consumer, real estate, and commercial loans. Many of the Bank's competitors have greater resources. The Bank's ability to compete successfully is a significant factor affecting its profitability.

         The Bank's competition for deposits and loans historically has come from local and regional commercial banks, thrift institutions, and credit unions located in the Bank's primary market area. The Bank also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and faces competition for investor funds from mutual fund accounts, short-term money funds and corporate and government securities.

         The Bank competes for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. Lending products include consumer and mortgage loans. The Bank offers consumer banking services such as checking and savings accounts, a check card program, club accounts, money market accounts, retirement accounts, and certificates of deposit, including a new variable maturity instrument that gives the account holder the flexibility to choose any term within a range of options. The emphasis on outstanding services differentiates the Bank in its competition for deposits. The Bank offers market rates on deposits.

         Commercial products include checking, money market and savings accounts. The Bank offers PC banking through the CU@HOME and BUCSlink programs, as well as a bill payment service. The Bank's online banking service, BUCSlink, has been in operation for over a year and registers more than 10,000 hits and 100,000 pages viewed each month.

Lending Activities

         General. The Bank has historically emphasized the origination of consumer loans, including home equity and auto loans and lines of credit, and one- to four-family residential real estate loans. The Bank's lending activity, however, currently emphasizes consumer loan products. The Bank also intends to begin to market small commercial business loans, and the Bank may seek to become a provider of Small Business Administration loans.

         Loan   Portfolio   Composition.   The  following   table  analyzes  the
composition of the Bank's loan portfolio by loan category at the dates indicated.

                                   At September 30,                           At December 31,
                               -------------------------    ----------------------------------------------------
                                        2000                        1999                         1998
                               -----------------------      -----------------------     ------------------------
                                Amount         Percent       Amount        Percent        Amount        Percent
                                ------         -------       ------        -------        ------        -------
                                                             (Dollars in thousands)
Type of Loans:
-------------
Mortgage loans:
Residential:
  Permanent...................  $13,534          28.44%      $13,109         29.46%      $13,845          29.95%
Land..........................        6           0.01            12          0.03            33           0.07
Consumer Loans:
  Home equity loans...........   12,578          26.43        10,642         23.92         9,906          21.43
  Auto loans..................   16,517          34.71        15,339         34.47        13,624          29.48
  Other.......................    4,949          10.41         5,393         12.12         8,812          19.07
                                -------         ------      --------        ------       -------         ------
Total loans...................   47,584         100.00%       44,495        100.00%       46,220         100.00%
                                                ======                      ======                       ======
Less:
  Allowance for loan losses...     (621)                        (560)                       (584)
                                -------                      -------                     -------
Total loans, net..............  $46,963                      $43,935                     $45,636
                                =======                      =======                     =======

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of Bank's loan portfolio at September 30, 2000. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.


                                                       Home    Auto and
                                                      Equity     Other
                               Residential   Land     Loans    Consumer   Total
                               -----------   -----    ------   --------   -----
                                                 (In thousands)
Amounts Due:
Within 1 Year.................   $5,482    $    6   $ 8,544    $   815   $14,847
                                  -----     -----     -----    -------    ------
After 1 year:
  1 to 3 years................       --        --        14      5,982     5,996
  3 to 5 years................       --        --     1,011     13,722    14,733
  5 to 10 years...............      139        --     1,861        794     2,794
  10 to 15 years..............    2,716        --     1,148        119     3,983
  Over 15 years...............    5,197        --        --         34     5,231
                                  -----     -----   -------    -------    ------

Total due after one year......    8,052        --     4,034     20,651    32,737
                                  -----    ------   -------     ------    ------
Total amount due..............  $13,534    $   6    $12,578    $21,466   $47,584
                                 ======     =====    ======     ======    ======

         The following table sets forth the dollar amount of all loans at September 30, 2000 due after September 30, 2001, which have pre-determined interest rates and which have floating or adjustable interest rates.


                                         Fixed       Floating or
                                         Rates     Adjustable Rates       Total
                                        -------    ----------------       -----
                                                   (In thousands)
Residential.....................        $ 8,052       $     --          $ 8,052
Land............................             --             --               --
Home equity loans...............          4,034             --            4,034
Auto and other consumer.........         16,934          3,717           20,651
                                         ------        -------           ------
  Total.........................        $29,020       $  3,717          $32,737
                                         ======        =======           ======

         Consumer Loans. As of September 30, 2000, consumer loans amounted to $34.0 million or 71.5% of the Bank's total loan portfolio and consisted primarily of home equity loans and auto loans. To a lesser extent, the Bank originates personal loans (secured and unsecured), savings secured loans (share loans), and personal lines of credit. Consumer loans are originated in the Bank's market area and generally have maturities of up to 5 years for consumer loans and 15 years for home equity loans. For share loans, the Bank will generally lend up to 100% of the account balance.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

         Consumer loans entail greater risks than one- to four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Even for consumer loans secured by real estate the risk to the Bank is greater than that inherent in the single family loan portfolio in that the security for consumer loans is generally not the first lien on the property and ultimate collection of amounts due may be dependent on whether any value remains after collection by a holder with a higher priority than the Bank. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. Applications are taken by member service representatives via telephone, facsimile, e-mail, and through the Bank's website. The representatives are authorized to approve consumer loan applications within individual levels of authority and a recommendation to a manager is made for loans over the authorized discretion of the representative. Every effort is made to complete the consumer loan application process within one hour of receipt. Home equity loans and lines of credit are processed by the Bank's mortgage loan specialist in the same manner as other consumer loans. Outside professionals are employed to conduct appraisals for loans over $25,000 and a tax assessment or realtors' market analysis is utilized for loans under that amount.

         Residential Lending. The Bank's primary residential lending activity consists of the origination of one- to four-family mortgage loans secured by property located in the Bank's market area. The Bank generally originates single-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring private mortgage insurance. The Bank will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, private mortgage insurance for the borrower is required on the amount financed in excess of 80%.

         The Bank originates both fixed rate and adjustable rate mortgage loans. The fixed rate mortgage loans have terms of 15 to 30 years. Adjustable rate mortgage loans are tied to the 1-year U.S. Treasury Security Index or the 3-year Treasury Security Index.

         The Bank generally makes its fixed rate mortgage loans to meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC") but also makes non-conforming loans. While the Bank is an approved FHLMC seller/servicer, it has sold only two mortgage loans in the secondary mortgage market. However, the Bank may in the future sell fixed rate mortgage loans in the secondary market, as market conditions and the Bank's own portfolio needs dictate.

         Substantially all of the Bank's residential mortgages include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property appraisals on real estate securing the Bank's single-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Bank obtains title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. As of September 30, 2000, the Bank's largest aggregation of loans to one borrower was $575,000, consisting of four loans secured by residential real estate and two automobiles, which was within the Bank's legal lending limit to one borrower at that date. At September 30, 2000, the loans were current. The increase in the capital of the Bank from this offering will increase its lending limit.

         Loan Solicitation and Processing. The Bank's customary sources of loan applications include repeat customers, walk-ins, calls to the Bank's 24-hour loan processing center, advertising and the Bank's relationship with employee groups as a former credit union.

         Loan Commitments. The Bank gives written commitments to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 60 days of the date of the issuance. The total amount of the Bank's commitments to extend credit for mortgage loans as of September 30, 2000, was $125,000, excluding commitments on lines of credit of $9.4 million.

         Loan Origination and Other Loan Fees. In addition to interest earned on loans, the Bank receives loan origination and commitment fees for originating ^ certain loans. The Bank generally does not charge points on mortgage loans originated for the Bank's portfolio.


Non-performing Loans and Problem Assets

         Collection Procedures. The Bank's collection procedures provide that personal contact will be made via telephone within two weeks of the date that the first payment is missed. The maximum time for the receipt of the first payment is two weeks from the date of contact. If the borrower cannot be reached by telephone, the borrower is notified by mail with a collection notice sent before the end of the first month. If applicable, a notice is sent to the cosigner as well. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and a second collection notice is sent. A third and final collection notice is sent and if a positive response is not received within 14 days of such notice, action such as repossession, foreclosure or referral to attorney, is taken. From the time that the first payment is missed until legal action and/or repossession of the collateral is initiated, the Bank generally does not permit more than 90 days to pass, if the borrower and the Bank have not reached agreement or if the delinquency has not been cured. All reasonable attempts are made to collect from cosigners and convert collateral prior to referral to an attorney for collection. In certain instances, the Bank may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and the Bank attempts to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Bank may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of by the Bank. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than 90 days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 2000, the Bank had $147,000 of loans that were held on a non-accrual basis.


         Non-Performing Assets. The following table provides information regarding the Bank's non-performing loans and other non-performing assets^ at the dates indicated. As of each of the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 15.

                                                      At            At
                                                 September 30,   December 31,
                                                 ------------- -----------------
                                                      2000        1999    1998
                                                  --------    --------    ----
                                                     (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Residential .................................   $     22    $   --      $--
Consumer loans:
  Home equity loans ...........................       --          --         9
  Other consumer ..............................        125         117     224
                                                  --------    --------    ----
Total .........................................   $    147    $    117    $233
                                                  ========    ========    ====

Accruing loans which are contractually past
due 90 days or more:
Mortgage loans:
  Residential .................................   $     --    $     --    $ --
  All other mortgage loans ....................         --          --      --
Consumer loans:
  Home equity and second mortgages ............         --          --      --
  Other consumer ..............................         --          --      --
                                                  --------    --------    ----
Total .........................................   $     --    $     --    $ --
                                                  ========    ========    ====
Total non-performing loans ....................   $    147    $    117    $233
                                                  ========    ========    ====
Other non-performing assets ...................   $     --    $     18    $ 30
                                                  ========    ========    ====
Total non-performing assets ...................   $    147    $    135    $263
                                                  ========    ========    ====
Total non-performing loans to net loans .......       0.31%       0.27%   0.51%
                                                  ========    ========    ====
Total non-performing loans to total assets.....       0.21%       0.17%   0.35%
                                                  ========    ========    ====
Total non-performing assets to total assets....       0.21%       0.20%   0.40%
                                                  ========    ========    ====

         For the nine months ended September 30, 2000 and for the year ended December 31, 1999, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $16,000 and $6,200, respectively. These amounts were not included in the Bank's interest income for the respective periods. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the same periods was insignificant at September 30, 2000 and at December 31, 2000.

         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is to be charged-off. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or
potential   weaknesses  are  required  to  be  designated   special  mention  by
management.

         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table discloses the Bank's classification of its assets as of September 30, 2000. At September 30, 2000, all of the classified assets were loans.


                                                          At
                                                  September 30, 2000
                                                  ------------------
                                                    (In thousands)

Substandard (1).............................             $   70
Doubtful (2)................................                 51
Loss (3)....................................                 99
                                                         ------
  Total.....................................             $  220
                                                         ======
-----------
(1)  Consisting of mortgage loans of $12,000 and consumer loans of $58,000.
(2)  Consisting of home equity loans of $21,000 and consumer loans of $30,000.
(3)  All consumer loans.

         Allowance for Loan Losses. The Bank segregates the loan portfolio for loan losses into the following broad categories: residential real estate, commercial real estate, and consumer loans. The Bank provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses and other factors. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as:

o    trends in delinquencies and nonaccruals;
o    trends in volume, terms and portfolio mix;
o    new credit products;
o    changes in lending policies and procedures;
o    changes in the outlook for the local, regional and national economy; and
o    peer group comparisons.

         It is the Bank's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Bank maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The Bank's management evaluates the need to establish reserves against losses on loans and other assets based on estimated losses on specific loans and on any real estate held for sale or investment when a finding is made that a loss is estimable and probable. This evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters: (1) the estimated market value of the underlying collateral of problem loans, (2) prior loss experience,
(3) economic conditions and (4) overall portfolio quality.

         Provisions for losses are charged against earnings in the period they are established. The Bank had $621,000 in allowances for loan losses at September 30, 2000.

         While the Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause the Bank to significantly increase its allowance for loans losses, which would negatively affect the Bank's financial condition and earnings.

         In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

         The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:

                                                      At                        At
                                                  September 30,             December 31,
                                             ---------------------     ---------------------      -------------
                                               2000         1999         1999         1998
                                             --------     --------     --------     --------
                                                          (Dollars in thousands)
Allowance balance (at beginning of period)   $    560     $    584     $    584     $    957
                                             --------     --------     --------     --------
Provision for loan losses ................        140          180          220          300
                                             --------     --------     --------     --------
Charge-offs:
  Residential ............................         --           --           --           --
  Consumer ...............................       (135)        (245)        (309)        (724)
                                             --------     --------     --------     --------
Total (charge-offs) ......................       (135)        (245)        (309)        (724)
Recoveries ...............................         56           42           65           51
                                             --------     --------     --------     --------
Net (charge-offs) recoveries .............        (79)        (203)        (244)        (673)
                                             --------     --------     --------     --------
Allowance balance (at end of period) .....   $    621     $    561     $    560     $    584
                                             ========     --------     ========     ========

Total loans outstanding ..................   $ 47,584     $ 44,001     $ 44,495     $ 46,220
                                             ========     ========     ========     ========
Average loans outstanding ................   $ 45,064     $ 42,726     $ 42,985     $ 42,822
                                             ========     ========     ========     ========
Allowance for loan losses as
  a percent of total loans outstanding ...       1.31%        1.28%        1.26%        1.26%
                                             ========     ========     ========     ========

Net loans charged off as a percent of
   average loans outstanding..............       0.18%      ^ 0.48%        0.57%        1.57%
                                             ========     ========     ========     ========


         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Bank's allowance for loan losses by collateral and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                           At September 30,                                At December 31,
                                       -------------------------      -------------------------------------------------------
                                                 2000                           1999                           1998
                                       -------------------------      -------------------------     -------------------------
                                                     Percent of                     Percent of                    Percent of
                                                      Loans to                       Loans to                      Loans to
                                       Amount        Total Loans       Amount       Total Loans      Amount      Total Loans
                                       ------        -----------       ------       -----------      ------      -----------
                                                                       (Dollars in thousands)
At end of period allocated to:

^ Mortgage loans:
Residential:
  Permanent.......................      $155            28.48%          $133           29.53%         $78            30.17%
Land..............................        --               --             --              --           --               --
Consumer ^ Loans:
         = ======

  Home equity loans...............       103            26.56             88           24.01           52            21.51
  Auto loans......................       165            34.81            142           34.58          127            29.57
  Other...........................       198            10.15            197           11.88          327            18.75
                                        ----           ------          -----          ------        -----           ------
Total allowance...................      $621           100.00%         $ 560          100.00%       $ 584           100.00%
                                        ====           ======          =====          ======        =====           ======


^
^ Investment Activities


         General. Federally chartered savings associations have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various government agencies and government-sponsored entities (including securities collateralized by mortgages), certain certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

         The Bank  maintains  liquid  assets  which may be invested in specified short-term securities and certain other investments. See "Regulation - Regulation of the Bank - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources". Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities. At September 30, 2000, the Bank had an investment securities portfolio consisting of U.S. government agency and government-sponsored entity securities of $6.4 million (9.1% of total assets) and a mortgage-backed securities portfolio of $9.4 million (13.4% of total assets). At September 30, 2000, the market value of the investment securities portfolio was $6.4 million and the market value of the mortgage-backed securities portfolio was $9.4 million. See Note 1 of the consolidated financial statements.

         Investment Policies. The investment policy of the Bank, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Bank's lending activities. The policy provides for available for sale and held to maturity classifications. The policy permits investments in high credit quality instruments with diversified cash flows while permitting the Bank to maximize total return within the guidelines set forth in the Bank's interest rate risk and liquidity management policy. Permitted investments include but are not limited to U. S. government obligations, government agency or government-sponsored entity obligations, state, county and municipal obligations, mortgage-backed securities and collateralized mortgage obligations guaranteed by government agencies or government-sponsored entities, investment grade corporate debt securities, and commercial paper. The Bank also invests in FHLB overnight deposits and federal funds, but these instruments are not considered part of the investment portfolio.

         The policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in high risk mortgage derivative products, as defined within its policy. The policy of the Bank is to purchase only mortgage derivative products that are non-high-risk, have a variable rate of interest tied to a commonly accepted index, and in total do not exceed 5% of the Bank's assets. In addition, the policy requires individual purchases in excess of $1,000,000 to be approved by the asset liability management committee. The Bank does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Bank does not invest in securities which are not rated investment grade.

         All transactions are reported to the Board of Directors monthly, with the entire portfolio reported quarterly, including market values and unrealized gains (losses).

         Investment Securities. The Bank maintains a portfolio of investment securities, classified as either available for sale or held to maturity, to enhance total return on investments. At September 30, 2000, all of the Bank's investment securities consisted of U.S. government agency and government-sponsored entity obligations with varying characteristics as to rate, maturity and call provisions. Callable securities, representing 92% of the Bank's U.S. government agency and government-sponsored entity obligations, totalling approximately $6.0 million at September 30, 2000, could reduce the Bank's investment yield if these securities are called prior to maturity. At September 30, 2000, the Bank did not have any investments in the obligations of state or local governments.

         Mortgage-backed Securities. The Bank invests in mortgage-backed securities to provide earnings, liquidity, cash flows, and diversification to the Banks' overall balance sheet. These mortgage-backed securities are classified as either available for sale or held to maturity. The securities are participation certificates that are secured by interest in pools of mortgages. At September 30, 2000, the Bank held mortgage-backed securities totalling $8.5 million that were issued and guaranteed by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities secured by single-family mortgages.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages, including fixed-rate or adjustable-rate, and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         Collateralized Mortgage Obligations ("CMOs"). The Bank also invests in CMOs, issued or sponsored by FNMA and FHLMC which totalled $960,000 at September 30, 2000. The Bank's investment policy classifies CMO's as mortgage derivative products, with the investment restrictions applicable to such category as described above. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in CMOs allows the Bank to moderate reinvestment risk resulting from unexpected prepayment activity associated with conventional mortgage-backed securities. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

         Other Securities. Other securities used by the Bank, but not necessarily included in the investment portfolio, consist of equity securities, interest-bearing deposits and federal funds sold. Equity securities owned consist of a $931,000 investment in FHLB of Atlanta common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of Atlanta, ownership of FHLB of Atlanta common shares is required. The remaining securities provide diversification and complement the Bank's overall investment strategy.

         The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated.


                                                      At              December 31,
                                                   September   --------------------------
                                                      30,
                                                     2000          1999          1998
                                                   -------         ----          ----
                                                               (In thousands)
Securities Held to Maturity:
---------------------------
 Collateralized mortgage obligations..............$    960     $     971       $   1,174
                                                  --------      --------        --------
 Total securities held to maturity................     960           971           1,174
                                                  --------      --------        --------

Securities available for sale (at fair value):
----------------------------------------------
 U.S. government agency and government-
  sponsored entity securities ....................   6,382         6,274           3,448
 Mortgage-backed securities.......................   8,474         8,798          10,547
                                                  --------      --------        --------
 Total securities available for sale..............  14,856        15,072          13,995
                                                  --------      --------        --------

 Total............................................$ 15,816      $ 16,043        $ 15,169
                                                  ========      ========        ========


         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolio at September 30, 2000.

                                                                     At September 30, 2000
                               -----------------------------------------------------------------------------------------------------
                                                                                                                    Total
                                One Year or Less   One to Five Years Five to Ten Years  More than Ten Years  Investment Securities
                               ------------------ ------------------ ----------------- -------------------- -----------------------
                                Carrying  Average Carrying  Average  Carrying  Average  Carrying  Average  Carrying Average  Market
                                 Value     Yield   Value     Yield     Value    Yield     Value    Yield    Value   Yield    Value
                               ---------  ------- -------   -------   -------  -------   -------  -------  -------  ------  ------
                                                   (Dollars in thousands)
U.S. government agency and
   government-sponsored
   entity securities......... $     499    5.55%   $3,910     5.95%    $  989    6.75%   $   984    7.55%    6,382  6.29%  $ 6,382

Collateralized mortgage
   obligations...............         -    0.00%        -     0.00%       960    5.95%         -    0.00%      960  5.95%      892

Mortgage-backed securities...        --    0.00%    1,510     7.00%       872    6.00%     6,092    6.70%    8,474  6.68%    8,474
                              ---------    ----    ------     ----     ------    ----      -----    ----   -------  ----    ------

  Total...................... $     499    5.55%   $5,420     6.24%    $2,821    6.25%   $ 7,076    6.82%  $15,816  6.48%  $15,748
                              =========  ======    ======     ====      =====    ====     ======    ====   =======  ====   =======

Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. Borrowings (principally from the FHLB) are used to supplement the amount of funds for lending and investment. In addition to deposits and borrowings, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions.

         Deposits. The Bank offers a variety of deposit accounts. During the nine months ended September 30, 2000, deposits increased by $4.5 million primarily as a result of the opening of the new Columbia branch office. The Bank's high level of non-interest bearing checking accounts is attributed to the fact that the Bank does not require a minimum balance on this type of account. A majority of deposits are in core money market, savings and checking account deposits. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         The Bank's current deposit products include certificates of deposit accounts ranging in terms from six months to five years as well as checking, savings, money market and club accounts. Individual retirement accounts (IRAs) are offered, including Roth, educational and traditional IRAs, and deposits into IRA's may be made into regular savings accounts, money market accounts or certificates of deposit, depending on the customer's investment preference.

         Deposits are obtained primarily from residents of Baltimore and Howard Counties. The Bank attracts deposit accounts by offering outstanding service, competitive interest rates, and convenient locations and service hours. The Bank uses traditional methods of advertising to attract new customers and deposits, including print media advertising, billboards, radio and direct mail. The Bank does not utilize the services of deposit brokers. The Bank generally does not offer premiums or incentives for opening accounts.

         The Bank pays interest on its deposits which are competitive in its market. The determination of interest rates is based upon a number of factors, including: (1) the Bank's need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) the Bank's current cost of funds and its yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB of Atlanta. Interest rates on main savings accounts and IRAs are set by the Board of Directors. The rate on money market accounts is determined by the CEO of the Bank based on the Bank's current funding needs and asset/liability management position.

         The Bank has a moderate percentage of certificates of deposit in its deposit portfolio (27.2% at September 30, 2000), however, the Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. However, the need to retain these time deposits could result in an increase in the Bank's cost of funds.

         Deposits in the Bank as of September 30, 2000, were represented by various types of savings programs described below.


                                                                           Balance at       Percentage of
Category                         Term              Interest Rate(1)   September 30, 2000   Total Deposits
--------                         ----              ----------------   ------------------   --------------
                                                                        (In thousands)
Checking Accounts                None                    0.00%             $  6,977          14.59%
Savings Accounts                 None                    3.00%               19,636          41.06%
Money Market Accounts            None                    5.67%                8,219          17.19%

Certificates of Deposit(2):
Fixed Term, Fixed Rate           6 Months                6.73%                2,018           4.22%
Fixed Term, Fixed Rate           7 - 12 Months           6.14%                2,510           5.25%
Fixed Term, Fixed Rate           13 -24 Months           5.77%                1,698           3.55%
Fixed Term, Fixed Rate           25 - 36 Months          6.30%                2,931           6.13%
Fixed Term, Fixed Rate           37 - 48 Months          6.06%                   60           0.13%
Fixed Term, Fixed Rate           49 - 60 Months          6.59%                3,768           7.88%
                                                                            -------         ------
                                 Total                                      $47,817         100.00%
                                                                            =======         ======

---------------
(1)  Weighted average rate as of September 30, 2000.
(2) Includes jumbo certificates of deposit of $2.7 million. See table of maturities of certificates of deposit of $100,000 or more.

         As a result of the Bank's former credit union status, deposit balance fluctuates significantly on CareFirst BlueCross BlueShield payroll dates. Accordingly, changes in balances at month end may be primarily the result of the relation of the date of the month end to the date of payroll. Thus, average balances are more indicative of the level of deposits.

         The following table sets forth the time deposits in the Bank classified by interest rate as of the dates indicated.


                        At September 30,                 At December 31,
                        -----------------      -------------------------
                               2000               1999              1998
                               ----               ----              ----
                                             (In thousands)
Interest Rate
-------------
4.00-4.99%                   $     90           $ 1,729            $   678
5.00-5.99%                      4,108             5,029              6,400
6.00-6.99%                      4,804             3,512              3,842
7.00-7.99%                      3,983               982              1,623
                                -----           -------             ------
  Total                      $ 12,985           $11,252            $12,543
                             ========           =======            =======

         The following table sets forth the amount and maturities of time deposits at September 30, 2000.


                                                               Amount Due
                              ------------------------------------------------------------------------
                                                                                 After
                              September 30,   September 30,  September 30,   September 30,
Interest Rate                      2001            2002          2003             2003       Total
-------------                      ----            ----          ----             ----      ------
                                                            (In thousands)
4.00% - 4.99%..............      $    87          $     3       $     0          $     0    $     90
5.00% - 5.99%..............        2,719              547           489              353       4,108
6.00% - 6.99%..............        3,060            1,098           360              286       4,804
7.00% - 7.99%..............        1,692              647           586          ^ 1,058       3,983
                                 -------          -------       -------          -------    --------
  Total                          $ 7,558          $ 2,295       $ 1,435          $ 1,697    $ 12,985
                                 =======          =======       =======          =======    ========

The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2000.


                                                        Certificates
Maturity Period                                           of Deposit
                                                       (In thousands)
Within three months................................        $ 1,158
Three through six months...........................            281
Six through twelve months..........................            617
Over twelve months.................................            632
                                                           -------
                                                           $ 2,688
                                                           =======

Fee Income. During August and September 1999, the Bank issued check cards to nearly all of its checking account customers. The mass issuance and the resulting increase in use of the cards by the customers at merchant locations has significantly increased the bank's non-interest fee income. In addition, the Bank receives fee income from insufficient fund charges and ATM fees.

Borrowings. Deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. The Bank, as the need arises or in order to take advantage of funding opportunities, borrows funds in the form of advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the Bank's stock in the FHLB and a portion of the Bank's residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. Government. At September 30, 2000, loans aggregating $13.3 million had been pledged to the FHLB as collateral for short-term borrowings. The Bank typically has funded loan demand and investment opportunities out of current loan and mortgage-backed securities repayments, investment maturities and new deposits. However, the Bank recently has utilized FHLB advances to supplement these sources and to leverage the balance sheet with investment into adjustable-rate mortgage-backed securities. Short-term advances at September 30, 2000 totaled $5.5 million. See Note 4 to Notes to Consolidated Financial Statements.

The following table sets forth certain information regarding Bank's borrowed funds.

                                                                          At or for the
                                             ---------------------------------------------------------------
                                                                                  Year Ended December 31,
                                                 Nine Months Ended     -------------------------------------
                                                September 30, 2000               1999             1998
                                             ------------------------- ---------------------   ------------
                                                                       (Dollars in thousands)
FHLB Advances:
Average balance outstanding................          $15,805                  $10,631              $  120
Maximum amount outstanding
  at any month-end during the period.......           16,615                   18,615               5,000
Balance outstanding at end of period.......           15,500                   18,615               5,000
Weighted average interest rate
  during the period........................             6.13%                    5.43%               5.00%
Weighted average interest rate
  at end of period.........................             6.55%                    5.22%               5.00%

Subsidiary Activity

The Bank is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank has two subsidiaries.

Armor Insurance Group, LLC is a service corporation organized in early 2000 as a limited liability company under Maryland law for the purpose of engaging in insurance and related activities. Armor offers a full range of individual and commercial property and casualty products primarily to depositor members of the Bank but also to the general public. Armor currently operates at a loss, with a year-to-date net loss at September 30, 2000 of approximately $47,000. Armor is considering the purchase of one or more small local insurance agencies in order to expand the amount and type of insurance products offered to both existing customers and the general public. It is uncertain if and when Armor will acquire any such agency or agencies.


         C.U. Benefits, Incorporated is a service corporation incorporated in 1988 under Maryland law for the purpose of performing financial planning and related services to the members of the Bank through third party providers. For most of the past five years, the corporation was inactive. In 1999, the Bank aligned with a new provider, AXA Advisors, and since then the Bank has begun promoting this activity again, with a net income from this service of $795 in 1999. At September 30, 2000, C.U. Benefits had a year-to-date net loss of $160. The Bank will continue strong promotional efforts in the future but may abandon this activity if it is deemed unprofitable.


         After completion of the conversion, the Bank may transfer the stock ownership of its subsidiaries from the Bank to BUCS Financial Corp.


Personnel

         As of September 30, 2000, the Bank had 24 full-time employees and one part-time employee and Armor Insurance Group had one full-time and one part-time employee. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.

Properties and Equipment

         The Bank's main office is located at 10455 Mill Run Circle in Owings Mills, Maryland. The Bank also conducts its business through a full-service branch office located at 8801 Columbia 100 Parkway in Columbia, Maryland and through five remote ATM locations in Columbia, Timonium and Baltimore, four of which offer 24-hour access. The Bank's main office is located inside the CareFirst BlueCross BlueShield ("CareFirst") headquarters building and is accessible to the general public. The Bank occupies 2500 square feet in the headquarters building under a Financial Services Agreement with CareFirst whereby the Bank provides various financial services to CareFirst employees and customers in return for office space. There are no rent payments under such agreement. The agreement has a term ending in March 2002, at which time the Bank expects to renew such agreement. The agreement is subject to early termination, with three months notice required, in the event that CareFirst ceases to occupy at least half of the building.

         The following table sets forth the location of the Bank's main office and branch office, the year the offices were opened and the net book value of each office and its related equipment.

                                                                   Net Book
                                Year Facility    Leased or         Value at
Office Location                     Opened         Owned      September 30, 2000
---------------                     ------         -----      ------------------


Main Office - Owings Mills           1991         Leased              $620,885
Branch Office - Columbia             1999        Leased(1)          ^ $466,687

--------
(1) The building is owned by the Bank and the land is under an assumed ground lease agreement, expiring on July 1, 2009. The lease is renewable for three five-year extensions at the Bank's option.

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at September 30, 2000 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of the Bank and BUCS Financial Corp after the Conversion. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. The Bank and BUCS Financial Corp operate in a highly regulated industry. The U.S. government could adopt regulations or enact laws which restrict the operations of the Bank and/or BUCS Financial Corp or impose burdensome requirements upon one or both of them. This could reduce the profitability of the Bank and BUCS Financial Corp and could impair the value of the Bank's franchise which could hurt the trading price of BUCS Financial Corp common stock.

Financial Modernization Legislation

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "GLB Act"), which repealed the prohibitions against bank affiliations with securities and insurance firms. The GLB Act authorizes qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The GLB Act defines financial in nature to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities, and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

         The GLB Act repeals the "unitary savings and loan holding company exemption" from the restrictions imposed by the Home Owners' Loan Act on the business activities of savings and loan holding companies. As a result, any savings and loan holding company formed after May 4, 1999, such as BUCS Financial Corp, will be subject to statutory and regulatory restrictions on its business activities. See "--Regulation of BUCS Financial Corp -- Activities Restrictions."

         In addition, the GLB Act imposes significant new financial privacy obligations and reporting requirements on all financial institutions, including federal savings associations. Specifically, the statute, among other things, will require financial institutions (a) to establish privacy policies and disclose them to customers both at the commencement of a customer relationship and on an annual basis and (b) to permit customers to opt out of a financial institution's disclosure of financial information to nonaffiliated third parties. The federal financial regulators have promulgated final regulations implementing these provisions, which will become effective July 1, 2001.

         Furthermore, the GLB Act also enacts significant changes to the Federal Home Loan Bank System. The GLB Act expands the permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri- businesses. The GLB Act also makes membership in a regional Federal Home Loan Bank voluntary for federal savings associations.

Regulation of BUCS Financial Corp

         General. Upon completion of the Conversion, BUCS Financial Corp will become a savings and loan holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. BUCS Financial Corp will be required to register as a saving and loan holding company and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over BUCS Financial Corp and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of the depositors and not for the benefit of you, as stockholders of BUCS Financial Corp.

         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, BUCS Financial Corp will not be a grandfathered unitary savings and loan holding company under the GLB Act following the Conversion. As a result, BUCS Financial Corp and its non-savings institution subsidiaries, if any exist in the future, will be subject to statutory and regulatory restrictions on their business activities.

Under the Home Owners' Loan Act, as amended by the GLB Act, the nonbanking activities of BUCS Financial Corp will be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of us unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. BUCS Financial Corp must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for BUCS Financial Corp to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of BUCS Financial Corp and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

Regulation of BUCS Federal

         General. As a federally chartered, SAIF-insured savings association, BUCS Federal is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. BUCS Federal is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of adequate allowance for loan losses.

         The OTS regularly examines BUCS Federal and prepares reports to BUCS Federal's board of directors on deficiencies, if any, found in its operations. BUCS Federal's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of BUCS Federal's mortgage documents.

         BUCS Federal must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on BUCS Financial Corp and BUCS Federal, and their operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund (the "BIF") insures the deposits of commercial banks and the SAIF ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The FDIC has set the annual deposit insurance assessment rates for SAIF-member institutions for the first six months of 2000 at 0% of insured deposits for well-capitalized institutions with the highest supervisory ratings to .027% of insured deposits for institutions in the worst risk assessment classification. The assessment rate for most savings institutions is currently 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest rating, "composite 1 CAMELS," on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For BUCS Federal's compliance with these regulatory capital standards, see "Historical and Pro Forma Capital Compliance."

         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received a composite 1 CAMELS rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and nonmortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "nonincludable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings institution's risk-based capital is reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet assets and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from

0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and BUCS Federal has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as BUCS Federal, must file an application or a notice with the OTS at least 30 days before making a capital distribution. A savings
institution   must  file  an  application   for  prior  approval  of  a  capital
distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulation.

         BUCS Federal will be required to file a capital distribution notice or application with the OTS before paying any dividend to BUCS Financial Corp. However, capital distributions by BUCS Financial Corp, as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. BUCS Federal met the QTL test as of September 30, 2000 and in each of the last 12 months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including BUCS Federal, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch by BUCS Federal. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS. BUCS Federal received a "satisfactory" overall rating in its most recent CRA examination.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Depending on economic conditions and savings flows of all savings institutions, the OTS can vary the liquidity requirement from time to time between 4% and 10%. Monetary penalties may be imposed on institutions for liquidity requirement violations.

         Federal Home Loan Bank System. BUCS Federal is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, BUCS Federal is required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non- personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         BUCS Financial Corp may exclude from its income 100% of dividends received from BUCS Federal as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         BUCS Federal's federal income tax returns have not been audited by the IRS since its conversion from a credit union in 1998.

State Taxation

         The State of Maryland imposes an income tax of approximately 7% on income which is measured substantially the same as federally taxable income.

         BUCS Federal's state income tax returns have not been audited since its conversion from a credit union in 1998. For additional information, see Note 6 of the Financial Statements.

                                   MANAGEMENT

Directors and Executive Officers

         The Bank's Board of Directors is composed of ten members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. BUCS Financial Corp's proposed articles of incorporation and bylaws also require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. BUCS Financial Corp will have the same directors as the Bank. The Bank's officers are elected annually by the Bank's Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and officers of the Bank, all of whom will continue to serve in the same capacities after the conversion.

                            Age at                                                    Current
                         September 30,                                 Director        Term
             Name            2000              Position                 Since       Expires (1)
------------------------     ----          ------------------------------------     -----------
Allen Maier                   52           Chairman                      1983            2002
Joseph Pescrille              63           Vice Chairman                 1995            2001
Brian Bowers (2)(3)           37           Treasurer and Director        1995            2003
M. Robin Copeland (3)         45           Secretary and Director        1992            2002
Herbert J. Moltzan            55           President, CEO, Director      1998            2002
                                              and CFO
Thomas Markel                 46           Director                      1994            2002
A. Virginia Wampler           53           Director                      1983            2001
Harry Fox                     52           Director                      1987            2003
Peg Ohrt                      52           Director                      1999            2003
Dale Summers                  42           Director                      1991            2001
Debra J. Vinson (4)           41           Vice President                N/A             N/A
                                           - Member Service
James Shinsky (4)             37           Vice President                N/A             N/A
                                           - Systems and Support

-------------------
(1) The terms for directors of BUCS Financial Corp will be the same as those of the Bank.
(2) Mr. Bowers is also a director of Armor Insurance Group, LLC, a wholly-owned subsidiary of the Bank.
(3)  Such individual will also serve as an officer of BUCS Financial Corp.
(4) Such individual will continue as an officer of the Bank but will not be an officer of BUCS Financial Corp.

         The business experience for the past five years of each of the directors and officers is as follows:

         Allen Maier has been a Director of the Bank since 1983 and has served as Chairman since 1996. Mr. Maier is a Sales Representative with CareFirst BlueCross BlueShield, a position he has held since 1972. Mr. Maier also serves on the Board of Directors for the Leukemia Society of Maryland. Mr. Maier is a cousin of the wife of Director Fox.

         Joseph Pescrille has been a Director of the Bank since 1996. Mr. Pescrille retired during 1999. He was self-employed as an actuary/financial consultant from 1996 to 1999. From 1994 to 1996, Mr. Prescrille served as the Chief Financial Officer of United Health Care of Mid Atlantic. Prior to that, he was a Senior Vice President and the Chief Actuary for Blue Cross and Blue Shield of Maryland, Inc. He is active in volunteering for the Baltimore County Department of Aging and is a member of the Board of Advisors for Play Centers Inc., a non-profit child care organization.

         Brian Bowers has served as a Director and Treasurer of the Bank since 1995. Mr. Bowers is licensed as a broker-dealer and has been employed as a consultant/analyst with BB&T Capital Markets since early 2000. He currently heads the fixed income research and analytics division, providing investment management assistance to banks and publishing research on the fixed income markets. For ten years prior to that, he was a Portfolio Manager for CareFirst BlueCross BlueShield.


         M. Robin Copeland has been a Director of the Bank since 1992 and has served as Secretary since 1994. Ms. Copeland has been the Assistant Treasurer and Vice President of Treasury for Magellan Behavioral Health, a managed care organization, since ^ 1995. Her duties include management of = ==== relationships with banks.

         Herbert J. Moltzan been a Director of the Bank since January 1999. He has served as President and Chief Executive Officer of the Bank since 1985. Mr. Moltzan also serves as the senior loan officer of the Bank and as the chief financial officer. Mr. Moltzan is active in the Red Cross and volunteers for the Edreco Little League and the Edreco Recreation Council. He also serves as Committee Chairman for a local Boy Scout troop.

         Thomas Markel has been a Director of the Bank since 1994. Mr. Markel is a certified public accountant and since 1985 has served as the Controller and the Assistant Vice President in Finance for Med Star Physician Partners, a physician practice management firm.

         A. Virginia Wampler has been a Director of the Bank since 1983. Ms. Wampler has served as a Systems Manager for CareFirst BlueCross BlueShield since 1966 and is responsible for business design and support of core software systems for health insurance products and claim processing administration.

         Harry Fox has been a Director of the Bank since 1987. Mr. Fox has been an Account Manager in large group renewal and upgrade sales for CareFirst BlueCross BlueShield since 1972. He also serves on the Board of Directors for the Pikesville Chamber of Commerce. Mr. Fox's wife is a cousin of Director Maier.

         Peg Ohrt has been a Director of the Bank since 1999. Since 1998, Ms. Ohrt has served as a Vice President of Human Resources for Corporate Office Properties Trust, a business engaged in real estate investment trusts. From 1996 to 1997, Ms. Ohrt was employed by Aether Technologies Inc., a software development company, and served as its Vice President of Human Resources and Customer Service.

         Dale Summers has served as a Director of the Bank since 1991. Mr. Summers has been employed as a marketing manager by Advance Paradigm, a health benefits management company, since 1998. From 1995 to 1998, he was employed as the Director of Management Services for Ascendia Healthcare Management. Mr. Summers is also active in fund-raising for educational institutions in the local community.

Executive Officers Who Are Not Directors

         Debra J. Vinson has served as the Vice President of Member Services and Operations for the Bank since 1997, and has been employed by the Bank since 1987. Ms. Vinson functions as the Chief Operations Officer with control of all front line activity. Her responsibilities include oversight for lending, customer service, and branch offices. In addition, she manages Automated Teller Machine administration and all plastic card programs at the Bank.

         James Shinksy has served as Vice President of Systems and Support for the Bank since 1997, and has been employed by the Bank since 1994. Mr. Shinsky is responsible for all support activity, which includes the in-house data processing and information systems. Following the conversion, it is expected that Mr. Shinksy will assume more of the chief financial officer responsibilities currently handled by the Bank's President, Mr. Moltzan.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1999, the Board of Directors held twelve regular meetings. No Director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended December 31, 1999. The Bank has a standing audit committee, as well an asset liability management committee and a compensation committee. The entire Board of Directors serves as a nominating committee.

         The audit committee of the Bank consists of Directors Markel, Wampler and Fox. The audit committee generally meets quarterly and assures that internal control policies are being followed. The audit committee also employs an outside audit firm to conduct an annual financial statement audit and periodic internal control reviews. The audit committee does not operate under a written charter, and the committee met four times during the year end December 31, 1999.

         The asset liability management committee meets at least quarterly and, in addition to internal and external market analysis, the committee reviews the need to revise product offerings or rates to maintain control on interest rate sensitivity, and analyzes the overall structure of the balance sheet. Reports, including recommendations, are made to the entire Board of Directors after each meeting. The asset liability management committee met four times during the year end December 31, 1999.

         The compensation committee meets periodically, as needed, and reviews the overall pay and benefit structure of the Bank to ensure that the Bank remains competitive and is able to attract and retain competent staff. A major function of the compensation committee is to develop the position description and annual performance plan for the Chief Executive Officer. In addition, the committee has engaged outside consultants to develop and review the Chief Executive Officer's total compensation package and to make appropriate recommendations to the Board of Directors. The compensation committee met four times during the year end December 31, 1999.

Director Compensation

         Board Fees. No directors fees were paid prior to March of 2000, at which time fees for non-employee directors of $100 per meeting were set. Directors who also serve as employees of the Bank do not receive compensation as board members. Directors do not receive compensation for attending committee meetings.

         Director Retirement Program ("DRP"). We expect to implement a DRP to provide retirement benefits to our directors based upon the number of years of service to our board. If a director agrees to become a consulting director to our board upon retirement, he would receive a monthly payment for a period of time or until death. Benefits under our DRP would begin upon a director's retirement. In the event there is a change in control, all directors would be entitled to receive a lump sum payment based upon future benefits. We have not determined the specific benefit to be provided to any director and have not yet determined the full cost to us of this program because the specific benefits have yet to be determined.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer for the year ended December 31, 1999. No other executive officer received a total annual salary and bonus in excess of $100,000 during the reporting period.


                                                            Annual Compensation
                                  Fiscal                             Other Annual

Name and Principal Position       Year        Salary    Bonus      Compensation (1)
---------------------------       ----        ------    -----      ----------------
Herbert J. Moltzan, President     1999       $101,312  $14,532         ^ $7,543
and Chief Executive Officer


--------------------
(1)      Consists of Bank's contribution under 401(k) Plan.

         Supplemental Executive Retirement Plan ("SERP"). We expect to implement a SERP for the benefit of our President, Mr. Moltzan. The SERP would provide Mr. Moltzan with a supplemental retirement benefit in addition to benefits under the 401(k) Plan and the proposed ESOP. Payments under the SERP would be accrued for financial reporting purposes during the period of employment. The SERP would be unfunded. All benefits payable under the SERP would be paid from our current assets. There are no tax consequences to either participant or us related to the SERP prior to payment of benefits. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and we will be entitled to recognize a tax-deductible compensation expense at that time.

         Employment Agreements. The Bank has entered into an employment agreement with its President and CEO, Herbert J. Moltzan. Mr. Moltzan's current base salary under the employment agreement is $107,000. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Moltzan without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, but in no event for a period of less than 1 year. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Mr. Moltzan will be paid a lump sum amount equal to 2.99 times his five-year average annual taxable compensation. If a payment had been made under the agreement as of December 31, 1999, the payment would have equaled approximately $277,000. The aggregate payment that would have been made to Mr. Moltzan would be an expense to us and would have resulted in reductions to our net income and capital. The agreement may be renewed annually by our Board of Directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Moltzan shall become disabled during the term of the agreement, he shall continue to receive payment of 100% of his base salary for a period of 12 months and 65% of his base salary for the remaining term of the agreement. The payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees.

         The Bank has also entered into severance/change in control agreements with two other officers of the Bank under which each officer would be paid a lump sum amount equal to two times his or her most recent calendar year taxable cash compensation in the event of termination of employment in connection with any change in control of the Bank. If a payment had been made under these two agreements as of December 31, 1999, the aggregate payment would have equaled approximately $223,000.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan for the exclusive benefit of participating employees of ours, to be implemented after the completion of the reorganization. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The employee stock ownership plan intends to borrow funds from BUCS Financial Corp. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, ^subject to any required regulatory approval.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Our contributions to the employee stock ownership plan are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Savings Plan. As a result, benefits payable under this plan cannot be estimated.

         The board of directors has appointed the non-employee directors to a committee that will administer the plan and to serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the board of directors or the plan's committee, subject to the trustees' fiduciary duties.

         401(k) Savings Plan. The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan on January 1 or July 1 of each year after reaching age 21 and completing twelve months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 0% and 15% of compensation, not to exceed applicable limits under the Code. In 1999, employees could defer up to $10,000. In addition, the Bank may contribute an annual discretionary contribution to all participants under the 401(k) Plan. In 1999, such Bank contribution was equal to 7.5% of base pay. Employee and matching contributions vest at 20% per year over five years. The 401(k) Plan will permit voluntary investments of plan assets by participants in this offering of BUCS Financial Corp common stock.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is
65. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "- Employee Stock Ownership Plan."

Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and key employees within one year after the conversion. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted within one year of the conversion will require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in BUCS Financial Corp as an incentive to contribute to our success and reward officers and key employees for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (2) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plans would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders.

         Under the OTS conversion regulations, a stock option plan adopted within a year of the conversion, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the option plan and the options would vest over a five year period at 20% per year, beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         Stock Programs. Following the offering, we also intend to establish stock programs to provide our officers and outside directors with a proprietary interest in BUCS Financial Corp. The stock programs are expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers, employees and directors. Any plan adopted within one year of the conversion would require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations.

         We expect to contribute funds to stock programs to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the stock programs may be acquired through open market purchases or from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs.

         Restrictions on Stock Benefit Plans. OTS regulations provide that if we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, the plans must comply with the following restrictions:

o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion;
o for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital);
o the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (12% for well-capitalized institutions utilizing a 4% management recognition plan);

o no individual employee may receive more than 25% of the available awards under the option plan or a restricted stock plan;
o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;
o all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of BUCS Financial Corp's stockholders held no earlier than six months following the conversion;
o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;
o for restricted stock plans, no stock issued in a mutual-to-stock conversion may by used to fund the plan; and

o neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability ^or death, or if not inconsistent with applicable OTS regulations in effect at the time, in the event of a change in control.

Transactions with Management and Others

         No directors, executive officers or their immediate family members were engaged in transactions with the Bank or any subsidiary involving more than $60,000 (other than through a loan) during the nine months ended September 30, 2000 or the year ended December 31, 1999. Furthermore, the Bank had no "interlocking" relationships in which (2) any executive officer is a member of the Board of Directors or of another entity, one of whose executive officers are a member of the Bank's Board of Directors, or where (2) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

         The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features. As of September 30, 2000, the aggregate principal balance of loans outstanding to all directors, executive officers and their immediate family members was approximately $251,000.

                                 THE CONVERSION

         The Board of Directors of BUCS Federal has adopted the plan authorizing the conversion and the offering, subject to the approval of the OTS and of the members of the Bank and the satisfaction of certain other conditions. OTS approval does not constitute a recommendation or endorsement of the plan by the OTS.

General

         On September 25, 2000, the Board of Directors of BUCS Federal adopted the plan of conversion and stock issuance, pursuant to which the Bank proposes to reorganize from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly owned subsidiary of BUCS Financial Corp. Concurrently with the conversion, BUCS Financial Corp will sell its common stock in the offering to the Bank's members and, if necessary, the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the conversion and offering. After we receive all the required approvals from the government agencies that regulate us, the approval of the plan by the Bank's members and the satisfaction of all other conditions precedent to the conversion, the Bank will effect the conversion by exchanging its federal mutual savings institution charter for a federal stock savings institution charter and becoming a wholly owned subsidiary of BUCS Financial Corp, and having the depositors of the Bank receive liquidation interests in the newly formed stock savings institution as they have in the Bank before the conversion. See "- Description of the Conversion." On the effective date, BUCS Financial Corp will commence business as BUCS Financial Corp, a savings and loan holding company, and the Bank will commence business as a federally chartered stock savings bank. The conversion will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.

         For additional information concerning the offering, see "The Offering."

Purposes of the Conversion

         The Board of Directors of BUCS Federal has determined that the conversion is in the best interest of the Bank and has several business purposes for the conversion.

         The conversion will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Bank as a capital stock savings institution subsidiary of BUCS Financial Corp will permit BUCS Financial Corp to issue stock, which is a source of capital not available to mutual savings institutions. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any opportunities, BUCS Financial Corp will be in a position after the conversion and offering, subject to regulatory limitations and BUCS Financial Corp's financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise.

         BUCS Financial Corp is offering for sale its common stock in the offering at an aggregate price based on an independent appraisal. The proceeds from the sale of common stock of BUCS Financial Corp will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The ability of BUCS Financial Corp to sell stock also will enable BUCS Financial Corp and the Bank to increase capital in response to the changing capital requirements of the OTS. While the Bank currently meets or exceeds all regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the conversion and offering, BUCS Financial Corp may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Bank's future capital position.

         The ability of BUCS Financial Corp to issue stock also will enable it in the future to establish stock benefit plans for management and employees of BUCS Financial Corp and the Bank, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         BUCS Financial Corp will also be able to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any borrowings or debt issuance may

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be contributed to the Bank as core capital for regulatory capital purposes. BUCS
Financial Corp has not made a determination to borrow funds or issue debt at the present time.

Description of the Conversion

         After receiving all of the required approvals from the government agencies that regulate us and the ratification of the plan of conversion by the Bank's members, the conversion will be completed. After the conversion, the legal existence of the Bank will not terminate, the converted stock bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Bank. The Bank will possess, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

         The foregoing description of the conversion is qualified in its entirety by reference to the plan and the charter and bylaws of the Bank and BUCS Financial Corp to be effective after the conversion.

Effects of the Conversion

         General. The conversion will not have any effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the conversion, the Bank will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the conversion will continue as an account holder in the Bank after the conversion, and the conversion will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion. See "- Voting Rights" and "-Liquidation Rights" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of the Bank.

         Voting Rights. As a federally chartered mutual savings institution, the Bank has no authority to issue capital stock and thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank. The Directors are elected by the Bank's members. Holders of qualifying deposits in the Bank are members of the Bank. In the consideration of all questions requiring action by members of the Bank, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. No member may cast more than 1,000 votes.

         After the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

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

         Tax Effects. We have received an opinion from our counsel, Malizia Spidi & Fisch, PC on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides that:

          o the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion;
          o no gain or loss will be recognized by us upon the receipt of money from BUCS Financial Corp for our stock, and no gain or loss will be recognized by BUCS Financial Corp upon the receipt of money for the shares;
          o no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; and
          o provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of the shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights.

         We have received an opinion from FinPro which concludes that the subscription rights will not have any economic value at the time the rights are distributed or at the time the shares are purchased. FinPro's opinion is based on the fact that the subscription rights:

          o    are given to the recipients without payment;
          o    may not be sold or transferred;
          o    are good only for a short time; and
          o give the recipients only the right to purchase shares at a price equal to the estimated fair market value, which will be the same price at which shares would be sold in a community offering, if such an offering occurs.

         If the subscription rights were determined to have an economic value, receipt of the subscription rights would be taxable in an amount equal to that value. The opinion of Malizia Spidi & Fisch, PC relies in part on the FinPro opinion.

         We are also subject to Maryland income taxes and have received an opinion from Malizia Spidi & Fisch, PC that the conversion will be treated for Maryland state tax purposes similar to the conversion's treatment for federal tax purposes.

         Unlike a private letter ruling from the IRS, the opinions of Malizia Spidi & Fisch, PC and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Maryland tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have an economic value. If the subscription rights are determined to have an economic value, eligible account holders, supplemental eligible account holders, and other members may be determined to have taxable income based upon that value.

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

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to share in a distribution of our assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.


         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in us on the qualifying date, February 28, 1998. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, ^ December 31, 2000. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (December 31) is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.


         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which we, in our converted form, are not the surviving institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Accounting Consequences

         The conversion will be accounted for in a manner similar to a pooling-of-interests under GAAP. This means that the carrying value of the Bank's assets, liabilities, and capital will be unaffected by the conversion and will be reflected in BUCS Financial Corp's and the Bank's consolidated financial statements based on their historical amounts.

Conditions to the Conversion

         Before we can complete the conversion, BUCS Financial Corp and the Bank must receive all the required approvals from the government agencies that regulate us, including various approvals or non-objections from the OTS. The receipt of these approvals or non-objections from the OTS does not constitute a recommendation or endorsement of the plan or conversion by the OTS. Consummation of the conversion also is subject to ratification of the plan by a majority of the total votes of depositors at a special

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

meeting called for the purpose of approving the plan. The Board of Directors may decide to consummate the conversion without forming a holding company.

Amendment or Termination of the Plan of Conversion

         If determined to be necessary or desirable by the Board of Directors of the Bank, the plan may be amended by a two-thirds vote of the Bank's Board of Directors, with the concurrence of the OTS, at any time prior to or after submission of the plan to members of the Bank for ratification. The plan may be terminated by the Board of Directors of the Bank at any time prior to or after ratification by the members, by a two-thirds vote with the concurrence of the OTS.

               RESTRICTIONS ON ACQUISITION OF BUCS FINANCIAL CORP

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes provisions of our articles of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Statutory and Regulatory Restrictions on Acquisition

         Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         In the recent past, it has been the OTS's general policy to routinely approve acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the OTS has recently proposed a regulation that would impose more stringent restrictions on the OTS's ability to approve acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. If this rule is adopted in its proposed form, it may prevent any acquisition of control of us, whether "friendly" or hostile, for at least three years after the completion of the conversion.

         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the OTS. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25

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

percent of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The OTS may prohibit an acquisition of control if: (1) it would result in a monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.

BUCS Financial Corp's Articles of Incorporation and Bylaws

         General. Our articles of incorporation and bylaws are available at our administrative office or by writing or calling us, 10455 Mill Run Circle, Owings Mills, Maryland 21117. Our telephone number is (410) 998-5304.

         Classified Board of Directors and Related Provisions. Our Board of Directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are to be elected and it would take at least two years to elect a majority of our directors. A director may be removed only by a vote of the holders of a majority of the shares.

         Restrictions on Voting of Securities. Our articles of incorporation provides that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares, and will not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The purpose of this provision is to reduce the chance that large stockholders could challenge our management.

         Prohibition Against Cumulative Voting. Our articles of incorporation prohibit cumulative voting by stockholders in the election of directors. The absence of cumulative voting means that the holders of a majority of the shares voted may, if they so choose, elect all of the directors elected at the meeting, thus preventing a minority stockholder from obtaining representation on our Board of Directors unless the minority stockholder is able to obtain the support of a majority.

         Procedures for Certain Business Combinations. The Maryland General Corporation Law (the "MGCL") contains a statute designed to provide Maryland corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Subtitle 6, Section 3-601 through 3-604 of the MGCL ("Subtitle 6"), among other things, prohibits a company with 100 or more beneficial owners of stock from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 10% or more of the company's outstanding voting stock, or with an affiliate or associate of the company who any time within the two year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock (an "Interested Stockholder"), during the five year period following the date such person became an Interested Stockholder. This restriction does not apply if (1) the Board of Directors has approved or exempted from Subtitle 6, a business combination prior to the Interested Stockholder becoming an Interested Stockholder; (2) a charter amendment is adopted by a vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the company and two-thirds of the votes entitled to be cast by persons (if any) who are not Interested Stockholders of the company or affiliates or associates of Interested Stockholders, expressly electing not to be governed by the provisions of Subtitle 6; or (3) the company elects in its

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

original articles not to be governed by the statute. BUCS Financial Corp has elected to be governed by Subtitle 6, thus the requirements described above with respect to combinations with Interested Stockholders will apply to us.

         Furthermore, in addition to any vote otherwise required by Maryland law or the charter of BUCS Financial Corp, a business combination that is not prohibited by Subtitle 6 must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of BUCS Financial Corp; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder, unless certain fair price provisions, as provided for in the statute, are met.

         In addition to the Interested Stockholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of BUCS Financial Corp, unless the transaction is approved by two-thirds of our Board of Directors.

         Amendment to our Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to restrictions on the acquisition and voting of more than 10% of the common stock; number, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; and power of indemnification.

         Our bylaws may be amended by a majority vote of our Board of Directors or by the holders of at least 80% of the shares.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our articles of incorporation and bylaws which have an anti-takeover effect. For example, our articles of incorporation authorize the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (our articles of incorporation authorize the issuance of up to eight million shares of common stock), also could represent additional capital required to be purchased by the acquiror.

         Furthermore, for a period of five years after the conversion, the stock charter of the Bank provides that no person can directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of securities of the Bank. In the event shares are acquired in violation of this prohibition, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

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                          DESCRIPTION OF CAPITAL STOCK

         BUCS Financial Corp is authorized to issue 5,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to issue between 369,750 and 500,250 shares of common stock in the conversion, subject to an increase to 575,288 shares. See "Capitalization." Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also "Dividend Policy."

Voting Rights

         The holders of common stock will possess exclusive voting rights in BUCS Financial Corp. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See also "The Conversion - Effects of the Conversion - Voting Rights"

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of BUCS Financial Corp, the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of BUCS Financial Corp (including all debts and liabilities of the Bank), all assets of BUCS Financial Corp available for distribution. See also "The Conversion - Effects of the Conversion - Liquidation Rights."

Preemptive Rights; Redemption

         Because the holders of the common stock do not have any preemptive rights with respect to any shares we may issue, the Board of Directors may sell shares of capital stock of BUCS Financial Corp without first offering such shares to existing stockholders of BUCS Financial Corp. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

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                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters will be passed upon for Trident Securities, Inc. by Muldoon, Murphy & Faucette LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of BUCS Federal as of December 31, 1999 and 1998 and for each of the years in the two year period ended December 31, 1999 have been included in this prospectus in reliance upon the report of Jameson & Associates, P.A., certified public accountants, Baltimore, Maryland, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to BUCS Federal setting forth its opinion as to the estimated pro forma market value of the common stock upon the conversion and stock offering and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including BUCS Financial Corp, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         A copy of our articles of incorporation and bylaws, as well as those of the Bank, are available without charge from BUCS Federal. Copies of the plan of conversion are also available without charge.

         The Bank has filed an application for conversion with the OTS. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          BUCS Federal and Subsidiaries



Independent Auditor's Report                                                F-1

Consolidated Balance Sheets                                                 F-2

Consolidated Statements of Operations                                       F-3

Consolidated Statements of Equity                                           F-4

Consolidated Statements of Cash Flows                                       F-5

Notes to Consolidated Financial Statements                                  F-7



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

         Financial statements of BUCS Financial Corp have not been provided because it has conducted no operations.

================================================================================

                                    JAMESON
                                    -------
                               & ASSOCIATES, P.A.
                               ------------------
                          Certified Public Accountants




                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
BUCS Federal
Owings Mills, Maryland

We have audited the accompanying consolidated balance sheets of BUCS Federal and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements (restated) of operations, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of BUCS Federal. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, BUCS Federal restated its financial statements for the year ended December 31, 1998.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BUCS Federal and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended (restated for 1998) in conformity with generally accepted accounting principles.


                                             /s/Jameson & Associates, P.A.


Baltimore, Maryland
January 12, 2000
September 18, 2000 (1998 restated)
October 13, 2000

                                      -F1-

--------------------------------------------------------------------------------
                 515 E. Joppa Road - Baltimore, Maryland 21286
                telephone 410-825-5580 - Telecopier 410-321-0922
================================================================================

                          BUCS FEDERAL AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                     September 30,
                                                         2000         December 31,   December 31,
                                                       (Unaudited)        1999            1998
                                                     -------------    -----------     -----------
Cash and cash equivalents                            $ 4,452,802      $ 4,870,193     $ 3,592,283
Securities available for sale                         14,856,478       15,072,643      13,994,874
Securities held to maturity                              960,479          970,600       1,174,000
Loans receivable, net                                 46,962,526       43,934,713      45,636,375
Accrued interest receivable                              338,743          352,664         295,875
Property and equipment, net                            1,087,572        1,143,693         755,091
Investment required by law -
  Federal Home Loan Bank stock,                          930,800          930,800         250,000
Prepaid expenses and other
  assets                                                 780,201          879,853         497,943
                                                     -----------      -----------     -----------
         Total assets                                $70,369,601      $68,155,159     $66,196,441
                                                     ===========      ===========     ===========

                             LIABILITIES AND EQUITY

Liabilities
  Deposits                                           $47,816,577      $43,332,634     $55,416,437
  Accounts payable and
   other liabilities                                   1,274,568          726,848         397,312
  Borrowed funds - Federal
    Home Loan Bank                                    15,500,000       18,615,000       5,000,000
                                                     -----------      -----------     -----------
                                                      64,591,145       62,674,482      60,813,749
                                                     -----------      -----------     -----------
Commitments and contingencies
  (Notes 10 and 11)                                            -                -               -

Equity
  Retained earnings                                    5,956,448        5,793,777       5,360,968
  Accumulated other com-
    prehensive income (loss)                            (177,992)        (313,100)         21,724
                                                     -----------      -----------     -----------
                                                       5,778,456        5,480,677       5,382,692
                                                     -----------      -----------     -----------
         Total liabilities
            and equity                               $70,369,601      $68,155,159     $66,196,441
                                                     ===========      ===========     ===========

           These consolidated financial statements should be read only in accordance with the accompanying summary of significant accounting policies and notes to consolidated statements.

                                      -F2-

                          BUCS FEDERAL AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                         For the nine months ended
                                               September 30,                       December 31,
                                            2000          1999       December 31,    1998
                                         (Unaudited)   (Unaudited)       1999      (Restated)
                                         -----------   -----------   ------------ -----------
Interest income
  Loans receivable                       $ 2,900,177   $ 2,681,276   $ 3,620,604    $ 3,853,196
  Securities                                 952,351       940,742     1,230,226        776,275
                                         -----------   -----------   -----------    -----------
         Total interest income             3,852,528     3,622,018     4,850,830      4,629,471
                                         -----------   -----------   -----------    -----------
Interest expense
  Deposits                                 1,344,707     1,494,536     1,892,754      2,228,906
  Borrowed funds                             727,182       334,555       576,825          5,566
                                         -----------   -----------   -----------    -----------
                                           2,071,889     1,829,091     2,469,579      2,234,472
                                         -----------   -----------   -----------    -----------
         Net interest income               1,780,639     1,792,927     2,381,251      2,394,999

Provision for loan losses                    140,000       180,000       220,000        300,000
                                         -----------   -----------   -----------    -----------
                                           1,640,639     1,612,927     2,161,251      2,094,999
                                         -----------   -----------   -----------    -----------
Noninterest income
  Fees and service charges                   730,520       471,697       694,284        489,592
  Investment securities loss                       -             -        (1,398)             -
  Gain on disposition of VISA loan
   portfolio                                       -       160,500       160,500              -
  Fee to process and maintain cash
   facility                                   90,000        90,000       120,000        120,000
  Other                                       20,429        10,148        11,745         33,520
                                         -----------   -----------   -----------    -----------
         Total noninterest income            840,949       732,345       985,131        643,112
                                         -----------   -----------   -----------    -----------
                                           2,481,588     2,345,272     3,146,382      2,738,111
                                         -----------   -----------   -----------    -----------
Noninterest expense
  Compensation and benefits                  963,311       797,873     1,069,141      1,015,603
  Professional fees                           87,228        62,629        82,306        100,930
  Occupancy expense                          396,526       298,096       412,921        359,911
  Office operations                          435,814       384,380       519,695        493,368
  Other operating expense                    347,930       250,708       397,785        287,342
                                         -----------   -----------   -----------    -----------
         Total noninterest expense         2,230,809     1,793,686     2,481,848      2,256,154
                                         -----------   -----------   -----------    -----------
Income before income taxes                   250,779       551,586       664,534        481,957

Income taxes                                  88,108       189,534       231,725              -
                                         -----------   -----------   -----------    -----------
Net income before cumulative effect of
  change in accounting principle             162,671       362,052       432,809        481,957

Cumulative effect of change in
  accounting principle                             -             -             -        146,166
                                         -----------   -----------   -----------    -----------
Net income                               $   162,671   $   362,052   $   432,809    $   335,791
                                         ===========   ===========   ===========    ===========

           These consolidated financial statements should be read only in accordance with the accompanying summary of significant accounting policies and notes to consolidated statements.

                                      -F3-

                          BUCS FEDERAL AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF EQUITY

                                                                               Accumulated
                                                                                 other
                                                                              comprehensive
                                                                  Earnings    income (loss)      Total
                                                                -----------   -------------   -----------
Balance, December 31, 1997 of BUCS Federal Credit Union
  and subsidiary before restatement                             $ 5,275,177    $   (30,522)   $ 5,244,655
Increase in allowance for loan losses                              (250,000)             -       (250,000)
                                                                -----------    -----------    -----------
Balance, December 31, 1997 restated                               5,025,177        (30,522)     4,994,655

Net income for the year ended December 31, 1998 as restated
  to include  the January and February 1998 operations of
  BUCS Federal Credit Union (predecessor of BUCS Federal)           335,791              -        335,791
Net change in unrealized appreciation on investments
  available for sale                                                      -         52,246         52,246
                                                                                              -----------
Comprehensive income                                                      -              -        388,037
                                                                -----------    -----------    -----------
Balance, December 31, 1998                                        5,360,968         21,724      5,382,692

Net income for the year ended December 31, 1999                     432,809              -        432,809
Net change in unrealized appreciation (loss) on investments
  available for sale                                                      -       (334,824)      (334,824)
                                                                                              -----------
Comprehensive income                                                      -              -         97,985
                                                                -----------    -----------    -----------
Balance, December 31, 1999                                        5,793,777       (313,100)     5,480,677

Net income for the nine month period ended September 30, 2000       162,671              -        162,671
Net change in unrealized appreciation (loss) on investments
  available for sale                                                      -        135,108        135,108
                                                                                              -----------
Comprehensive income                                                      -              -        297,779
                                                                -----------    -----------    -----------
Balance, September 30, 2000 (unaudited)                         $ 5,956,448    $  (177,992)   $ 5,778,456
                                                                ===========    ===========    ===========


           These consolidated financial statements should be read only in accordance with the accompanying summary of significant accounting policies and notes to consolidated statements.

                                      -F4-

                          BUCS FEDERAL AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   For the nine months ended
                                                         September 30,                            December 31,
                                                     2000            1999        December 31,        1998
                                                  (Unaudited)     (Unaudited)        1999         (Restated)
                                                  -----------     -----------    ------------    -----------
Cash flows from operating activities
  Cash inflows
   Interest income                                $ 3,866,449    $  3,551,922    $  4,794,041    $  4,594,068
   Fees and service charges                           730,520         471,697         694,284         489,592
   Other income                                        20,429          10,148          11,745          33,520
                                                  -----------    ------------    ------------    ------------
                                                    4,617,398       4,033,767       5,500,070       5,117,180
                                                  -----------    ------------    ------------    ------------
  Cash outflows
   General and administrative expenses              1,414,781       1,454,152       2,554,315       2,166,671
   Interest on deposits                             1,344,707       1,494,536       1,912,831       1,968,660
   Interest on borrowed funds                         672,552         334,555         460,625           5,566
   Income taxes                                       101,995               -          42,000               -
                                                  -----------    ------------    ------------    ------------
                                                    3,534,035       3,283,243       4,969,771       4,140,897
                                                  -----------    ------------    ------------    ------------
         Net cash provided by operating
          activities                                1,083,363         750,524         530,299         976,283
                                                  -----------    ------------    ------------    ------------
Cash flows from investing activities
  Cash inflows
   Loan principal repayments                       13,894,214      16,678,652      23,353,624      13,945,495
   Loan principal proceeds from disposition
    of VISA loan portfolio                                  -       3,075,954       3,075,954               -
   Proceeds from sales of securities
     available for sale                             2,049,694       1,003,628       1,003,628       3,589,542
   Proceeds from redemptions of securities
     available for sale                                     -       3,368,481       4,312,355               -
   Proceeds from maturities of securities
     held to maturity                                  10,121         201,331         203,400       1,769,994
                                                  -----------    ------------    ------------    ------------
                                                   15,954,029      24,328,046      31,948,961      19,305,031
                                                  -----------    ------------    ------------    ------------
  Cash outflows
   Purchase of securities available for sale        1,698,421       8,418,134       7,413,770      10,427,811
   Loan disbursements                              17,062,027      17,577,375      24,787,416      18,271,347
   Purchase of property and equipment                  63,278         277,786         531,361         207,608
                                                  -----------    ------------    ------------    ------------
                                                   18,823,726      26,273,295      32,732,547      28,906,766
                                                  -----------    ------------    ------------    ------------
         Net cash used in investing
          activities                               (2,869,697)     (1,945,249)       (783,586)     (9,601,735)
                                                  -----------    ------------    ------------    ------------
Cash flows from financing activities
  Cash inflows
   Net increases (decreases) in borrowed
     funds from the Federal Home Loan Bank         (3,115,000)     11,615,000      13,615,000       5,000,000
   Net increase (decrease) in deposits              4,483,943     (11,438,940)    (12,083,803)      3,379,124
                                                  -----------    ------------    ------------    ------------
         Net cash provided by financing
          activities                                1,368,943         176,060       1,531,197       8,379,124
                                                  -----------    ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents                                        (417,391)     (1,018,665)      1,277,910        (246,328)
Cash and cash equivalents, beginning
  of period                                         4,870,193       3,592,283       3,592,283       3,838,611
                                                  -----------    ------------    ------------    ------------
Cash and cash equivalents, end of period          $ 4,452,802    $  2,573,618    $  4,870,193    $  3,592,283
                                                  ===========    ============    ============    ============


           These consolidated financial statements should be read only in accordance with the accompanying summary of significant accounting policies and notes to consolidated statements.

                                      -F5-

                          BUCS FEDERAL AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                          For the nine months ended
                                                                September 30,                   December 31,
                                                           2000          1999      December 31,    1998
                                                        (Unaudited)   (Unaudited)     1999      (Restated)
                                                        -----------   -----------  ----------   -----------
Reconciliation of net income to net cash
  provided by operating activities
  Net income                                            $   162,671   $ 362,052    $ 432,809    $ 335,791
  Gain on disposition of VISA loan portfolio                      -    (160,500)    (160,500)           -
  Investment securities losses                                    -           -        1,398            -
  Adjustments for items not providing or
    not requiring cash or cash equivalents
         Provision for loan losses                          140,000     180,000      220,000      300,000
         Depreciation and amortization                      119,399     109,752      142,756      143,781
  Effects of changes in operating assets
   and liabilities
         Accrued interest receivable                         13,921     (70,096)     (56,789)     (35,403)
         Prepaid expenses and other assets                   99,652    (394,388)    (381,910)      74,972
         Accounts payable and other
           liabilities                                      547,720     723,704      332,535      157,142
                                                        -----------   ---------    ---------    ---------
Net cash provided by operating activities               $ 1,083,363   $ 750,524    $ 530,299    $ 976,283
                                                        ===========   =========    =========    =========

           These consolidated financial statements should be read only in accordance with the accompanying summary of significant accounting policies and notes to consolidated statements.

                                      -F6-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ORGANIZATION
------------

BUCS Federal was incorporated in 1998 through a Federal charter for the purposes of providing loans funded by customer savings. BUCS Federal was chartered as a de nova federal mutual savings association and at that time assumed the existing assets and liabilities of BUCS Federal Credit Union and subsidiary as of February 28, 1998. Significant accounting policies followed by BUCS Federal are presented below. BUCS Federal operates bank offices at two locations, Owings Mills, Maryland and Columbia, Maryland.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of BUCS Federal and C.U. Benefits, Inc. and ARMOR Insurance Group, LLC its wholly-owned subsidiaries, which have no significant assets or liabilities. All significant intercompany transactions and balances are eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform to general practices within the thrift industry.

The consolidated statements of operations, equity and cash flows for the year ended December 31, 1998 includes the income and expenses of January and February 1998 of the BUCS Federal Credit Union and subsidiary.

INTERIM FINANCIAL STATEMENTS

The financial statements for the nine months ended September 30, 2000 and 1999, are unaudited, but in the opinion of management such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1999. These financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                                      -F7-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS (CONTINUED)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

A  majority  of  BUCS  Federal's  loan  portfolio   consist  of  single-  family
residential loans in the central Maryland area. The ultimate collectibility of the loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require BUCS Federal to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the estimated losses on loans may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statement of cash flows, BUCS Federal considers all highly liquid debt instruments with original maturities of three months or less when purchased to be cash equivalents.

FEDERAL HOME LOAN BANK STOCK

Federal Home Loan Bank stock is carried at cost which approximates fair value.

INVESTMENT SECURITIES

BUCS Federal's investments in securities are classified in two categories and accounted for as follows:

         Securities to be held to maturity. Bonds, notes and debentures for which BUCS Federal has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

                                      -F8-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INVESTMENT SECURITIES (CONTINUED)

         Declines in the fair value of individual held-to-maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

         Securities available for sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as securities to be held to maturity.

         Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and are reported as a net amount in a separate component of equity until realized, net of tax effects.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses.

Interest income is accrued at the contractual rate on the principal amount outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan, the accrual of interest income is discontinued and recognized only as collected. Previously accrued but uncollected interest on these loans is charged against interest income. Generally, the loan is restored to an accruing status when all amounts past due have been paid.

In accordance with Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, BUCS Federal identifies impaired loans and measures impairment based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans.

A loan is considered impaired, based upon current information and events, if it is probable that BUCS Federal will not collect all principal and interest payments according to the contractual terms of the loan agreement. Generally, a loan is considered impaired once either principal or interest payments become 90 days past due at the end of a calendar quarter. A loan may be considered impaired sooner if, in management's judgement, such action is warranted. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g. residential mortgages and consumer installment loans).

                                      -F9-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

BUCS Federal identifies impaired loans by individually reviewing every loan 60 days or more delinquent, selected non delinquent loans and other loans if there is an indication of a problem.

The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable. Management's assessment includes the systematic evaluation of several factors: current economic conditions and their impact on specific borrowers; the level of classified and non performing loans; the historical loss experience by loan type; the results of regulatory examinations; and, in specific cases, the estimated value of underlying collateral.

The allowance is increased by the loan loss provision charged to operating expenses and reduced by loan charge-offs, net of recoveries. The provision for loan losses is based on losses that are probable and reasonable to estimate at the date of the financial statements and on a continuing review of the loan portfolios throughout the year, past loss experience and current economic conditions which may affect borrowers ability to pay.

LOAN ORIGINATION FEES AND COSTS

In addition to interest earned on loans, BUCS Federal occasionally receives loan origination fees for originating certain loans. BUCS Federal generally does not charge loan origination fees to customers.

The direct costs of underwriting and closing loans are recognized over the life of the related loan as an adjustment to yield. Estimated future principal repayments on loans that can be reasonably estimated are considered in the calculation of the constant effective yield. Any differences that arise in the actual prepayments will result in a recalculation of the effective yield.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed for financial statement purposes using the straight-line method based on estimated useful lives of the various classes of assets. Leasehold improvements are amortized over a period of 12 to 25 years. Furniture, fixtures and equipment are depreciated over periods of 3 to 12 years. For tax purposes, depreciation is computed using accelerated methods.

                                      -F10-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ORGANIZATIONAL COSTS

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 (the "SOP") regarding financial reporting on the costs of start-up activities. Under the SOP, organizational costs are considered start-up costs and, commencing with fiscal years beginning after December 15, 1998, entities are required to expense such costs as they are incurred. As a result of the SOP, BUCS Federal was required to write off its unamortized organizational costs as a cumulative change in an accounting principle.

On December 31, 1998, BUCS Federal adopted the SOP effective January 1, 1998, resulting in the write-off of $146,166 of organizational costs as a cumulative effect of a change in accounting principle. Prior to January 1, 1998, organizational costs were being amortized over a five-year period using the straight-line method.

INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax basis. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns.

COMPREHENSIVE INCOME

The provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, established standards for disclosing comprehensive income in financial statements. Comprehensive income is the net income of operations plus the effect of unrealized gains (losses) on securities available-for- sale.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents is the carrying amount, which is a reasonable estimate of fair value. For investment securities, fair value is determined using quoted market prices.

                                      -F11-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Fair value of loans receivable is estimated by discounting future cash flows, taking into consideration future loan losses, using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. For commitments to extend credit, the carrying amount is a reasonable estimate of fair value.

With respect to deposits, fair value of checking and savings deposits, money market accounts, certificates and IRA accounts is the amount payable on demand at the reporting date. Fair value of fixed maturity term accounts and individual retirement accounts is estimated using rates currently offered for accounts of similar remaining maturities.

NOTE 1.           INVESTMENT IN SECURITIES

The carrying amount and estimated fair market value of investment securities at September 30, 2000 (unaudited) are summarized as follows:

                                                            Gross           Gross          Estimated
                                           Amortized     Unrealized       Unrealized        Market
                                              Cost          Gain            Losses          Value
                                          ------------   ------------    ------------    ------------
Securities available for sale
  Treasury and agency securities          $  6,500,164   $          -    $   (118,214)   $  6,381,950
   Government National Mortgage
    Association Mortgage pools (GNMA's)      8,534,306         21,884         (81,662)      8,474,528
                                          ------------   ------------    ------------    ------------
                                            15,034,470         21,884        (199,876)     14,856,478
Securities held to maturity
   Mortgage derivative securities              960,479              -         (13,929)        946,550
                                          ------------   ------------    ------------    ------------
                                          $ 15,994,949   $     21,884    $   (213,805)   $ 15,803,028
                                          ============   ============    ============    ============

The carrying amount and estimated fair market value of investment securities at December 31, 1999 are summarized as follows:

                                                            Gross           Gross          Estimated
                                           Amortized     Unrealized       Unrealized        Market
                                              Cost          Gain            Losses          Value
                                          ------------   ------------    ------------    ------------
Securities available for sale
   Treasury and agency securities         $  6,502,291   $          -    $   (227,590)   $  6,274,701
   Government National Mortgage
    Association Mortgage pools (GNMA's)      8,883,452          1,484         (86,994)      8,797,942
                                          ------------   ------------    ------------    ------------
                                            15,385,743          1,484        (314,584)     15,072,643
Securities held to maturity
   Mortgage derivative securities              970,600              -         (26,800)        943,800
                                          ------------   ------------    ------------    ------------
                                          $ 16,356,343   $      1,484    $   (341,384)   $ 16,016,443
                                          ============   ============    ============    ============

                                      -F12-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.           INVESTMENT IN SECURITIES (CONTINUED)

The carrying amount and estimated fair market value of investment securities at December 31, 1998 are summarized as follows:

                                                            Gross           Gross          Estimated
                                           Amortized     Unrealized       Unrealized        Market
                                              Cost          Gain            Losses          Value
                                          ------------   ------------    ------------    ------------
Securities available for sale
   Treasury and agency securities         $  3,417,882   $     29,718    $          -    $  3,447,600
   Government National Mortgage
    Association Mortgage pools (GNMA's)     10,555,268         10,728         (18,722)     10,547,274
                                          ------------   ------------    ------------    ------------
                                            13,973,150         40,446         (18,722)     13,994,874
Securities held to maturity
   Mortgage derivative securities            1,174,000              -         (33,600)      1,140,400
                                          ------------   ------------    ------------    ------------
                                          $ 15,147,150   $     40,446    $    (52,322)   $ 15,135,274
                                          ============   ============    ============    ============

The scheduled maturity of securities to be held to maturity and available for sale were as follows:

                                  September 30, 2000            December 31, 1999           December 31, 1998
                                -------------------------   -------------------------   -------------------------
                                               Estimated                   Estimated                   Estimated
                                 Amortized      Market       Amortized       Market      Amortized      Market
                                   Cost          Value          Cost         Value          Cost        Value
                                -----------   -----------   -----------   -----------   -----------   -----------
Securities held to maturity

Within 1 year                   $         -   $         -   $         -   $         -   $         -   $         -
1-10 years                          960,479       946,550       970,600       943,800     1,174,000     1,140,400
After 10 years                            -             -             -             -             -             -
                                -----------   -----------   -----------   -----------   -----------   -----------
                                    960,479       946,550       970,600       943,800     1,174,000     1,140,400
                                -----------   -----------   -----------   -----------   -----------   -----------

Securities available for sale
Within 1 year                       500,164       499,273             -             -     7,879,099     7,877,804
1-10 years                        7,397,742     7,324,406     5,500,656     5,317,201     1,534,664     1,557,461
After 10 years                    7,136,564     7,032,799     9,885,087     9,755,442     4,559,387     4,559,609
                                -----------   -----------   -----------   -----------   -----------   -----------
                                 15,034,470    14,856,478    15,385,743    15,072,643    13,973,150    13,994,874
                                -----------   -----------   -----------   -----------   -----------   -----------
Totals                          $15,994,949   $15,803,028   $16,356,343   $16,016,443   $15,147,150   $15,135,274
                                ===========   ===========   ===========   ===========   ===========   ===========

Investments  in  securities  held to maturity  consist of mortgage  derivatives.
Investments   available  for  sale  consist  of  Government   National  Mortgage
Association and Treasury and Agency securities.

Cost for these investments is calculated using specific identification.

Investments in government and agency securities aggregating $12,702,000 and $12,980,000 have been pledged as collateral for credit extended by the Federal Home Loan Bank at December 31, 1999 and September 30, 2000.

                                      -F13-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.           INVESTMENT IN SECURITIES (CONTINUED)

The gross realized gains and losses on debt securities for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999 and 1998 are as follows:

                                                  September 30,
                                           2000                  1999                              December 31,
                                        (Unaudited)           (Unaudited)                  1999                  1998
                                    --------  ---------   --------   --------       --------  ---------   --------   --------
                                    Gross      Gross      Gross      Gross          Gross      Gross      Gross      Gross
                                    realized   realized   realized   realized       realized   realized   realized   realized
                                    gains      losses     gains      losses         gains      losses     gains      losses
                                    --------   --------   --------   --------       --------  ---------   --------   --------
Securities available for sale       $      -    $     -   $      -   $      -       $      -  $   1,398   $      -   $      -

BUCS Federal  proceeds from sales of  securities  available for sale amounted to
$2,049,964,   $1,003,628,  $1,003,628  and  $3,589,542  for  the  periods  ended
September 30, 2000 and 1999 and December 31, 1999 and 1998, respectively.

BUCS Federal net unrealized holding gain (loss) on available-for- sale securities that has been included in accumulated other comprehensive income amounted to $135,108, $(334,824) and $52,246 for the periods ended September 30, 2000 and December 31, 1999 and 1998, respectively. The amount of gains (loss) reclassified out of accumulated other comprehensive income amounted to $-0-, $(1,398) and $-0- for the periods ended September 30, 2000 and December 31, 1999 and 1998, respectively.

NOTE 2.           LOANS RECEIVABLE

Loans receivable consist of the following:

                                   September 30,
                                   2000                    December 31,
                                   (Unaudited)          1999          1998
                                   -----------     -----------     -----------
Categories:
  Mortgage loans:
   Residential:
     Permanent 1-4 single family   $13,534,226     $13,108,728     $13,844,603
   Land                                  5,998          12,050          33,196
  Consumer loans:
   Home equity loans                12,576,980      10,641,747       9,905,675
   Auto loans                       16,517,413      15,339,422      13,623,873
   Other                             4,949,046       5,392,541       8,813,112
                                   -----------     -----------     -----------
  Total loans                       47,583,663      44,494,488      46,220,459

Less allowance for loan losses         621,137         559,775         584,084
                                   -----------     -----------     -----------
Loans receivable, net              $46,962,526     $43,934,713     $45,636,375
                                   ===========     ===========     ===========

Officers' and directors' loans amounted to $267,416, $300,408 and $251,300 at December 31, 1999, 1998 and September 30, 2000, respectively.

                                      -F14-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.           LOANS RECEIVABLE (CONTINUED)

In January 1999, BUCS Federal sold its VISA loan portfolio to a third party. The following approximates the transaction:

         Sale price of VISA loan portfolio                         $3,260,454
         Less carrying value of portfolio                          (3,075,954)
         Less other deconversion expenses                             (24,000)
                                                                   ----------
         Gain on disposition of VISA loan portfolio                $  160,500
                                                                   ==========

Loans aggregating $13,120,800 and $13,349,700 have been pledged to the Federal Home Loan Bank (FHLB) as collateral for credit extended by the FHLB for short-term borrowings at December 31, 1999 and September 30, 2000, respectively.

Nonperforming loans amounted to approximately $147,000, $117,000 and $233,000 as of September 30, 2000, December 31, 1999 and 1998. The amount of interest income that would have been recorded on loans in nonaccrual status at period-end, had such loans performed in accordance with their terms, was immaterial.

The allowance for loan losses activity is as follows:


                               September 30,   September 30,                December 31,
                               2000            1999          December 31,   1998
                               (Unaudited)     (Unaudited)      1999        (Restated)
                               -----------     -----------   -----------    ----------
Balance, beginning of period   $ 559,775      $ 584,084      $ 584,084      $ 956,736
Provision for loan losses        140,000        180,000        220,000        300,000
Recoveries                        56,608         42,529         64,909         51,185
Loan loss write-offs            (135,246)      (245,413)      (309,218)      (723,837)
                               ---------      ---------      ---------      ---------
Balance, end of period         $ 621,137      $ 561,200      $ 559,775      $ 584,084
                               =========      =========      =========      =========

NOTE 3.           PROPERTY AND EQUIPMENT AND DEPRECIATION

Property and equipment are summarized by major classifications as follows:

                                     September 30,
                                     2000                  December 31,
                                    (Unaudited)        1999             1998
                                    -----------     ----------      ----------

Leasehold improvements              $  567,816      $  557,657      $  246,821
Furniture, fixtures and equipment      925,692         872,573         652,051
                                    ----------      ----------      ----------
                                     1,493,508       1,430,230         898,872
Less allowance for depreciation        405,936         286,537         143,781
                                    ----------      ----------      ----------
                                    $1,087,572      $1,143,693      $  755,091
                                    ==========      ==========      ==========

NOTE 4.           BORROWINGS

Borrowed funds from the Federal Home Loan Bank consist of the following at September 30, 2000 (unaudited):

Type                             Rate          Maturity            Amount
----                             ----          --------         ------------
Overnight borrowing              6.62%         Current          $  5,500,000
Adjustable rate credit           6.48%         May 2003            5,000,000
Adjustable rate credit           6.53%         February 2002       5,000,000
                                                                ------------
                                                                 $15,500,000
                                                                 ===========
                                      -F15-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.           BORROWINGS (CONTINUED)

Borrowed funds from the Federal Home Loan Bank consist of the following at December 31, 1999:

Type                              Rate       Maturity            Amount
----                              ----       --------         -----------
Overnight borrowing               4.84%      Current          $ 6,615,000
Term borrowing                    5.98%      January 2000       2,000,000
Convertible borrowing             5.32%      October 2009      10,000,000
                                                              -----------
                                                              $18,615,000
                                                              ===========

Borrowed funds from the Federal Home Loan Bank consist of the following at December 31, 1998:

Type                             Rate        Maturity            Amount
----                             ----        --------         -----------
Term borrowing                   5.00%      December 1999     $ 5,000,000
                                                              ===========


NOTE 5.           DEPOSITS

Deposits at September 30, 2000 (unaudited) are as follows:

Type of Account and Interest Rate                 Amount            Percent
---------------------------------                 -----------       -------
Checking deposits                                 $ 6,933,358         14%
Regular savings - 3.00%                            16,920,841         35%
Certificates, money markets and
  IRA accounts - 4.00%-7.09%                       23,962,378         51%
                                                  -----------       -----
         Total                                    $47,816,577        100%
                                                  ===========       =====

Deposits at December 31, 1999 are as follows:

Type of Account and Interest Rate                 Amount            Percent
---------------------------------                 -----------       -------
Checking deposits                                 $ 5,278,048         13%
Regular savings - 3.00%-3.50%                      17,520,128         40%
Certificates, money markets and
  IRA accounts - 4.16%-5.44%                       20,534,458         47%
                                                  -----------       -----
         Total                                    $43,332,634        100%
                                                  ===========       =====

Deposits at December 31, 1998 are as follows:

Type of Account and Interest Rate                 Amount            Percent
---------------------------------                 -----------       -------
Checking deposits                                 $ 5,467,831         10%
Regular savings - 3.00%-3.50%                      17,582,217         31%
Certificates, money markets and
  IRA accounts - 4.16%-5.44%                       20,974,831         38%
Starfunds - 4.54%                                  11,391,558         21%
                                                  -----------       -----
         Total                                    $55,416,437        100%
                                                  ===========       =====

                                      -F16-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.           DEPOSITS (CONTINUED)

Scheduled maturities of deposits are as follows:

                                     September
                                     30, 2000                  December 31,
                                     (Unaudited)                  1999
                                     -----------               -----------
         2000                        $37,406,921               $38,718,959
         2001                          5,488,886                 2,318,497
         2002                          2,294,145                 1,164,618
         2003                          1,011,096                   660,796
         2004                            486,437                   469,764
         2005                          1,129,092                         -
                                     -----------               -----------
                                     $47,816,577               $43,332,634
                                     ===========               ===========

Officers' and directors' savings accounts amounted to approximately $606,300, $523,200 and $579,300 at September 30, 2000, December 31, 1999 and 1998,
respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation "SAIF" Fund.

Deposits over $100,000  approximated  $8,308,000,  $3,081,000  and $7,826,000 at
September 30, 2000, December 31, 1999 and 1998, respectively.

NOTE 6.           INCOME TAXES

The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                   September 30,
                                             2000        1999             December 31,
                                             (Unaudited) (Unaudited)    1999         1998
                                             ----------- ----------- ----------  ---------
Deferred tax assets
  Allowance for loan losses                  $ 250,000   $ 250,000   $ 250,000   $ 250,000
  Deprecation                                        -           -           -      12,500
  Unamortized cost of organization              70,000      99,900      92,600     121,800
  Net operating loss                                 -           -           -      60,500
  Unrealized loss on investment securities     177,992     218,600     313,100     (21,724)
                                             ---------   ---------   ---------   ---------
         Total deferred tax assets             497,992     568,500     655,700     423,076
                                             ---------   ---------   ---------   ---------

                                                    September 30,
                                                2000          1999        December 31,
                                               (Unaudited) (Unaudited)  1999       1998
                                               ----------  ---------- --------   --------
Deferred tax liabilities
  Depreciation                                   200,000     80,000    105,600          -
  Deferred loan expense                          120,000     80,700     88,000     58,800
                                                --------   --------   --------   --------
         Total deferred tax liabilities          320,000    160,700    193,600     58,800
                                                --------   --------   --------   --------
Net deferred tax assets                         $177,992   $407,800   $462,100   $364,276
                                                ========   ========   ========   ========
Net deferred tax assets at effective tax rate   $ 65,900   $150,900   $170,900   $134,800
                                                ========   ========   ========   ========

As of December 31, 1999, BUCS Federal has accumulated a net deferred tax asset that can be used in future years to reduce taxable income. The net operating loss expires in the year 2013. In applying Financial Accounting Standard 109, "Accounting For Income Taxes", BUCS Federal considered these net deferred tax assets income for accounting purposes but not yet utilized forincome tax purposes. The effect of this temporary difference is a deferred tax of approximately $170,900.

                                      -F17-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.           INCOME TAXES (CONTINUED)

The provision for income taxes is comprised of the following:

                                September 30,
                         2000            1999                   December 31,
                         (Unaudited)     (Unaudited)        1999           1998
                         -----------     -----------      --------        ------
Current tax
  Federal                 $ 45,000        $119,100        $144,100        $   -
  State                     13,500          27,000          32,000            -
Deferred tax expense        29,608          43,434          55,625            -
                          --------        --------        --------        -----
                          $ 88,108        $189,534        $231,725        $   -
                          ========        ========        ========        =====

A reconciliation of the provision for income taxes at the statutory federal tax rates to the actual provision for income taxes is as follows:

                                                        September 30,
                                                2000              1999                      December 31,
                                                (Unaudited)       (Unaudited)         1999              1998
                                                -------------     -------------    ------------     -------------
                                                Amount     %       Amount    %      Amount   %        Amount   %
Depreciation, amortization and loan loss tax
deduction based on actual write-offs            $ (4,692) (2)     $(14,566) (3)    $(14,175) (2)    $(94,800) (37)
Computed at federal statutory rates               75,200  30       165,500  30      199,400  30       76,900   30
Computed at State income tax rate                 17,600   7        38,600   7       46,500   7       17,900    7
                                                --------  --      --------  --     --------  --     --------   --
Actual tax expense                              $ 88,108  35      $189,534  34     $231,725  35     $      -    -
                                                ========  ==      ========  ==     ========  ==     ========   ==

BUCS Federal Credit Union operations of January and February 1998 were not subject to federal or state income taxes. BUCS Federal utilized the direct write-off method of loan losses in 1998 and no taxes were accrued or recognized because loan loss write-offs approximated the assumed allowance for loan loss balance from BUCS Federal Credit Union.

NOTE 7.           PENSION PLAN

BUCS Federal has a 401(k) plan for all eligible employees. The contribution to the plan is a fixed percentage of the participants' compensation. The cost of the plan for the periods ended September 30, 2000, December 31, 1999 and 1998 approximated $38,600, $46,800 and $35,900, respectively.

NOTE 8.           REGULATORY CAPITAL

BUCS Federal is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the BUCS Federal's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BUCS Federal must meet specific capital guidelines that involve quantitative measures of BUCS Federal's assets, liabilities and

                                      -F18-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.           REGULATORY CAPITAL (CONTINUED)

certain off-balance-sheet items as calculated under regulatory accounting practices. BUCS Federal's capital accounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

BUCS Federal is required by the Office of Thrift Supervision regulations to meet certain minimum capital requirements. These capital requirements include a tangible capital requirement in an amount not less than 1.5% of adjusted total assets, a core capital requirement of not less than 3% of adjusted total assets, a core capital requirement of not less than 4% of risk-based assets, and a risk-based capital requirement in an amount not less than 8% of risk-based assets. Risk-based capital includes an interest rate component.

Due to BUCS Federal's recent formation as of March 1, 1998, it has not been categorized by the Office of Thrift Supervision under the regulatory framework for prompt corrective action. To be categorized as well capitalized, BUCS Federal must maintain minimum total risk-based, Tier 1 Risk-based and Tier 1 leverage ratios. There are no conditions or events that management believes would prevent BUCS Federal from being categorized as well capitalized.

Actual capital amounts and ratios are presented in the table below.

                                                                                       To be Well
                                                                                       Capitalized Under
                                                                    For Capital        Prompt Corrective
                                                   Actual         Adequacy Purposes    Action Provisions
                                           -------------------   -------------------   -------------------
                                             Amount      Ratio      Amount     Ratio     Amount      Ratio
                                             ------      -----      ------     -----     ------      -----
As of September 30, 2000 (unaudited)
 Total capital (to risk weighted assets)   $6,478,448    13.6%    $3,822,000    8.0%   $4,777,000    10.0%

Tier 1 Capital (to risk weighted assets)   $5,956,448    12.5%    $1,911,000    4.0%   $2,867,000     6.0%

Tier 1 Capital (to average assets)         $5,956,448     8.4%    $2,821,000    4.0%   $3,526,000     5.0%

As of December 31, 1999
 Total capital (to risk weighted assets)   $6,280,677    14.3%    $3,510,000    8.0%   $4,388,000    10.0%

Tier 1 Capital (to risk weighted assets)   $5,793,677    13.2%    $1,755,000    4.0%   $2,633,000     6.0%

Tier 1 Capital (to average assets)         $5,793,677     8.4%    $2,755,000    4.0%   $3,444,000     5.0%

As of December 31, 1998
 Total capital (to risk weighted assets)   $5,377,471    12.3%    $3,489,000    8.0%   $4,362,000    10.0%

Tier 1 Capital (to risk weighted assets)   $5,377,471    12.3%    $1,745,000    4.0%   $2,617,000     6.0%

Tier 1 Capital (to average assets)         $5,377,471     8.0%    $2,674,000    4.0%   $3,342,000     5.0%

                                      -F19-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.           REGULATORY CAPITAL (CONTINUED)

The following is a reconciliation of generally  accepted  accounting  principles
(GAAP) capital to regulatory capital at September 30, 2000 (unaudited):

                                GAAP       Tangible      Core     Risk-based
                               Capital     Capital      Capital    Capital
                             ----------  ----------   ----------  ----------


GAAP capital                 $5,778,456  $5,778,456   $5,778,456  $5,778,456
                             ==========
Accumulated losses
 (gains) on certain
 available for sale
 securities                                 178,000     178,000      178,000
Additional capital items
 General valuation
  allowance                                       -           -      522,000
                                         ----------   ----------  ----------
Regulatory capital-
 computed                                 5,956,456    5,956,456   6,478,456
Minimum capital
 requirement                             (1,056,000)  (2,821,000) (3,822,000)
                                         ----------   ----------  ----------
Regulatory capital-
 excess                                  $4,900,456   $3,135,456  $2,656,456
                                         ==========   ==========  ==========

The following is a reconciliation of generally  accepted  accounting  principles
(GAAP) capital to regulatory capital at December 31, 1999:

                                GAAP       Tangible      Core     Risk-based
                               Capital     Capital      Capital    Capital
                             ----------  ----------   ----------  ----------
GAAP capital                 $5,480,677  $5,480,677   $5,480,677  $5,480,677
                             ==========
Accumulated losses
 (gains) on certain
 available for sale
 securities                                 313,000      313,000     313,000
Additional capital items
 General valuation
  allowance                                       -            -     487,000
                                         ----------   ----------  ----------
Regulatory capital-
 computed                                 5,793,677    5,793,677   6,280,677
Minimum capital
 requirement                             (1,022,000)  (2,726,000) (3,508,000)
                                         ----------   ----------  ----------
Regulatory capital-
 excess                                  $4,771,677   $3,067,677  $2,772,677
                                         ==========   ==========  ==========

                                      -F20-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.           REGULATORY CAPITAL (CONTINUED)

The following is a reconciliation of generally  accepted  accounting  principles
(GAAP) capital to regulatory capital at December 31, 1998:

                                GAAP       Tangible      Core     Risk-based
                               Capital     Capital      Capital    Capital
                             ----------  ----------   ----------  ----------

GAAP capital                 $5,382,692  $5,382,692   $5,382,692  $5,382,692
                             ==========
Accumulated losses
 (gains) on certain
 available for sale
 securities                                  (5,221)     (5,221)      (5,221)
Additional capital items
 General valuation
  allowance                                    -            -           -
                                         ----------   ----------  ----------
Regulatory capital-
 computed                                 5,377,471    5,377,471   5,377,471
Minimum capital
 requirement                               (992,950)  (1,985,900) (2,444,045)
                                         ----------   ----------  ----------
Regulatory capital-
 excess                                  $4,384,521   $3,391,571  $2,933,426
                                         ==========   ==========  ==========


NOTE 9.           SIGNIFICANT ESTIMATES

Generally accepted accounting principles require disclosure of information about certain significant estimates which include the following:

         Interest rate risk

         The profitability of BUCS Federal is subject to interest rate risk. This risk is based on the gap between interest earned on mortgage loans and the rate of interest paid on deposits. A significant decrease in this gap could result in a decrease in earnings.

NOTE 10.  COMMITMENTS

BUCS Federal had outstanding loan commitments as follows:

                                          September 30,
                                          2000               December 31,
                                          (Unaudited)     1999         1998
                                          -----------  ----------   -----------
Financial instruments whose contract
amounts represent credit risk:
  Commitments to extend credit
    Mortgage loans                        $  125,000   $   48,000   $ 1,081,000
    Lines of credit
      Home equity                          4,365,000    4,863,000     8,557,000
      Unsecured                            5,060,000    4,773,000     4,712,000
      VISA                                         -            -     6,713,000
                                          ----------   ----------   -----------
                                          $9,550,000   $9,684,000   $21,063,000
                                          ==========   ==========   ===========

                                      -F21-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  COMMITMENTS (CONTINUED)

Total commitments to extend credit at September 30, 2000 and December 31, 1999 were all variable rate loan commitments. Total commitments to extend credit at December 31, 1998 included $20,248,000 in variable rate loan commitments and $815,000 in fixed rate loan commitments. Fixed rate loan commitments were at current market rates ranging from 6.75% to 8.25%

Variable rate loan commitments were at current market rates ranging from 7.25% to 17.9% for September 30, 2000 and December 31, 1999 and 1998.

NOTE 11.  RENT/RELATED PARTY TRANSACTIONS

BUCS Federal occupies administrative and banking facilities in Owings, Mills, Maryland. BUCS Federal does not make rental payments on these premises. However, BUCS Federal has an agreement with Care First (Blue Cross/Blue Shield of Maryland) through March 2002 to process and maintain a cash facility on premises. The estimated value of these service fees for rent expense approximates $120,000 per annum. Non-interest income and occupancy expense include recognition of this agreement.

BUCS Federal occupies a branch banking facility in Columbia, Maryland. BUCS Federal prepaid ten (10) years of rent totaling $327,218 for the period July 1, 1999 to June 30, 2009. BUCS Federal has the option to extend the lease for three
(3) five (5) year periods at a rent to be determined. Occupancy expense is charged $2,750 per month for rent and amortization of the $327,218.

NOTE 12.  ADVERTISING

It is the policy of BUCS Federal to direct expense all advertising and marketing costs. Advertising costs for the periods ended September 30, 2000, December 31, 1999 and 1998 approximated $138,300, $126,700 and $63,600, respectively.

NOTE 13.  FINANCIAL INSTRUMENTS

In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 107, the estimated fair value of BUCS Federal financial instruments at September 30, 2000, December 31, 1999 and 1998 are as follows:

                                      -F22-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.  FINANCIAL INSTRUMENTS (CONTINUED)

                                       September 30, 2000
                                       (Unaudited)                    December 31, 1999            December 31, 1998
                                    --------------------------    -------------------------   ---------------------------
                                                    Estimated                    Estimated                    Estimated
                                      Carrying        Fair          Carrying        Fair        Carrying        Fair
                                       Amount         Value          Amount        Value         Amount         Value
                                    -----------    -----------    -----------   -----------   -----------    ------------
Assets:
Cash and cash equivalents           $ 4,452,802    $ 4,452,802    $ 4,870,193   $ 4,870,193   $ 3,592,283    $ 3,592,283
Investment securities                16,747,757     16,733,828     16,974,043    16,947,243    15,418,874     15,385,274
Loans receivable                     46,962,526     46,962,526     43,934,713    43,934,713    45,636,375     45,636,375

Liabilities:
Deposit accounts                     47,816,577     47,816,577     43,332,634    43,332,634    55,416,437     55,416,437
Borrowed funds                       15,500,000     15,500,000     18,615,000    18,615,000     5,000,000      5,000,000

Off balance sheet instruments:
Commitments to extend credit                  -        125,000              -        48,000             -      1,081,000
Unused lines of credit                        -      9,425,000              -     9,636,000             -     19,982,000


The fair value of cash and cash equivalents is the carrying amount, which is a reasonable estimate of fair value.

Fair value of investment securities is determined using quoted market prices.

Fair value of loans receivable is estimated by discounting future cash flows, taking into consideration future loan losses, using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. For commitments to extend credit, the carrying amount is a reasonable estimate of fair value. Management estimates that the fair value of loans receivable is approximately the carrying amount as of December 31, 1999 and September 30, 2000.

The carrying amount of prepaid expenses and other assets approximates its fair value.

With respect to deposits, fair value of checking and savings deposits, money market accounts, certificates and IRA accounts is the amount payable on demand at the reporting date. Fair value of fixed maturity term accounts and individual retirement accounts is estimated using rates currently offered for accounts of similar remaining maturities. Management estimates that the fair value of deposits approximates the carrying amount as of December 31, 1999 and September 30, 2000.

The carrying amount of accounts payable and other liabilities approximates its fair value.

The carrying amount of borrowed funds from the Federal Home Loan Bank approximates its fair value.

                                      -F23-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.  FINANCIAL INSTRUMENTS (CONTINUED)

BUCS Federal is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of BUCS Federal's involvement in particular classes of financial instruments.

BUCS Federal's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. BUCS Federal's uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, BUCS Federal does not require collateral or other security to support financial instruments with credit risks.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BUCS Federal evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by BUCS Federal upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held generally consists of certificates of deposits, savings accounts and real estate.

NOTE 14.  RECENT ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133 (FAS 133), ACCOUNTING AND DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In July 1999, the FASB issued Statement No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT No. 133, which deferred the effective date of FAS 133 to no later than January 1, 2001 for BUCS Federal's financial statements. FAS 133 requires derivatives to be recorded on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets or liabilities or cash flows from forecasted transactions. In June 2000, the FASB issued

                                      -F24-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  RECENT ACCOUNTING STANDARDS (CONTNUED)

Statement No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, an amendment of FAS 133. BUCS Federal does not expect to implement FAS 133 before January 1, 2001 and has not completed the complex analysis required to determine the impact on the financial statements. However, BUCS Federal believes the implementation of the statement will not have a material impact on the consolidated financial position or consolidated results of operations.

NOTE 15.  RESTATEMENT OF FINANCIAL STATEMENTS

On March 1, 1998, BUCS Federal converted its charter to a federally chartered mutual savings institution from a federally chartered credit union, BUCS Federal Credit Union. The originally reported financial statements of BUCS Federal for 1998 were for the period the institution operated as a Thrift for the ten months from March 1, 1998 to December 31, 1998. The financial statements of BUCS Federal Credit Union for the two month period of January 1998 and February 1998 were not included in the financial statements of BUCS Federal.

The 1998 financial statements of BUCS Federal have been restated to include the BUCS Federal Credit Union operations to reflect the continuing operations of the institution and to provide a full twelve months of operations. There was no effect to the consolidated balance sheet of BUCS Federal as of December 31, 1998 as the balance sheet of BUCS Federal at time of conversion to a thrift on March 1, 1998 reflected the two months of operations of BUCS Federal Credit Union. The restatement to include BUCS Federal Credit Union operations for the two months of 1998 effected only the year 1998. In addition, no income tax effect was applicable as credit unions are exempt from income taxes.

The December 31, 1998 financial statements of BUCS Federal (thrift) were restated to reflect the January and February 1998 BUCS Federal Credit Union interest income, interest expenses, provision for loan losses and noninterest income and expense as summarized below:

                              As
                              originally
                              reported
                              March 1 to       January
                              December 31,     and February       1998
                                 1998             1998          Combined
                              ----------       ----------      ----------

Interest income                $3,890,263      $  739,208      $4,629,471
Interest expense                1,874,805         359,667       2,234,472
                               ----------      ----------      ----------
  Net interest income           2,015,458         379,541       2,394,999
Provision for loan losses         250,000          50,000         300,000
                               ----------      ----------      ----------
                                1,765,458         329,541       2,094,999
Noninterest income                424,365          98,747         523,112
                               ----------      ----------      ----------
                                2,189,823         428,288       2,618,111
Noninterest expense             1,933,341         348,979       2,282,320
                               ----------      ----------      ----------
Income before income
  taxes                        $  256,482      $   79,309      $  335,791
                               ==========      ==========      ==========

                                      -F25-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  PLAN OF CONVERSION

On September 25, 2000, the Board of Directors adopted a plan of conversion which provides for (1) the conversion of BUCS Federal from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the "Converted BUCS Federal" and (2) the concurrent formation of a holding company for the Converted BUS Federal, the "Holding Company".

BUCS Federal's plan of conversion provides for an initial issuance of shares of capital stock to be offered to eligible members, employees and officers of BUCS Federal at a price based on an appraisal by an independent firm. Any shares not purchased by eligible members may be sold at the discretion of BUCS Federal to the public.

Costs, including underwriting discounts, if any, to complete the conversion are expected to be deferred and deducted from the proceeds from the sale of capital stock. If the conversion does not take place all costs incurred will be charged to expense. Deferred costs aggregated $50,900 and $-0- at September 30, 2000 and December 31, 1999.

For the purpose of granting eligible members of BUCS Federal a priority in the event of future liquidation, BUCS Federal will, at the time of conversion, establish a liquidation account equal to its retained income as of the date of the latest consolidated statement of financial condition used in the final conversion offering circular. In the event of future liquidation of BUCS Federal (and only in such an event) an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a prorata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances for deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to capital stock.

As a condition to OTS approval of the conversion, the thrift holding company has agreed that it will not initiate any action within one year of completion of the conversion in the furthering of a payment of a special distribution or return of capital to stockholders of the thrift holding company.

The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

A savings institution that is a subsidiary of a savings and loan holding company, such as BUCS Federal, must file an application or a notice with the OTS at least 30 days before making a capital distribution. A savings institution must file an application for

                                      -F26-

                          BUCS FEDERAL AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PLAN OF CONVERSION (CONTINUED)

prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distributions would violate an agreement with the OTS or applicable regulation.

BUCS Federal will be required to file a capital distribution notice or application with the OTS before paying any dividend to BUCS Financial Corp. However, capital distributions by BUCS Financial Corp, as a savings and loan holding company, will not be subject to the OTS capital distributions rules.

The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statue, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

                                      -F27-

================================================================================    ================================================

You should rely only on the information  contained in this document. We have not authorized  anyone to  provide  you with  information  that is  different.  This document does not constitute an offer to sell, or the  solicitation  of an offer to buy, any of the securities  offered hereby to any person in any  jurisdiction in which  the offer or  solicitation  would be  unlawful.  The  affairs  of BUCS
Federal or BUCS  Financial  Corp may change  after the date of this  prospectus.
Delivery of this document and the sales of shares made  hereunder  does not mean               Up to 500,250 Shares
otherwise.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Summary....................................................................                     BUC$ Financial Corp
Risk Factors...............................................................
The Offering...............................................................
BUCS Federal ..............................................................              Holding Company for BUC$ Federal Bank
BUCS Financial Corp........................................................
Proposed Stock Purchases by Management.....................................
Use of Proceeds............................................................
Dividend Policy............................................................
Market for the Stock.......................................................
Capitalization.............................................................
Pro Forma Data.............................................................                         ---------------
Historical and Pro Forma Capital Compliance................................
Selected Financial and Other Data..........................................                            PROSPECTUS
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.............................                         ---------------
Business of BUCS Financial Corp............................................
Business of BUCS Federal ..................................................
Regulation.................................................................
Taxation...................................................................
Management.................................................................
The Conversion.............................................................                      Trident Securities, Inc.
Restrictions on Acquisition of BUCS Financial Corp.........................
Description of Capital Stock...............................................
Legal and Tax Opinions.....................................................
Experts....................................................................
Registration Requirements..................................................
Where You Can Find Additional Information..................................                          ^January __, 2001
Index to Consolidated Financial Statements.................................

Until the  later of  ____________,  2001 or 90 days  after  commencement  of the
offering, all dealers effecting transactions in these securities, whether or not         THESE SECURITIES ARE NOT DEPOSITS OR
participating in this offering, may be required to deliver a prospectus. This is         SAVINGS ACCOUNTS AND ARE NOT FEDERALLY
in addition to the dealers'  obligation  to deliver a prospectus  when acting as         INSURED OR GUARANTEED.
underwriters and with respect to their unsold allotments or subscriptions.

================================================================================    ================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 27.          Exhibits:

                  The exhibits filed as part of this Registration  Statement are as follows:
                   1       Form of Sales Agency Agreement with Trident Securities, Inc.*
                   2       Plan of Conversion of BUCS Federal*
                   3(i)    Articles of Incorporation of BUCS Financial Corp*
                   3(ii)   Bylaws of BUCS Financial Corp*
                   4       Specimen Stock Certificate BUCS Financial Corp*
                   5.1     Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
                   5.2     Opinion of FinPro, Inc. as to the value of subscription rights*
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC*
                   8.2     State Tax Opinion of Malizia Spidi & Fisch, PC*
                  10.1     Form of Employment Agreement between the Bank and Herbert J. Moltzan *
                  23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits
                           5.1, 8.1 and 8.2)
                  23.2     Consent of Jameson & Associates, P.A.*
                  23.3     Consent of FinPro, Inc.*
                  24       Power of Attorney (reference is made to the signature page)
                  27       Financial Data Schedule**
                  99.1     Stock Order Form*
                  99.2     Marketing Materials*
                  99.3     Conversion Valuation Appraisal Report prepared by FinPro, Inc.***

---------------------------------------------
                  *        Previously filed
                  **       Electronic filing only
                  ***      The statistical information included in the appraisal
                           report has been filed supplementally in accordance with Rule 202 of Regulation S-T

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Owings Mills, Maryland, on January 4, 2001.

                             BUCS FINANCIAL CORP


                             By: /s/ Herbert J. Moltzan
                                 -----------------------------------------------
                                 Herbert J. Moltzan
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of January 4, 2001.

/s/Allen Maier*                                       /s/Joseph Pescrille*
------------------------------------------------      --------------------------------------------
Allen Maier                                           Joseph Pescrille
Chairman and Director                                 Vice Chairman and Director


/s/Brian Bowers*                                      /s/M. Robin Copeland*
------------------------------------------------      --------------------------------------------
Brian Bowers                                          M. Robin Copeland
Treasurer and Director                                Secretary and Director
(Principal Accounting and Financial Officer)


/s/Thomas Markel*
------------------------------------------------      --------------------------------------------
Thomas Markel                                         A. Virginia Wampler
Director                                              Director


/s/Harry Fox*                                         /s/Peg Ohrt*
------------------------------------------------      --------------------------------------------
Harry Fox                                             Peg Ohrt
Director                                              Director


/s/Dale Summers*                                      /s/Herbert J. Moltzan
------------------------------------------------      --------------------------------------------
Dale Summers                                          Herbert J. Moltzan
Director                                              President, Chief Executive Officer and
                                                      Director (Principal Executive Officer)

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*Signed pursuant to a Power of Attorney.